UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant	Filed by a Party other than the Registrant

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Soliciting Material Pursuant to §240.14a-12

Cushman & Wakefield plc

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MESSAGE FROM

THE CEO

JOHN FORRESTER I APRIL 6, 2023

225 West Wacker Drive

Suite 3000

Chicago, Illinois 60606

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Cushman & Wakefield plc, I am pleased to share with you the enclosed materials relating to our annual general meeting of shareholders for 2023, which is being held on May 11, 2023 at our offices at 1290 Avenue of the Americas, 7th Floor, New York, New York 10104 at 9:00 a.m. (Eastern Time). The notice of meeting and proxy statement that follow describe the business that we will consider at the meeting.

We hope that you will be able to attend the meeting. However, regardless of whether you plan to attend the meeting, your vote is very important. We are pleased to offer multiple options for voting your ordinary shares. You may vote by telephone, via the internet or by mail, as described in the accompanying proxy statement.

Thank you for your support of Cushman & Wakefield plc.

Sincerely yours, JOHN FORRESTER Chief Executive Officer

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	1

MAY 11, 2023

9:00 a.m. (Eastern Time)
1290 Avenue of the Americas
7th Floor, Central Park Conference Room
New York, New York 10104

AGENDA:

1.   Election of the three Class II Board nominated directors named in the Proxy Statement: Brett White, Jodie McLean and Billie Williamson.

2.   Ratification of KPMG LLP as our independent registered public accounting firm.

3.   Appointment of KPMG LLP as our U.K. Statutory Auditor.

4.   Authorization of the Audit Committee to determine the compensation of our U.K. Statutory Auditor.

5.   Non-binding, advisory vote on the compensation of our Named Executive Officers as disclosed in the Proxy Statement (“Say-on-Pay”).

6.   Non-binding, advisory vote on our director compensation report.

7.   Approval of our amended director compensation policy.

8.   Authorization of the Board to allot new shares in the Company and to grant rights to subscribe for, or to convert any security into, ordinary shares of the Company.

9.   Authorization of the Board to disapply pre-emption rights when the Board allots ordinary shares of the Company for cash (special resolution).

By Order of the Board of Directors

BRETT WHITE

Executive Chairman

April 6, 2023

NOTICE

OF 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Only shareholders of record as of March 24, 2023 (the “Record Date”) will be entitled to attend and vote at the 2023 annual general meeting of shareholders (the “Annual Meeting”) and any adjournments or postponements thereof.

Regardless of whether you plan to attend the Annual Meeting in person, we encourage you to vote your ordinary shares by proxy by completing and returning your proxy card; submitting your votes via the internet by going to www.investorvote.com/CWK and following the instructions provided; by telephone, using the number shown on the notice or proxy card; or in person during the Annual Meeting. Any shareholder attending the Annual Meeting may vote in person even if that shareholder previously returned a proxy. You will need to bring a picture ID and proof of ownership of Cushman & Wakefield plc ordinary shares as of the Record Date to enter the Annual Meeting. If your ordinary shares are held in the name of your broker, bank or other nominee and you want to vote in person at the Annual Meeting, then you will need to obtain a legal proxy from the institution that holds your ordinary shares indicating that you were the beneficial owner of our ordinary shares on the Record Date.

This Proxy Statement and accompanying proxy card are first being mailed to shareholders on or about April 6, 2023.

References in this Proxy Statement to “Cushman,” the “Company,” the “Group,” “we,” “us” or “our” refer to Cushman & Wakefield plc and include all of its consolidated subsidiaries, unless otherwise indicated or the context requires otherwise. References to the “Board” refer to our Board of Directors. Copies of our U.S. Annual Report for the year ended December 31, 2022, including financial statements, and our U.K. Annual Report and Statutory Accounts for the year ended December 31, 2022, are being mailed simultaneously with this Proxy Statement to each shareholder and will also be available at http://ir.cushmanwakefield.com.

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	3

PROXY SUMMARY INFORMATION

To assist you in reviewing the proposals to be voted upon at the Annual Meeting, we have summarized important information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should carefully read the entire Proxy Statement and Annual Report before voting.

Voting

Shareholders of record as of March 24, 2023 may cast their votes in any of the following ways:

INTERNET
Visit www.investorvote.com/CWK. You will need the multi-digit number included in your proxy card or voter instruction form.

PHONE
Call +1 800-652-8683 or the number on your voter instruction form. You will need the multi-digit number included in your proxy card, voter instruction form.

MAIL
Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.

IN PERSON
If you plan to attend the meeting, you will need to bring a picture ID and proof of ownership of Cushman & Wakefield plc shares as of the Record Date. If your ordinary shares are held in the name of your broker, bank or other nominee and you want to vote in person, then you will need to obtain a legal proxy from the institution that holds your ordinary shares indicating that you were the beneficial owner of our ordinary shares on March 24, 2023.

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	4

Voting Matters and Board Recommendations

Proposal	Board Vote Recommendations
Election of directors (page 9)	FOR each Director Nominee
Ratification of KPMG LLP as independent registered public accounting firm (page 24)	FOR
Appointment of KPMG LLP as U.K. Statutory Auditor (page 27)	FOR
Authorization of the Audit Committee to determine the compensation of the U.K. Statutory Auditor (page 28)	FOR
Non-binding, advisory vote on the compensation of Named Executive Officers as disclosed in the Proxy Statement (“Say-on-Pay”) (page 29)	FOR
Non-binding, advisory vote on the director compensation report (page 61)	FOR
Vote to approve our amended director compensation policy (page 62)	FOR
Vote to authorize the Board to allot new shares in the Company and to grant rights to subscribe for, or to convert any security into, shares in the Company (page 64)	FOR
Special resolution to authorize the Board to disapply pre-emption rights when the Board allots shares in the Company for cash (page 66)	FOR

Summary of Board Nominees

The following table provides summary information about each of the director nominees who is being voted on by shareholders at the Annual Meeting.

Name	Age	Director Since	Principal/Most Recent Occupation	Committees	Other Public Company Boards
BRETT WHITE	63	2015	Executive Chairman of Cushman & Wakefield plc; and CEO of Discovery Land Company	None	None
JODIE MCLEAN*	54	2018	Chief Executive Officer of EDENS	Compensation, and Nominating and Corporate Governance	None
BILLIE WILLIAMSON*	70	2018	Former Senior Assurance Partner at Ernst & Young	Audit	Two

*	Independent Director

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	5

Executive Compensation Highlights

Our Philosophy

Our compensation philosophy is to provide an attractive, flexible and effective compensation package to our executive officers that is tied to our corporate performance and aligned with the interests of our shareholders. Our executive compensation program is designed to help us recruit, motivate and retain the caliber of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders.

One of our growth strategies is to recruit, hire and retain top talent. Our employees produce superior client results and position us to win additional business across our platform. We believe our people are the key to our business, and we have instilled an atmosphere of collective success. Our compensation policies and practices also allow us to communicate our goals and standards of conduct and performance and to motivate and reward employees for their achievements. In addition to aligning executive compensation strongly with shareholder interests, the same principles governing the compensation of our executive officers also apply to the compensation of all our employees, which include:

•	Retain and hire the best leaders.
•	Pay for performance.
•	Reward long-term growth and profitability.
•	Tie compensation to business performance.
•	Ensure accountability to our company values and behaviors.
•	Limited personal benefits.

Last Year’s Say-on-Pay Vote

At our 2022 annual general meeting of shareholders, shareholders showed strong support for our 2021 executive compensation program, with 95.6% of the votes cast in favor of approving, on an advisory basis, the compensation of our Named Executive Officers (as defined below). The Compensation Committee considered this result, and given the high level of support, did not make any significant changes to our executive compensation program specifically as a result of this “say-on-pay” vote. For 2023, the Compensation Committee kept the design of our executive compensation program intact while adjusting the incentive metrics to reflect Company and shareholder priorities.

2022 Business Highlights

Cushman & Wakefield plc (together with its subsidiaries, “Cushman & Wakefield,” the “Company,” the “Group,” “we,” “ours” or “us”) is a leading global commercial real estate services firm that makes a meaningful impact for our people, clients, communities and world. Led by an experienced executive team and driven by approximately 52,000 employees in over 400 offices and approximately 60 countries, we deliver exceptional value for real estate occupiers and owners, managing over 5.1 billion square feet of commercial real estate space globally and offering a broad suite of services through our integrated and scalable platform. Our business is focused on meeting the increasing demands of our clients through a comprehensive offering of services including (i) Property, facilities and project management, (ii) Leasing, (iii) Capital markets and (iv) Valuation and other services. In 2022, 2021 and 2020, we generated revenues of $10.1 billion, $9.4 billion and $7.8 billion, respectively, and service line fee revenue of $7.2 billion, $6.9 billion and $5.5 billion, respectively.

Since 2014, we have built our company organically and through various mergers and acquisitions, giving us the scale and global footprint to effectively serve our clients’ multinational businesses. The result is a global real estate services firm with the iconic, more than 100-year-old, Cushman & Wakefield brand.

Our recent history has been a period of rapid growth and transformation for our company. Our experienced management team has been focused on integrating companies, driving operating efficiencies, realizing cost savings, attracting and retaining top talent and improving financial performance. Today, Cushman & Wakefield is one of the top three real estate services providers as measured by revenue and workforce. We have gained third-party recognition as a provider and employer of choice, having consistently been named in the top three in our industry’s leading brand study, the Lipsey Company’s Top 25 Commercial Real Estate Brands, and the world’s best commercial real estate advisor and consultant by Euromoney.

For more complete information regarding our year 2022 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2022.

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	6

TABLE OF CONTENTS

PROXY SUMMARY INFORMATION	04
Voting	04
Voting Matters and Board Recommendations	05
Summary of Board Nominees	05
Executive Compensation Highlights	06
2022 Business Highlights	06
Special Note Regarding Forward Looking Statements	08
PROPOSAL 1 – Election of Directors	09
Director Nomination Criteria: Qualifications, Skills and Experience	09
2023 Director Nominees	10
CORPORATE GOVERNANCE	12
Board Diversity	12
Shareholder Recommendations of Director Candidates	12
Director Independence	13
Independent Director Meetings	13
Board Composition	13
Board Leadership Structure	14
Succession Planning	15
Compensation Committee Interlocks and Insider Participation	15
Board of Directors’ Role in Risk Oversight	15
Codes of Business Conduct	16
Board Meetings and Committees	16
Our Commitment to ESG Excellence	18
Human Capital Resources and Management	20
Stock Ownership Policy	22
Policies on Hedging, Pledging and Insider Trading	22
Tax Considerations	22
Communications with the Board	23
Submission of Shareholder Proposals and Board Nominees	23
PROPOSAL 2 – Ratification of Independent Registered Public Accounting Firm	24
AUDIT AND OTHER FEES	25
Pre-Approval Policies and Procedures	25
Audit Committee Report	25
PROPOSAL 3 – Appointment of U.K. Statutory Auditor	27
PROPOSAL 4 – Audit Committee Authorization to Determine Compensation of U.k. Statutory Auditor	28
PROPOSAL 5 – Advisory Vote on Compensation of Named Executive Officers	29
COMPENSATION DISCUSSION AND ANALYSIS	31
2022 Management Changes	31
Review of Compensation Practices	31
Compensation Philosophy and Objectives	32
Compensation Mix	32
Compensation-Setting Process	32
Compensation-Related Risk Assessment	34
Compensation Elements	34
Report of the Compensation Committee	40
Executive Compensation Tables	41
Employment Arrangements	45
Potential Payments Upon Termination or Change in Control	49
Director Compensation Program	50
CEO Pay Ratio	52
Pay Versus Performance	52
DIRECTORS AND EXECUTIVE OFFICERS	56
Directors	56
Executive Officers	59
PROPOSAL 6 – Advisory Vote on Director Compensation Report	61
PROPOSAL 7 – Approval of the Amended Director Compensation Policy	62
PROPOSAL 8 – Authorization of the Board to Allot New Shares in the Company and to Grant Rights to Subscribe for, or to Convert any Security into, Shares in the Company	64
PROPOSAL 9 – Special Resolution to Authorize the Board to Disapply Pre-Emption Rights when the Board Allots Shares in the Company for cash	66
SECURITY OWNERSHIP	68
EQUITY COMPENSATION PLAN INFORMATION	70
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS	71
GENERAL INFORMATION ABOUT THE ANNUAL MEETING	72
ANNEX A: RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES	A-1
ANNEX B: DIRECTOR REMUNERATION REPORT	B-1

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	7

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Special Note Regarding Forward Looking Statements

This Proxy Statement contains forward-looking statements. All statements contained in this Proxy Statement other than statements of historical fact, including statements relating to trends in or expectations relating to the expected effects of our initiatives, strategies, and plans, as well as trends in or expectations regarding our financial results and long-term growth model and drivers, and regarding our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “can,” “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “expect,” “seek,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2022. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this Proxy Statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We assume no obligation to update any of these forward-looking statements after the date of this Proxy Statement.

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	8

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PROPOSAL 1

ELECTION OF DIRECTORS

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the three Class II directors identified in this Proxy Statement for election at the Annual Meeting to hold office until the annual general meeting of shareholders to be held in 2026 and the election of their successors. All of the directors were nominated to serve on the Board based on:

•	outstanding achievement in their professional careers,
•	broad experience,
•	personal and professional integrity,
•	their ability to make independent, analytical inquiries,
•	financial literacy,
•	mature judgment,
•	high-performance standards,
•	familiarity with our business and industry, and
•	an ability to work collegially.

We also believe that all of our director nominees have a reputation for honesty and adherence to high ethical standards. Each agreed to be named in this Proxy Statement and to serve if elected.

Director Nomination Criteria: Qualifications, Skills and Experience

The criteria for selecting director candidates is set out in the Corporate Governance Guidelines and in the charter of the Nominating and Corporate Governance Committee. Both of these documents are available at https://ir.cushmanwakefield.com/governance/governance-documents. In evaluating candidates, the Board seeks individuals of high integrity and good judgment who have a record of accomplishment in their chosen fields, and who display the independence of mind and strength of character to effectively represent the best interests of all shareholders and provide practical insights and diverse perspectives. In connection with its annual recommendation of director nominees, the Nominating and Corporate Governance Committee assesses the contributions of incumbent directors eligible for nomination for a further term.

The Nominating and Corporate Governance Committee is responsible for identifying and screening candidates, for developing and recommending to the Board criteria for nominees, for evaluating candidates recommended or nominated by shareholders, for recommending to the Board all nominees for election to the Board at the annual general meeting of shareholders, and for recommending any other action with respect to candidates nominated by shareholders. The Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee authorize the Nominating and Corporate Governance Committee to determine the qualifications, qualities, skills and other expertise required to be a director but also sets out the following minimum qualification requirements:

•	integrity,
•	strength of character,
•	judgment,
•	business experience,
•	specific areas of expertise,
•	ability to devote sufficient time to attendance at and preparation for Board meetings,
•	factors relating to composition of the Board (including size and structure), and
•	principles of diversity.

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Although the Board does not have a specific diversity policy, the Board and Nominating and Corporate Governance Committee actively seek and believe the Board significantly benefits from a diversity of backgrounds on the Board, including diversity with respect to gender, race, ethnic and national background, geography, age and sexual orientation.

The Board has not introduced term or age limits. While term limits could help ensure that fresh ideas and viewpoints are available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increased insight into the Company and its operations and, therefore, provide significant contributions to the Board as a whole.

The Nominating and Corporate Governance Committee may consider candidates for the Board from any reasonable source, including from a search firm engaged by the Nominating and Corporate Governance Committee or shareholder recommendations.

Although we do not have a formal policy with regard to the consideration of any director nominees recommended by shareholders, a shareholder or group of shareholders may recommend potential candidates for consideration. We do not have such a policy because the Nominating and Corporate Governance Committee believes that it can adequately evaluate any such nominees on a case-by-case basis.

Shareholders seeking to request that an individual be nominated as a director must generally deliver any such request and accompanying information in writing to the Corporate Secretary at 225 West Wacker Drive, Suite 3000, Chicago, Illinois 60606 not earlier than the close of business on the one hundred and twentieth (120) calendar day nor later than the close of business on the ninetieth (90) calendar day prior to the date of the first anniversary of the preceding year’s annual general meeting. The request must include all information relating to such director nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to be named in the proxy statement as nominee and to serve as a director if elected. In addition, the request must include, among other things:

•	the nominating shareholder’s or shareholders’ name(s) and address(es) as they appear on the Company’s books;
•	the class and number of shares beneficially owned by the nominating shareholder(s);
•	any other information relating to such shareholder(s) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Regulation 14A under the Exchange Act; and
•	to the extent known by the shareholder(s) giving notice, the name and address of any other shareholder(s) supporting the election of the director candidate.

2023 Director Nominees

BRETT WHITE
QUALIFICATIONS, ATTRIBUTES AND SKILLS: The Board believes that Mr. White’s extensive experience, global leadership and knowledge of commercial real estate qualify him to serve on the Board.
Age: 63 Director Since: 2015 Committees: None Class II Director	Mr. White is the current Executive Chairman of Cushman & Wakefield, a role he has held since 2015. From 2015 until December 31, 2021, Mr. White served as both Chief Executive Officer and Executive Chairman of the firm. Prior to joining Cushman & Wakefield, Mr. White had a 28-year career with CBRE, serving as Chief Executive Officer from 2005 to 2012 and President from 2001 to 2005. He was also a member of CBRE’s board of directors from 1998 to 2013. Mr. White currently serves as the Chief Executive Officer of Discovery Land Company, a luxury residential community developer, a position he has held since January 1, 2022. Mr. White also serves on the board of directors of Discovery Land Company. Previously, Mr. White served as a trustee of the University of San Francisco and as a member of the board of directors for Edison International, Southern California Edison, Realogy Holdings Corporation and Mossimo, Inc. Mr. White holds a B.A. in Biology from the University of California, Santa Barbara.

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JODIE MCLEAN
QUALIFICATIONS, ATTRIBUTES AND SKILLS: The Board believes that Ms. McLean’s 25 years of real estate, investment and management expertise qualify her to serve on the Board.
Age: 54 Director Since: 2018 Committees: Compensation, Nominating and Corporate Governance Class II Director	Ms. McLean was appointed to the Board in 2018. Ms. McLean has served as the Chief Executive Officer of EDENS, a retail real estate owner, operator and developer, since 2015. Prior to that she served as President and Chief Investment Officer of EDENS from 2002. Ms. McLean also serves on the board of directors of Wofford College and The Richmond Federal Reserve Bank. She previously served on the board of directors of Extended Stay America, Inc. (NASDAQ: STAY) from 2017 to 2021. She holds a B.S. from the University of South Carolina and a degree from South Carolina Honors College.

BILLIE WILLIAMSON

QUALIFICATIONS, ATTRIBUTES AND SKILLS:

The Board believes that Ms. Williamson’s significant expertise and leadership in finance, accounting and public company governance qualify her to serve on the Board.

Age: 70 Director Since: 2018 Committees: Audit Class II Director	Ms. Williamson was appointed to the Board in 2018. Ms. Williamson served in various roles at Ernst & Young L.L.P., most recently in the role of Senior Assurance Partner, from 1974 to 1993 and 1998 to 2011. She was Senior Vice President, Finance and Corporate Controller at Marriott International, Inc. from 1996 to 1998, and Chief Financial Officer at AMX Corporation, from 1993 to 1996. Ms. Williamson currently serves on the board of directors of Pentair plc (NYSE: PNR) and Cricut, Inc. (NASDAQ: CRCT), and she previously served on the board of directors of Kraton Corporation, XL Group Ltd., CSRA Inc., Janus Capital Group, Annie’s Inc., and Exelis, Inc., among others. She holds a B.B.A. from Southern Methodist University.

Required Vote

A nominee must receive more votes “FOR” than “AGAINST” her or his re-election in order to be re-elected. Shareholders may vote “FOR” or “AGAINST” all three or any of the nominees or may elect to “ABSTAIN” their vote for all three or any of the nominees. Votes to “ABSTAIN” with respect to a nominee and broker non-votes are not considered votes cast, and so will not affect the outcome of the nominee’s election.

Recommendation

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE NOMINEES.

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CORPORATE GOVERNANCE

Corporate Governance	Compensation Accountability	Shareholder Rights

•  10 directors, 8 of whom are independent

•  Independent lead director

•  Regular executive sessions of independent directors

•  All Board committees consist entirely of independent directors

•  Robust Global Code of Business Conduct and other governance policies

•  Share ownership requirements for non-employee directors and executive officers

•  Policy restricting trading, and prohibiting hedging and short- selling, of our shares

•  Compensation clawback policy for executive officers

•  No gross-up for tax liabilities

• Shareholder rights to call special meetings • Majority voting requirement for directors in uncontested elections • Annual advisory Say-on-Pay vote

Board Diversity

The following charts summarize the racial and ethnic and gender diversity, independence, tenure and age of our current directors.

Shareholder Recommendations of Director Candidates

If you are a shareholder who would like to recommend a candidate for our Nominating and Corporate Governance Committee to consider for possible inclusion in our 2024 proxy statement, you must send notice to our Corporate Secretary at 225 West Wacker Drive, Suite 3000, Chicago, Illinois 60606, by registered, certified or express mail, and provide a brief biography of the recommended candidate, a document indicating the recommended candidate’s willingness to serve if elected, and evidence of your share ownership. The Nominating and Corporate Governance Committee or its chair will then consider the recommended director candidate in accordance with the criteria for director selection described under “Proposal 1 Election of Directors—Director Nomination Criteria: Qualifications, Skills and Experience” on page 9.

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Director Independence

Since our initial public offering in August 2018, our ordinary shares have been listed on the New York Stock Exchange (“NYSE”). Subject to certain exceptions, the NYSE rules require that (i) independent directors comprise a majority of a listed company’s board of directors and (ii) each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Members of the compensation committee and the audit committee of a listed company must also satisfy certain enhanced independence requirements under the NYSE rules and the Exchange Act, including Rule 10A-3.

The Board has undertaken a review of its composition, the composition of its committees and the independence of each director. For a director to be considered independent under the NYSE rules, the Board must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer or an organization that has a relationship with the Company). Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board has determined that eight out of ten of our current directors are independent under NYSE rules. The independent directors are Angelique Brunner, Jonathan Coslet, Timothy Dattels, Jodie McLean, Anthony Miller, Lincoln Pan, Angela Sun and Billie Williamson. The Board also determined in 2022 that Richard McGinn, who served as a member of the Board and Audit and Compensation Committees until his retirement in August 2022, was independent under the NYSE rules. In addition, the Board has determined that Ms. Brunner, Ms. Sun and Ms. Williamson, who comprise our Audit Committee, and Mr. Dattels, Ms. McLean and Mr. Pan, who comprise our Compensation Committee, satisfy the heightened independence standards for those committees under the applicable rules of the NYSE and the Exchange Act.

Independent Director Meetings

Our independent directors regularly meet in executive session without management or management directors present. Our Lead Director presides at such meetings.

Board Composition

Our business and affairs are managed under the direction of the Board, which is currently comprised of ten directors. John Forrester joined the Board on January 1, 2022 in connection with his appointment as our Chief Executive Officer, and Richard McGinn resigned from the Board on August 4, 2022. Our Articles of Association provide that the Board will have a minimum of five and maximum of eleven directors. The Board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual general meeting of shareholders. Mr. White, Ms. McLean and Ms. Williamson serve as Class II directors with a term expiring at the Annual Meeting. Mr. Forrester, Mr. Dattels, Mr. Pan and Ms. Sun serve as Class III directors with a term expiring at our annual general meeting in 2024. Ms. Brunner, Mr. Coslet and Mr. Miller serve as Class I directors with a term expiring at our annual general meeting in 2025. Upon the expiration of the term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by a determination the directors then in office.

In connection with the closing of our initial public offering in 2018, we entered into a Shareholders’ Agreement (the “Shareholders’ Agreement”) with TPG Global, LLC. (together with its affiliates, “TPG”) and PAG Asia Capital (together with its affiliates, “PAG,” and collectively with TPG, the “Principal Shareholders”), and Ontario Teachers’ Pension Plan Board (“OTPP,” and collectively with the Principal Shareholders, the “Founding Shareholders”). The Shareholders’ Agreement provides that the Founding Shareholders have certain nomination rights to designate candidates for nomination to the Board. Subject to any restrictions under applicable law or the NYSE rules, each of TPG and PAG also has the ability to appoint one director to each Board committee, and OTPP has the ability to appoint a director to the Nominating and Corporate Governance Committee.

As set forth in the Shareholders’ Agreement, for so long as each of TPG and PAG own at least 7.5% of our total ordinary shares outstanding as of the closing of our initial public offering, TPG and PAG will each be entitled to designate for nomination two of the seats on the Board. Thereafter, each of TPG and PAG will be entitled to designate for nomination one director so long as they each own at least 2.5% of our total ordinary shares outstanding as of the closing of our initial public offering.

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Further, the Shareholders’ Agreement provides that for so long as OTPP owns at least 2.5% of our total ordinary shares outstanding as of the closing of our initial public offering, it will be entitled to designate for nomination one director on the Board. However, in June 2021, OTPP’s then-current nominee resigned from the Board. OTPP advised the Company at that time that it would not nominate a replacement and that it waived further exercise of its director nomination and Board committee appointment rights under the Shareholders’ Agreement.

We are required, to the extent permitted by applicable law, to take all necessary action (as defined in the Shareholders’ Agreement) to cause the Board and each Board committee to include certain persons designated by the Principal Shareholders in the slate of director nominees recommended by the Board for election by the shareholders and solicit proxies and consents in favor of such director nominees. Subject to the terms of the Shareholders’ Agreement, each Principal Shareholder agrees to vote its shares in favor of the election of the director nominees designated by each of the Principal Shareholders.

Pursuant to the Shareholders’ Agreement, Mr. Coslet and Mr. Dattels were designated by TPG as director nominees in 2018, and Mr. Pan and Mr. Miller were designated by PAG as director nominees in 2017 and 2021, respectively. None of these directors is standing for re-election at the Annual Meeting.

Board Leadership Structure

The following section describes the Board leadership structure, the reasons the Board considers that this structure is appropriate at this time, the roles of various positions and related key governance practices. The Board believes that the mix of experienced independent and non-independent directors that currently makes up the Board, the Board committee composition and the separation of the roles of Chairman and Chief Executive Officer benefit the Company and its shareholders.

Independence

The Board has an effective mix of independent directors and non-independent directors. The Board includes eight independent directors, including four representatives from our Principal Shareholders, and two management directors, Mr. Forrester and Mr. White.

Separate Chairman and Chief Executive Officer

With respect to the roles of Chairman and Chief Executive Officer, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. The roles of Chairman and Chief Executive Officer currently are separated. The Board believes that this structure clarifies the individual roles and responsibilities of Chief Executive Officer and Chairman, streamlines decision-making, and enhances accountability.

The Board believes that, at this time, separating the roles of Chairman and Chief Executive Officer is the most effective leadership structure because it allows Mr. Forrester to focus on the management of the Company, day-to-day operations and engaging with external stakeholders.

Our Executive Chairman, Mr. White, focuses his attention on the broad strategic issues considered by the Board leveraging his strong public company background to provide strategic guidance and effective oversight of management, engaging with the Chief Executive Officer between Board meetings and providing overall guidance to our Chief Executive Officer. As our former Chief Executive Officer, Mr. White has valuable experience on the issues, challenges and opportunities we face, positioning him well to develop agendas and ensure that the Board’s time and attention are focused on the most critical matters.

Mr. White serves as the Executive Chairman of the Board and remains an employee of the Company. Due to his employment with the Company, Mr. White has not been deemed an independent director. When the Chairman of the Board is not an independent director, our Corporate Governance Guidelines provide that our independent directors shall elect from among themselves a Lead Director. Mr. Dattels currently serves as our Lead Director and is responsible for serving as liaison between the Executive Chairman and the independent directors, reviewing and providing input on meeting agendas and schedules for the Board, and presiding at executive sessions of the independent directors and any other Board meetings at which the Executive Chairman is not present, among other responsibilities.

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Self-Evaluation

The Nominating and Corporate Governance Committee annually leads the process of evaluating the performance of the Board as a whole. The chair of the Nominating and Corporate Governance Committee reports the Nominating and Corporate Governance Committee’s conclusions to the Board and makes recommendations to the Chairman regarding changes that the committee deems appropriate for consideration by the Board. The Nominating and Corporate Governance Committee also annually oversees the evaluation of the performance of each committee of the Board. As part of this process, each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee annually evaluate its performance as a committee. The chair of each committee reports that committee’s conclusions to the Board and may make recommendations for improvement to the Board.

Succession Planning

Succession planning and talent development are important at all levels within the Company. The Board is responsible for the oversight of the Company’s succession planning for our Chief Executive Officer and other executive officers, including identifying the skills, experience and attributes of being an effective leader in light of the Company’s business strategies, opportunities and challenges. This process is designed to prepare the Company for both expected successions, such as those arising from anticipated retirements, as well as those occurring when executives leave unexpectedly, or due to death, disability or other unforeseen events. The Board and the Compensation Committee review, at least annually, leadership development initiatives and short- and long-term succession plans for the Chief Executive Officer and our other executive officers, all in the context of the Company’s overall business strategy and with a focus on risk management. The Board may also from time to time retain outside advisors to assist it in assessing the Company’s senior leadership and identifying developmental needs. In addition, the Chief Executive Officer may provide regular assessments to the Board of senior leaders and their potential to succeed at key senior management positions. As part of this process, potential leaders interact with Board members through formal presentations and during informal events to get exposure to the Board for purposes of leadership development.

Compensation Committee Interlocks and Insider Participation

During 2022, the members of the Compensation Committee were Mr. Dattels, Ms. McLean, Mr. Pan and Mr. McGinn. None of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries, (b) was a former officer of the Company or any of its subsidiaries, or (c) had any related party relationships requiring disclosure under Item 404 of Regulation S-K. During 2022, no executive officer of the Company served as a member of the board of directors or on the compensation committee of any other company, one of whose executive officers or directors serve or served as a member of the Board or our Compensation Committee.

Board of Directors’ Role in Risk Oversight

The Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of the Company’s risk profile and also its determination of what constitutes an appropriate level of risk.

While our full Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees. Our Audit Committee monitors our major financial risk exposures, cybersecurity risks, and legal and compliance risks, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to the Company. Our Compensation Committee oversees the design and implementation of

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our compensation and benefits programs and policies and monitors the incentives created by these programs and policies to determine whether they encourage excessive risk-taking. Our Compensation Committee also assesses the relationship between risk management policies and practices and compensation, and evaluates compensation policies and practices that could mitigate any such risk. Our Nominating and Corporate Governance Committee oversees our major corporate governance risks.

The Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. In connection with its reviews of the operations of our business, our full Board addresses the primary risks associated with our business, such as strategic direction and objectives. The Executive Chairman ensures that there is sufficient time on the Board agenda for risk management. We are committed to ensuring the Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes. At periodic meetings of the Board and its committees, management reports to and seeks guidance from the Board and its committees with respect to what we believe are the most significant risks that could affect our business.

Board Oversight of ESG Matters

In 2022, all Board committees shared responsibility for environmental, social and governance (“ESG”) decision-making and the oversight of management’s implementation of ESG initiatives. As a part of their general responsibility for overseeing Cushman & Wakefield’s corporate strategy and approach to enterprise risk management, the Board and its committees regularly engaged with, and heard from, senior management on various ESG-related issues and considered the potential impact of such issues on the long-term sustainability of the Company. Recent discussions focused on topics such as emissions targets, ethics and compliance, supplier diversity, CEO and senior leadership succession, and diversity and inclusion. In February 2023, we amended certain of our committee charters to delegate certain ESG oversight responsibility to specific committees. Going forward, the Nominating and Corporate Governance Committee will have the responsibility to review and monitor the development and implementation of the Company’s goals with respect to ESG and sustainability matters and the Audit Committee will have the responsibility to review any ESG data, metrics or other qualitative and quantitative climate-related disclosures.

Codes of Business Conduct

The Board has adopted (i) a Global Code of Business Conduct applicable to our Chief Executive Officer and senior financial officers and all persons performing similar functions, and (ii) a Code of Business Conduct for Members of the Board of Directors. A copy of each code is available on our corporate website at https://ir.cushmanwakefield.com/governance/governance-documents. We expect that any amendments to either such code, or any material waivers of their requirements, will be disclosed on our website.

Board Meetings and Committees

Our directors are expected to attend all or substantially all Board meetings and meetings of the committees of the Board on which they serve, as well as the annual general meeting of shareholders of the Company.

The Board held four meetings in 2022. In 2022, each director attended at least 75% of the aggregate of all meetings of the Board and of any committees during the period such director was on the Board or such committee (with the exception of Mr. Dattels, who was unable to attend one of the three meetings held by the Nominating and Corporate Governance Committee in 2022). Eight of our eleven then-current directors attended our 2022 annual general meeting of shareholders.

The Board currently has three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which consists solely of independent directors. Each standing committee has adopted a written charter, meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management and has the authority to retain outside advisors in its discretion. The primary responsibilities of each committee are summarized below and set forth in more detail in each committee’s written charter, which can be found in the governance section on our website at http://ir.cushmanwakefield.com.

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The following table describes the current members of each standing committee and the number of meetings held by the Board and each standing committee in 2022, and indicates which of our directors are independent:

Director(1)	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Independent
BRETT WHITE	Chair
JOHN FORRESTER(2)
ANGELIQUE BRUNNER
JONATHAN COSLET
TIMOTHY DATTELS	Lead Director		Chair
ANTHONY MILLER
JODIE MCLEAN
LINCOLN PAN				Chair
ANGELA SUN(3)
BILLIE WILLIAMSON		Chair
NUMBER OF MEETINGS	4	5	4	3	—
(1)	Mr. McGinn was a member of the Board during 2022 through his resignation on August 4, 2022. Mr. McGinn was also a member of the Audit Committee and the Compensation Committee until his resignation.
(2)	Mr. Forrester was appointed to the Board on January 1, 2022 in connection with his appointment as our Chief Executive Officer.
(3)	Ms. Sun was appointed to our Audit Committee effective May 5, 2022.

Audit Committee

The members of the Audit Committee are Ms. Williamson (chair), Ms. Brunner and Ms. Sun, all of whom are independent. The Board has determined that each member is financially literate, and that Ms. Williamson is an audit committee financial expert. The primary responsibilities of the Audit Committee are:

•	appointing our independent registered public accounting firm annually; evaluating the independent auditor’s independence and performance and replacing it as necessary; and setting guidelines for the hiring of former employees of the independent auditor;
•	pre-approving all audit and non-audit services;
•	reviewing the audit plans and findings of our independent auditor and our internal audit function;
•	reviewing with our management and independent auditor our financial statements, including any significant financial reporting issues and changes in accounting policies;
•	reviewing with our management and independent auditor the adequacy of our internal controls over financial reporting;
•	overseeing our policies and procedures with respect to risk assessment and risk management; and
•	overseeing the implementation and effectiveness of our compliance and ethics program, including our “whistleblowing” procedures.

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Compensation Committee

The members of the Compensation Committee are Mr. Dattels (chair), Ms. McLean and Mr. Pan, all of whom are independent. The primary responsibilities of the Compensation Committee are:

•	reviewing and recommending to the Board for approval the corporate goals and objectives relevant to the compensation of our CEO; evaluating the performance of our CEO in light of those goals and objectives; and recommending to the Board for approval the compensation of our CEO based on that evaluation;
•	reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers (other than the CEO); evaluating the performance of our executive officers (other than the CEO) in light of those goals and objectives; and determining the compensation of our executive officers (other than the CEO) based on that evaluation;
•	identifying, evaluating and recommending to the Board potential successors to the CEO and other executive officers, and reporting annually to the Board regarding CEO and other executive officer succession;
•	reviewing and approving policies and guidelines related to the compensation of our executive officers and directors; and
•	establishing, reviewing and administering our compensation and employee benefit plans.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Mr. Pan (chair), Ms. Brunner, Mr. Dattels and Ms. McLean, all of whom are independent. The primary responsibilities of the Nominating and Corporate Governance Committee are:

•	developing and recommending criteria to the Board for selecting new directors;
•	conducting inquiries into the background and qualifications of candidates for the Board and recommending proposed nominees to the Board;
•	recommending corporate governance guidelines to the Board; and
•	overseeing the evaluation of the performance of the Board.

Our Commitment to ESG Excellence

Cushman & Wakefield strives for continuous improvement in order to make a meaningful contribution to a sustainable future. We envision a world of healthy, sustainable buildings that put the wellbeing of people and the planet first. Across Cushman & Wakefield, we seek to integrate environmental, social and governance (“ESG”) factors into our operations, business practices and service offerings.

Our Corporate ESG program (formerly referred to as our Corporate Social Responsibility program) continues to provide enterprise-level coordination of ESG efforts through data collection, reporting, communications, strategic initiatives and more. In 2022, the Corporate ESG program was overseen by an executive management team including Brad Kreiger, Chief Marketing & Communications Officer; Nathaniel Robinson, Chief Investment Officer and Executive Vice President of Strategic Planning; and Brett Soloway, Executive Vice President and General Counsel. Members of each executive’s team lead the Corporate ESG program and manage the ESG reporting committee, a cross-functional group of experts across the firm’s regions, service lines and business units.

In 2022, we formed a Global Sustainability Taskforce, which built on the work already being carried out by local teams to develop an actionable strategy around key sustainability initiatives in our service offering and business as part of our broader focus on ESG. In 2022, the Taskforce worked to define our vision, ambition and goals to create a framework for achieving measurable progress in making an impact for our people, clients and planet. In addition to the existing executive sponsors and ongoing oversight from our CEO, additional members of our Global Management Team provided stewardship and guidance to the Global Sustainability Taskforce in 2022. In 2023, the Taskforce plans to transition to a Global Sustainability Working Group (the “GSWG”). We intend for the GSWG to be comprised of regional sustainability leads and contributors from key corporate functions and to strive to execute on many of the strategies and goals identified in 2022.

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Cushman & Wakefield’s Environment Policy, available on our website, outlines our commitment to being a responsible steward of the environment. We include sustainability principles in our policies and practices as appropriate, engage employees in our collective ESG efforts, and monitor and report our performance.

In alignment with our Environment Policy and ongoing environmental sustainability efforts, in 2021 we set and publicly announced science-based targets for greenhouse gas (“GHG”) emissions reductions across our value chain, in both our own offices and facilities we manage on behalf of clients. Our targets are as follows:

•	Target 1: Reduce GHG emissions across our corporate offices and operations (scopes 1 and 2) 50% by 2030 from a 2019 base year.
•	Target 2: Engage our clients, representing 70% of emissions at our managed properties (scope 3), to set their own science-based targets by 2025.
•	Target 3: Reach net zero emissions across our entire value chain (scopes 1, 2 and 3) by 2050.

In July 2021, Target 1 and Target 2 were validated by the Science Based Targets initiative (“SBTi”), a global body enabling businesses to set emissions reductions targets in line with the latest climate science. Target 3 was pledged through the Business Ambition for 1.5°C. In June 2022, we were among the first group of companies to have our net zero target (Target 3) validated by the SBTi’s Net-Zero Corporate Standard.

These science-based targets build upon Cushman & Wakefield’s longstanding goal of reducing our own environmental impact across the property life cycle in addition to reducing our suppliers’ and clients’ impacts. These targets are voluntary, subject to change, and should be considered aspirational. Further, our GHG emissions targets are subject to change in the event of significant or structural changes in Cushman & Wakefield (including acquisitions, divestiture, mergers, insourcing or outsourcing), key performance indicator methodology changes, or changes in data reported due to improved calculation methodologies or better data accessibility. However, we believe they are important goals in the global effort to avoid the most catastrophic impacts of climate change.

Additionally, in connection with the amendment of our credit agreement in 2022, we added certain pricing terms linked to the achievement of certain sustainability features based on the firm’s GHG emission targets, specifically, Targets 1 and 2 listed above.

We plan to report on our progress toward certain targets by disclosing certain GHG emissions in our U.K. Annual Report, which is available at http://ir.cushmanwakefield.com, and in other voluntary reports such as our annual ESG Report. Cushman & Wakefield’s annual ESG Report is available on Cushman & Wakefield’s website at: https://www.cushmanwakefield.com/en/about-us/esg. The information contained on or accessible through our website, including the ESG Report, prior Corporate Social Responsibility reports, and our Environment Policy, is not incorporated by reference into this Proxy Statement or any of our other filings with the SEC or considered to be part of this document.

Our most recent annual ESG Report covers our efforts during 2021 across key areas including our sustainability services, climate change resilience, environmental performance and more. The ESG Report has been prepared in alignment with the Global Reporting Initiative (“GRI”) Standards for four consecutive years and has contained disclosures aligned with the Real Estate Services standard that was developed by the Sustainability Accounting Standards Board (SASB) for two consecutive years. In 2022, we also responded to the CDP (formerly the Carbon Disclosure Project) for the eighth consecutive year.

In selecting our ESG priorities, in 2021 we underwent a GRI materiality assessment to determine topics that reflect our most significant impacts on the environment, society and the economy. We took into account our understanding of global trends and social challenges, the expectations of our primary stakeholders, and the core competencies and strategy of our business. We published the results of our materiality assessment in our 2020 and 2021 ESG Reports.

In 2018, we became a participant in the UN Global Compact (“UNGC”), a non-binding pact to encourage businesses worldwide to adopt sustainable and socially responsible policies and to report on their implementation. We committed to integrating principles of the UNGC into our business practices, focusing on human rights, labor, environment and anti-corruption. In 2022, we delivered our fourth UNGC Communication on Progress (COP) as a participant in the UNGC as part of our ESG Report.

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Human Capital Resources and Management

Cushman & Wakefield continues to place our people at the center of everything we do. We are committed to attracting, developing and retaining a highly qualified, diverse and dedicated workforce. As of December 31, 2022, we had approximately 52,000 employees worldwide - approximately 70% in the Americas, 20% in APAC, and 10% in EMEA. Our employees include management, brokers and other sales staff, global functional specialists (e.g., in finance, marketing, technology, legal and human resources), valuation specialists, maintenance, landscaping, janitorial and office staff and others. Approximately 8,000 (or 15%) of our employees are covered by collective bargaining agreements, the substantial majority of whom are employed in facilities services. Costs related to approximately 41% of our employees are fully reimbursed by clients.

Learning and Development

We continue to build an inclusive workplace that fosters fair and equitable growth opportunities, focuses on the manager-employee relationship to drive operational performance, and provides our employees with learning and development opportunities to support their ongoing career progression.

Cushman & Wakefield’s global Talent Management team supports employees’ career growth through learning programs and professional development while equipping leaders to empower and grow their teams through talent assessment, succession planning and performance reviews. We offer a full suite of learning and development activities through on-the-job training, e-learning, mentoring and instructor-led learning modules.

Diversity, Equity and Inclusion

Cushman & Wakefield is committed to advancing diversity, equity and inclusion (“DEI”) in our organization and supporting an environment where our employees can be their authentic selves and do their best work. Our DEI mission is to evolve our culture of inclusion and belonging through a nurturing environment of curiosity, continuous learning and growth. We strive to hire, develop and advance diverse talent throughout the organization. We believe that having a diverse and thriving workforce enables new perspectives, creativity, better risk management and problem solving, leading to superior results for our people, clients, partners and shareholders. Our global DEI strategy focuses on making an impact on our workforce, our workplace and the marketplace.

To further our commitment, in 2022 we launched global goals to support each employee’s contribution to an inclusive culture. The 2022 goals consisted of completing: (a) two hours of required DEI learning and (b) two hours of additional DEI events or learning experience. We believe these DEI goals are important for the Company because we are proactively working to globally embed diversity, equity and inclusion as cultural priorities in our overall day-to-day performance management and ongoing discussions throughout the year. Additionally, in 2022 we introduced additional DEI goals for our Global Management Team (our “GMT”), which includes our Named Executive Officers, including: (x) prioritizing representation as roles become available and (y) demonstrating active, visible leadership aligned to DEI focus areas. These GMT goals formed a part of the consideration for the +/- 20% modifier for a Named Executive Officer’s 2022 AIP payment. Further, if a Named Executive Officer did not meet the DEI goals in 2022, their AIP payout (as defined below) for 2022 would be capped at 100% of the 2022 Funded Amount (as defined below).

In 2022, we established a regional DEI Council in each of EMEA, APAC and the Americas. Each regional DEI Council is made up of senior leaders across the region and strives to localize our global strategy to ensure we are focused on the issues and opportunities that are most relevant within its region. DEI Council members are charged with tasks such as championing DEI throughout the organization and measuring accountability towards DEI progress. In 2022, we also worked to improve data transparency, as we expanded our reporting on diversity metrics in the firm’s 2021 ESG Report.

We have worked to build a network of employee resource groups (ERGs) that reflect our people across the firm. Our nine ERGs are comprised of employees who are linked by social factors such as culture, gender or sexual orientation, or by a common interest or goal. These employee-led groups raise DEI awareness, build community and foster a sense of belonging to our employees by offering an assortment of professional development, mentorship, education, networking and community engagement opportunities. Consistent with our culture of inclusion, ERGs are open to all employees regardless of whether they identify with a particular affinity. In 2022, our global ERG network was comprised of thousands of employees in over 30 countries across the globe.

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To further our impact, expand our network and share best practices, Cushman & Wakefield maintains several strategic relationships with external DEI partners. A few examples of our DEI partnerships in 2022 are as follows:

•	We renewed our support for CREW (Commercial Real Estate Women) Network as a Global Agenda Program Partner.
•	We became Task Force Members of Coqual, a nonprofit advisory group that was founded to address bias and uncover barriers to advancement for underrepresented populations in the workplace.
•	We renewed our partnership with Disability:IN, a leading resource for business disability inclusion worldwide.

We believe leveraging these industry partnerships deepens our ability to address needs across multiple dimensions of diversity including, gender, race/ethnicity, LGBTQ+, disability, veterans and social mobility.

Further, Cushman & Wakefield strives to foster a diverse supplier base through our Supplier Diversity Program. Through this initiative, we seek to identify innovative, efficient and timely supplier, subcontractor and teaming resources. We also work to track and monitor our spend with diverse suppliers to measure the success of our Supplier Diversity Program. We believe our investment in and support of diverse suppliers benefits not only our organization, but our clients’ operations and our global communities.

Our DEI policies and practices have earned Cushman & Wakefield recognition by various organizations including the following: (a) 2022 Bronze Top Global Supplier Diversity & Inclusion Champion from WEConnect International, (b) 2022 Human Rights Campaign Best Place to Work for LGBTQ+ Equality, and (c) 2023 Top 10 Military Friendly® Employer in the U.S.

Operational Health and Safety

Providing a safe workplace that protects our employees from safety risks and hazards is an ongoing priority for Cushman & Wakefield. Led by our Health, Safety, Security and Environment (“HSSE”) professionals, we strive for continuous improvement in safety performance. We have adopted the 360° HSSE model, which is an enterprise-wide, behavior-based program designed to increase awareness, improve safety competency and develop a culture committed to safety. Further, our Global Health & Safety Policy outlines each individual’s responsibility for ensuring the health, safety and wellbeing of themselves and others working around them.

Through the uncertainty and complexity of the COVID-19 pandemic, our HSSE teams worked tirelessly to protect our people, our clients and the communities where we operate. They served as trusted advisors to our firm’s leadership as we navigated the challenging environment both in our workspaces and at our client sites.

Community Involvement

We strive to be a good corporate citizen and leave a positive impact in the communities where we operate. Most of our charitable giving occurs in the local markets and is paid by Cushman & Wakefield’s for-profit entities. Each of our three regions—Americas, EMEA and APAC—operates independent charitable initiatives, leading their own regional programs.

In addition, the Cushman & Wakefield Charitable Foundation, launched in 2018 to engage U.S. employees, provides a formal mechanism to guide and track charitable giving and create opportunities for philanthropic employee engagement. The Foundation supports nonprofit organizations delivering promising solutions to children and youth in cities where our people live and work through financial giving and community volunteerism. Any Cushman & Wakefield U.S. employee can request a donation to a U.S. public charity.

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Stock Ownership Policy

We recognize the importance of aligning the interests of our management and directors with those of our shareholders. As a result, the Compensation Committee has established a stock ownership policy for directors and certain executive officers. Under the policy, our Named Executive Officers and directors who are not employees of the Company or any Principal Shareholder (each, a “Non-Employee Director”) are expected to accumulate “Qualifying Equity” in Company stock having a fair market value equal to the multiples of annual base salary or cash retainer set forth in the table below. “Qualifying Equity” includes all ordinary shares beneficially owned, vested but unsettled restricted stock units (“RSUs”), all unvested time-vesting RSUs and shares held in a 401(k) plan or notionally through a deferred compensation plan.

Qualifying Equity
Chief Executive Officer	6x Salary
Other Named Executive Officers	3x Salary
Non-Employee Directors	5x Annual Cash Retainer

Any Named Executive Officer or Non-Employee Director who does not meet or exceed these guidelines is subject to retention requirements that restrict the sale of some or all of such person’s equity. Our CEO and Non-Employee Directors are subject to a 100% retention requirement and our other Named Executive Officers are subject to a 75% retention requirement. The retention requirements do not apply to shares acquired for fair value prior to our initial public offering, or shares withheld to satisfy tax or exercise price payment obligations. When a covered person has attained the minimum ownership threshold, future compensation increases and changes in stock price will not impact the calculation, and he or she will not be subject to re-measurement as long as he or she continues to retain the requisite minimum number of shares. As of December 31, 2022, all of our Named Executive Officers were in compliance with the applicable ownership policy and all Named Executive Officers had achieved their minimum ownership requirement. As of December 31, 2022, all of our Non-Employee Directors were in compliance with the applicable ownership policy and all Non-Employee Directors had achieved their minimum ownership requirement except for Ms. Sun, who became a director in November 2021. Thus, Ms. Sun remains subject to the 100% retention requirement.

Policies on Hedging, Pledging and Insider Trading

We have adopted an insider trading policy that provides that no employee, officer or member of the Board, nor certain of their family or household members or entities which they control, may engage in any short sales, derivative transactions (including put or call options) or hedging transactions (including “zero-cost collars”) relating to our securities. It also prohibits such persons from holding our securities in margin accounts or pledging our securities as collateral. This is intended to, among other things, prohibit our employees, officers and members of the Board from insulating themselves against the effects of poor share price performance.

Our insider trading policy also sets out requirements for trades in our securities that all directors, executive officers and other designated insiders must follow. Under the policy, our directors, executive officers and other designated insiders are prohibited from trading in our securities outside of our quarterly trading windows, and trades inside the windows are subject to pre-clearance by our legal department, in each case except under pre-approved trading plans under Rule 10b5-1 of the Exchange Act.

Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the Named Executive Officers. Once an individual has been a Named Executive Officer, the deduction limitation applies indefinitely. Nonetheless, the Compensation Committee believes that the potential deductibility of the compensation payable under the Company’s executive compensation program should be only one of many relevant considerations in setting compensation. Accordingly, the Compensation Committee has deemed or may deem in the future that it is appropriate to provide one or more executive officers with the opportunity to earn compensation that may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

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We do not provide any executive officer with a “gross-up” or other reimbursement payment for any tax liability as a result of the application of Sections 409A or 4999 of the Code and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.

Communications with the Board

Shareholders and other interested parties may write to any of the Board’s members at Cushman & Wakefield plc, c/o General Counsel, 225 West Wacker Drive, Suite 3000, Chicago, Illinois 60606. The Board considers shareholder questions and comments to be important and endeavors to respond promptly and appropriately, even though the Board may not be able to respond to all shareholder inquiries directly. The General Counsel will review any shareholder communications and will forward to the Chair of the Board, the Board or any of its members a summary and/or copies of any such correspondence that deals with the functions of the Board or committees thereof or that the General Counsel otherwise determines requires their attention. Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter.

Submission of Shareholder Proposals and Board Nominees

Shareholders who wish to present a proposal in accordance with SEC Rule 14a-8 for inclusion in our proxy materials to be distributed in connection with our 2024 annual general meeting of shareholders must submit their proposals in accordance with that rule so that they are received by the Secretary at the address set forth above no later than the close of business on December 8, 2023. If the date of our 2024 annual general meeting is more than 30 days before or after May 11, 2024, then the deadline to timely receive such material shall be a reasonable time before we begin to print and send our proxy materials.

Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. As the rules of the SEC make clear, simply submitting a timely proposal does not guarantee that it will be included in our proxy materials.

Our Articles of Association require that shareholders who intend to propose any resolution, including nominating candidates for election as directors, at our 2024 annual general meeting must provide notice of such proposals in writing to our Secretary no earlier than the close of business on January 5, 2024 and no later than the close of business on February 2, 2024, unless our 2024 annual general meeting of shareholders is to be held more than 30 days before or more than 60 days after May 11, 2024, in which case the shareholder’s notice must be delivered no earlier than the close of business on the 120th day prior to the 2024 annual general meeting and no later than the close of business on the later of the 90th day prior to the 2024 annual general meeting or the 10th day after public announcement of the date of the 2024 annual general meeting is first made. The notice must set forth the information required by our Articles of Association.

Additionally, under section 338 of the U.K. Companies Act, shareholders meeting the threshold requirements set forth in that section may require us to include a resolution in our notice of annual general meeting. Provided that the appropriate thresholds are met, notice of the resolution or matter must be received by our Secretary at least six weeks prior to the date of the annual general meeting or, if later, at the time notice of the annual general meeting is delivered to shareholders.

In addition to satisfying the requirements of our Articles of Association, including the notice deadlines set forth above and therein, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

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PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023. Although the ratification of this appointment is not required to be submitted to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of the registered public accounting firm for the year ending December 31, 2023.

We anticipate that a representative of KPMG LLP will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to any appropriate questions that may be submitted by shareholders at the Annual Meeting.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions are not considered votes cast and will not have any effect on this proposal. If you own ordinary shares through a bank, broker or other holder of record, your broker may vote your shares on this proposal in the absence of instructions from you because this is considered a routine matter.

Recommendation

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.

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AUDIT AND OTHER FEES

The following table shows the fees for audit and other services provided by KPMG LLP for the years ended December 31, 2022 and 2021 and describes the types of services provided in each category:

Fees	2022	2021
Audit Fees(1)	$8,974,000	$8,271,000
Audit-Related Fees(2)	749,000	960,000
Tax Fees(3)	53,000	12,000
All Other Fees(4)	—	—
Total Fees	$9,776,000	$9,243,000
(1)	Includes fees associated with the audit of our annual financial statements, review of our annual report on Form 10-K and quarterly reports on Form 10-Q, statutory audits, consents, and assistance with and review of registration statements filed with the SEC. In addition, audit fees include those fees associated with the audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Includes fees associated with internal control matters and services not required by statute or regulation.
(3)	Includes fees associated with tax compliance at domestic and international locations and domestic and international tax advice.
(4)	Not applicable.

Pre-Approval Policies and Procedures

Consistent with its charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work of the Company’s independent auditor. As part of this responsibility and pursuant to the Policy for Pre-Approval of Audit and Non-Audit Services, the Audit Committee is required to pre-approve all audit and non-audit services proposed to be provided by the independent auditor, including the fees to be paid for such services, to assure that they do not impair the auditor’s independence from the Company.

Audit Committee Report

The Audit Committee operates pursuant to a charter adopted by the Board. The Audit Committee reviews and assesses the adequacy of this charter annually. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “Corporate Governance—Board Meetings and Committees—Audit Committee.” In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2022 with management and with the independent registered public accounting firm.

Discussions included, among other things:

•	the acceptability of accounting principles and practices;

•	the reasonableness of significant accounting judgments and critical accounting policies, practices and estimates; and

•	the effectiveness of Cushman & Wakefield’s internal controls over financial reporting and adequacy of financial reporting and disclosure procedures.

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Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the year ended December 31, 2022 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee also discussed with management and KPMG LLP the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC and the process used to support management’s annual report on the Company’s internal controls over financial reporting.

The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards (including significant accounting policies, critical accounting policies and estimates, alternative accounting treatments and critical audit matters). In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Billie Williamson (Chair)
Angelique Brunner
Angela Sun

Shareholder Requests Under Section  527 of the U.K. Companies Act

Under section 527 of the U.K. Companies Act, shareholders meeting the threshold requirements set out in that section have the right to require the Company to publish on a website a statement setting out any matter relating to: (i) the audit of the Company’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the meeting; or (ii) any circumstance connected with an auditor of the Company ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with section 437 of the U.K. Companies Act. The Company may not require the shareholders requesting any such website publication to pay its expenses in complying with section 527 or section 528 of the U.K. Companies Act. Where the Company is required to place a statement on a website under section 527 of the U.K. Companies Act, it must forward the statement to the Company’s auditor not later than the time when it makes the statement available on the website. The business which may be dealt with at the meeting includes any statement that the Company has been required under section 527 of the U.K. Companies Act to publish on a website.

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PROPOSAL 3

APPOINTMENT OF U.K. STATUTORY AUDITOR

Under the U.K. Companies Act, the Company is required to appoint a U.K. statutory auditor (“U.K. Statutory Auditor”) at each general meeting at which the U.K. Annual Report and Statutory Accounts are presented to shareholders, to hold office until the conclusion of the next such meeting. The Audit Committee has recommended to the Board the re-appointment of KPMG LLP as the Company’s U.K. Statutory Auditor for the year ending December 31, 2023 and has confirmed to the Board that its recommendation is free from third party influence and that no restrictive contractual provisions have been imposed on the Company limiting the choice of its U.K. Statutory Auditor.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, your broker may vote your shares on this proposal in the absence of instructions from you because this is considered a routine matter.

Recommendation

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPOINT KPMG LLP AS OUR U.K. STATUTORY AUDITOR.

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PROPOSAL 4

AUDIT COMMITTEE AUTHORIZATION TO DETERMINE COMPENSATION OF U.K. STATUTORY AUDITOR

Under the U.K. Companies Act, the remuneration of our U.K. Statutory Auditor must be fixed in a general meeting or in such manner as may be determined in a general meeting. We are asking our shareholders to authorize the Audit Committee of the Company to determine the remuneration of KPMG LLP in its capacity as the Company’s U.K. Statutory Auditor under the U.K. Companies Act for the year ending December 31, 2023.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, your broker may vote your shares on this proposal in the absence of instructions from you because this is considered a routine matter.

Recommendation

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE AUDIT COMMITTEE TO DETERMINE THE COMPENSATION OF OUR U.K. STATUTORY AUDITOR.

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PROPOSAL 5

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with SEC rules, we are asking you to approve, on an advisory basis, a resolution on the compensation of the Named Executive Officers as reported in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to provide feedback on our 2022 executive compensation program for our Named Executive Officers.

At our 2019 annual general meeting of shareholders, our shareholders voted, on an advisory basis and consistent with the recommendation of the Board, that say-on-pay proposals be presented to our shareholders on an annual basis. Accordingly, a say-on-pay proposal will continue to be presented to our shareholders annually unless our shareholders vote at our 2025 annual general meeting of shareholders, as required under SEC rules, to approve a different say-on-pay proposal frequency.

In deciding how to vote on this proposal, the Board encourages you to review the “Compensation Discussion and Analysis” in this Proxy Statement beginning on page 31 for a detailed description of our executive compensation practices, philosophy and objectives.

This year’s say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation that was paid in 2022 to our Named Executive Officers resulting from our compensation practices, philosophy and objectives as described in this Proxy Statement. Because your vote on this proposal is advisory, it will not be binding upon the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by our shareholders and will review the voting results on this proposal in connection with their ongoing evaluation of our executive compensation program.

Our executive compensation program is designed to provide an attractive, flexible and effective compensation package to our executive officers that is tied to our corporate performance and aligned with the interests of our shareholders. Our executive compensation program is designed to help us recruit, motivate and retain the caliber of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders. Our executive compensation program is based on the following principles, which are further detailed under the Compensation Discussion and Analysis section of this Proxy Statement:

•	Retain and hire the best leaders.

•	Pay for performance.

•	Reward long-term growth and profitability.

•	Tie compensation to business performance.

•	Ensure accountability to our company values and behaviors.

•	Align executive compensation with shareholder interests.

•	Limited personal benefits.

The text of the resolution in respect of Proposal 5 is as follows:

RESOLVED, that the compensation paid to our Named Executive Officers for 2022 set forth in the Compensation Discussion and Analysis, the compensation tables and related disclosure in this Proxy Statement, as disclosed pursuant to Item 402 of Regulation S-K, is hereby approved on an advisory basis.

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Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation

FOR	The Board recommends that shareholders vote “FOR” the advisory approval of the compensation of our Named Executive Officers for the year ended December 31, 2022.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis addresses the principles underlying our executive compensation program and the policies and practices for the year ended December 31, 2022 for (i) our principal executive officer, (ii) our principal financial officer, and (iii) the three other most highly compensated executive officers of the Company as of December 31, 2022 (who we refer to as our “Named Executive Officers”). Set forth below are the names and positions of our Named Executive Officers as of December 31, 2022:

JOHN FORRESTER our Chief Executive Officer;	NEIL JOHNSTON our Chief Financial Officer;	BRETT WHITE our Executive Chairman;	MICHELLE MACKAY our President and Chief Operating Officer; and	ANDREW MCDONALD our President.

2022 Management Changes

On December 31, 2021, Mr. White stepped down from his position as Chief Executive Officer, and on January 1, 2022, the Company promoted Mr. Forrester to that same role. Prior to Mr. Forrester’s appointment as Chief Executive Officer, he served as the Company’s Executive Vice President and Global President, where he had direct operational and management oversight of all the Company’s service lines and regions (Americas, EMEA and APAC). Mr. White continues to serve as the Company’s Executive Chairman, a role he has held since 2015. As Executive Chairman, Mr. White remains an employee of the Company and continues to lead strategy, M&A and succession planning for the Company, alongside Mr. Forrester.

On January 1, 2022, the Company also promoted Ms. MacKay to serve as its President and Chief Operating Officer and promoted Andrew McDonald to serve as its President. Ms. MacKay joined the Company in 2020 as Chief Operating Officer and previously served as a director of the Company from November 2018 to March 2020. As President and Chief Operating Officer, Ms. MacKay has taken on additional responsibilities leading the Company’s EMEA region, Global Occupier Services (GOS), the facilities services business C&W Services, and DTZ Investors. Prior to his promotion to President, Mr. McDonald served as the Company’s Chief Executive, Americas. As President, Mr. McDonald is responsible for the Company’s Americas and APAC businesses.

Review of Compensation Practices

At our 2022 annual general meeting of shareholders, shareholders showed strong support for our 2021 executive compensation program, with 95.6% of the votes cast in favor of approving, on an advisory basis, the compensation of our Named Executive Officers. The Compensation Committee considered this result, and given the high level of support, did not make any significant changes to our executive compensation program specifically as a result of this “say-on-pay” vote. For 2023, the Compensation Committee kept the design of our executive compensation program intact while adjusting the incentive metrics to reflect Company and shareholder priorities. In order to ensure that our compensation programs align with the interests of our shareholders and attract and retain necessary talent for the Company, we will continue to engage with our shareholders and review and evolve our compensation programs.

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Compensation Philosophy and Objectives

Our compensation philosophy is to provide an attractive, flexible and effective compensation package to our executive officers that is tied to our corporate performance and aligned with the interests of our shareholders. Our executive compensation program is designed to help us recruit, motivate and retain the caliber of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders.

Our compensation policies and practices also allow us to communicate our goals and standards of conduct and performance and to motivate and reward employees for their achievements. In general, the same principles governing the compensation of our executive officers also apply to the compensation of all our employees, which include:

Principle	Practice
Retain and hire the best leaders.	Competitive compensation to facilitate attracting and retaining high-quality talent.
Pay for performance.	A significant portion of pay depends on annual and long-term business and individual performance; in general, the level of “at-risk” compensation increases as the officer’s scope of responsibility increases.
Reward long-term growth and profitability.	Rewards for achieving long-term results, and alignment with the interests of our shareholders.
Tie compensation to business performance.	A significant portion of pay is tied to measures of performance of the business or businesses over which the individual has the greatest influence.
Ensure accountability to our company values and behaviors.	Compensation may be adjusted based on individual performance of goals and values/behaviors.
Align executive compensation with shareholder interests.	The interests of our executive officers are linked with those of our shareholders through the risks and rewards of stock ownership.
Limited personal benefits.	Perquisites and other personal benefits are limited to items that serve a reasonable business-related purpose.

Compensation Mix

Our executive compensation program has been designed to reward strong performance by focusing the compensation opportunity for each of our executive officers on annual and long-term incentives that depend upon our performance as a whole, as well as the performance of our individual businesses or on the basis of individual metrics where appropriate.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation program (including our executive compensation policies and practices) and approving the compensation of our executive officers, including the Named Executive Officers (except for our CEO).

The Board is responsible for approving all compensation paid to our CEO. Pursuant to its charter, the Compensation Committee has the responsibility to review and recommend to the Board any proposed change in compensation for our CEO at least annually, as well as for evaluating our CEO’s performance and recommending actual payments under the annual incentive plan in light of the corporate goals and objectives applicable to him.

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Role of Executive Officers

The Compensation Committee receives support from our Chief People Officer and Total Rewards team in designing our executive compensation program and analyzing competitive market practices. Our Chief People Officer and our General Counsel generally attend regular meetings of the Compensation Committee in order to provide insight and expertise regarding the operation of our compensation programs and to provide support and assistance with respect to the legal and governance implications of our compensation decisions. Our CEO also regularly participates in Compensation Committee meetings, providing management input on organizational structure, executive development and financial analysis. In addition, our CFO provides the financial information used by the Compensation Committee to make decisions with respect to incentive compensation goals based on achievement of financial targets and related payouts for our annual and long-term incentive programs.

Our CEO evaluates the performance of each of our executive officers against any annual objectives established for the business or functional area for which such executive officer is responsible. Our CEO then reviews each executive officer’s target compensation opportunity and based upon the target compensation opportunity and the individual’s performance, proposes compensation adjustments, subject to review and approval by the Compensation Committee. Neither our CEO nor any other Named Executive Officer participates in the evaluation of his or her own performance and he or she is not present during discussions relating to his or her compensation.

Role of Independent Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers on an as-needed basis. In 2022, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) as its independent compensation consultant to assist it with compensation matters.

Pay Governance regularly attends meetings of the Compensation Committee, responds to inquiries from members of the Compensation Committee and provides analysis with respect to these inquiries. At the direction of the Compensation Committee, Pay Governance works collaboratively with our management to gain an understanding of our business and compensation programs to help them advise the Compensation Committee. In addition, Pay Governance confers with our management to collect, analyze and present data requested by the Compensation Committee.

The Compensation Committee has asked Pay Governance to regularly provide independent advice on the following matters (among others):

•	the composition of our compensation peer group (including analyzing executive compensation levels and practices of the companies in our compensation peer group);

•	our compensation plan risk;

•	current market trends and best practices in executive and director compensation design; and

•	the overall levels of compensation and types and blend of various compensation elements.

Pay Governance does not provide any services to us other than the services provided to the Compensation Committee.

Peer Group

Our Compensation Committee, with the assistance of Pay Governance, reviews and establishes our peer group annually and uses such peer group as a reference source in its executive compensation deliberations. The peer group is established by evaluating companies that the Compensation Committee, with the assistance of Pay Governance, believes are comparable to us with respect to industry segment, business profile and various financial criteria. Our 2022 peer group, which was approved by our Compensation Committee in May 2022, is set forth below. The changes from our 2021 peer group were as follows: (i) CACI International, Robert Half International and Kelly Services were each removed, and (ii) Fluor Corporation, Anywhere Real Estate, Inc. (f/k/a Realogy Holdings Corp.), ManpowerGroup Inc. and Vornado Realty Trust were each added. The Compensation Committee approved these changes because it believes Fluor’s expertise in project management and engineering, and the real estate focus of Realogy and Vornado, align closer with the Company’s operations and management competencies than CACI’s IT business. Further, the removal of two smaller staffing firms (Kelly Services and Robert Half) and the addition of a larger one (Manpower) improves peer alignment from a business operations and financial scope standpoint.

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Direct Peers	Other Peers
CBRE	AECOM
Colliers International	Anywhere Real Estate, Inc.
Jones Lang LaSalle	Boston Properties
CGI Group
Duke Realty Corporation
EMCOR
Fluor Corporation
Jacobs Engineering
KBR
ManpowerGroup Inc.
Newmark Group
Unisys
Vornado Realty Trust

At the time the Compensation Committee established our 2022 peer group in May 2022, our revenue was near the median of our peer group and our market capitalization was near the 25th percentile of our peer group. We believe this positioning relative to our peer group provides our Compensation Committee with a sound basis for comparing our compensation to market competitors.

This peer group data is not used by the Compensation Committee in isolation but rather serves as one point of reference for making decisions about compensation. The Compensation Committee also takes into consideration other factors it considers relevant, such as the financial and operational performance of our businesses, individual performance, experience and skill set, specific retention concerns and internal equity.

Compensation-Related Risk Assessment

The Compensation Committee evaluates each element of our executive compensation program in order to ensure that it does not encourage our executive officers to take excessive or unnecessary risks or incentivize the achievement of short-term results at the expense of our long-term interests. We believe we have designed our executive compensation program to address potential risks while also rewarding our executive officers for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Among other things, we have attempted to mitigate risk by adopting stock ownership guidelines, hedging and pledging prohibitions and clawback policies. The Compensation Committee is reviewing the final rules issued by the SEC relating to recoupment of incentive-based compensation and intends to amend the Company’s existing clawback policy after the NYSE adopts listing standards in accordance with such final rules. Based on our 2022 evaluation, we concluded that our executive compensation policies and practices are appropriately structured and do not encourage employees to take unnecessary or excessive risks.

Compensation Elements

Our executive compensation program consists of base salary, annual incentive compensation, long-term equity incentive awards and health, welfare and other customary employee benefits.

Base Salary

We believe that a competitive base salary is critical in attracting and retaining key executive talent. In evaluating the base salaries of our Named Executive Officers, the Compensation Committee considers several factors, including individual and company performance, qualifications, experience, tenure and scope of responsibilities, future potential, competitive market practices, difficulty of finding a replacement, our desired compensation position with respect to the competitive market and internal equity.

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The Compensation Committee regularly reviews the competitive positioning of the base salaries of our Named Executive Officers against our peer group and, if appropriate, adjusts base salaries to reflect changes in the considerations described above and to respond to market conditions and competitive pressures. The table below reflects the changes in 2022 to the base salaries for our Named Executive Officers. Each such change was effective as of January 1, 2022.

Named Executive Officer	2022 Base Salary	2021 Base Salary	Percent Change
Mr. Forrester(1)	$938,986	$635,541	49.2%
Mr. Johnston	$600,000	$600,000	0.0%
Mr. White(2)	$0	$950,000	N/A
Ms. MacKay(3)	$750,000	$600,000	25.0%
Mr. McDonald(4)	$700,000	$500,000	40.0%
(1)	Mr. Forrester was promoted to our Chief Executive Officer effective January 1, 2022. He previously served as our Executive Vice President and Global President. Mr. Forrester is paid in British pound sterling. His 2022 base salary was £693,900 and his 2021 base salary was £465,000. Salary amounts listed above are based on the following exchange rate for each year: $1.3532/GBP for 2022 and $1.3668/GBP for 2021. “Percent Change” listed above does not take foreign currency exchange rate fluctuation into account.
(2)	Pursuant to a side letter agreement between the Company and Mr. White, dated December 31, 2021 (the “Side Letter”), Mr. White did not receive a salary for his service in 2022. He was, however, eligible to receive his 2022 long-term incentive RSU grant. See “—Employment Arrangements” below.
(3)	Ms. MacKay was promoted to our President and Chief Operating Officer effective January 1, 2022. She previously served as our Executive Vice President and Chief Operating Officer.
(4)	Mr. McDonald was promoted to our President effective January 1, 2022. He previously served as our Chief Executive, Americas.

Annual Incentive Compensation

Each year, our executive officers are eligible to receive annual cash incentive awards under our Annual Incentive Plan (“AIP”). At the beginning of each year the Compensation Committee (and the Board for the CEO) approves the terms and conditions of the AIP, including the selection of one or more performance measures as the basis for determining the funding of annual cash bonuses, the performance range relative to our annual operating plan and the weighting of such performance measures.

Target Annual Cash Bonus Opportunities

The annual target cash bonus opportunity for each Named Executive Officer is expressed as a percentage of base salary. Similar to base salaries, in evaluating the target cash bonus opportunity of our Named Executive Officers, the Compensation Committee considers several factors, including individual and company performance, qualifications, experience, tenure and scope of responsibilities, future potential, competitive market practices, difficulty of finding a replacement, our desired compensation position with respect to the competitive market and internal equity. The following table shows the 2022 and 2021 bonus targets for each Named Executive Officer.

Named Executive Officer	2022 Target Cash Bonus (% of annual base salary)	2021 Target Cash Bonus (% of annual base salary)
Mr. Forrester(1)	222%	193%
Mr. Johnston	100%	100%
Mr. White(2)	N/A	211%
Ms. MacKay(3)	133%	150%
Mr. McDonald(4)	143%	150%
(1)	Mr. Forrester was promoted to our Chief Executive Officer effective January 1, 2022.
(2)	Mr. White’s Side Letter provides that he would not be paid a bonus for his service in 2022. He was, however, eligible to receive his 2022 long-term incentive RSU grant.
(3)	Ms. MacKay was promoted to our President and Chief Operating Officer effective January 1, 2022.
(4)	Mr. McDonald was promoted to our President effective January 1, 2022.

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Annual Cash Bonus Decisions; 2022 Performance and Payouts

The 2022 AIP for Named Executive Officers was designed to be based on the achievement of two performance measures: (1) Compensation EBITDA, weighted at 75%, and (2) Compensation Fee Revenue, weighted at 25%. The performance range for the Compensation EBITDA metric was from a threshold of 70% to a maximum of 120% as measured against the relevant annual operating plan target, and the performance range for the Compensation Fee Revenue metric was from a threshold of 80% to a maximum of 110% as measured against the relevant annual operating plan target, and each with straight line interpolation between performance levels. The Compensation Committee approved the changes to the 2022 AIP design to reflect an increased focus on top-line profitable growth. The amount paid to each Named Executive Officer under the 2022 AIP was based on a funded range of 0% to 200% of the Named Executive Officer’s respective applicable target. The 2022 AIP design also included a +/- 20% modifier based on individual performance of goals and values/behaviors, provided that the 2022 AIP could not exceed the maximum funding cap. Further, the Compensation Committee (and the Board for the CEO) has the discretion to adjust the amount of the actual cash bonus payments to be received as it deems to be appropriate, upwards to the applicable cap or downwards to zero.

“Compensation EBITDA” means Adjusted EBITDA further adjusted for (a) currency rate fluctuations, (b) certain government subsidiaries and (c) certain other one-time items outside of our control. “Compensation Fee Revenue” is equal to Fee Revenue adjusted for (x) currency rate fluctuations, (y) certain government subsidiaries and (z) certain other one-time items outside of our control. “Fee Revenue” means service line fee revenue, which is revenue excluding certain costs reimbursable by clients that have substantially no margin. These adjustments may be made to each performance measure at the discretion of the Compensation Committee (and the Board for the CEO) to ensure that the achievement reflects underlying performance of the Company. The Compensation Committee and the Board believe that Compensation Fee Revenue and Compensation EBITDA are good measures of financial performance.

For the 2022 AIP, the target for the Compensation EBITDA performance measure was $1.010 billion and the target for the Compensation Fee Revenue performance measure was $7.289 billion. The actual achieved Compensation EBITDA in 2022 for purposes of the 2022 AIP was $963 million, or 95.4% of target, resulting in a funding level of 84.5%. The actual achieved Compensation Fee Revenue in 2022 was $7.460 billion, or 102.4% of target, resulting in a funding level of 123.5%. This resulted in a funded amount (the “2022 Funded Amount”) of 94.2% for the 2022 AIP to the Named Executive Officers. No modifier was applied to the 2022 AIP of any Named Executive officer, resulting in an aggregate payout of 94.2% for the 2022 AIP to each Named Executive Officer.

The following table summarizes the payouts to the Named Executive Officers under the 2022 AIP, which payments were made in March 2023.

Named Executive Officer	2022 Actual Cash Bonus Payment	Actual Cash Bonus Payment as Percentage of Target Cash Bonus Award
Mr. Forrester*	$1,965,610	94.2%
Mr. Johnston	$565,200	94.2%
Mr. White**	$0	N/A
Ms. MacKay	$942,000	94.2%
Mr. McDonald	$942,000	94.2%
*	The 2022 AIP payment listed above for Mr. Forrester has been converted from GBP at a rate of $1.3532/GBP.
**	Mr. White’s Side Letter provides that he would not be paid a bonus for service in 2022.

2023 Annual Incentive Plan

The Compensation Committee has approved a 2023 AIP design for Named Executive Officers that is similar to the 2022 AIP design. The only differences are the performance range for each metric. The 2023 performance range for the Compensation EBITDA metric has a maximum of 130% as measured against the relevant annual operating plan target (increased from 120%), and the performance range for the Compensation Fee Revenue metric has a maximum of 120% as measured against the relevant annual operating plan target (increased from 110%). The Compensation Committee determined to widen the achievement curve to require that the Company achieve higher results in order for the Named Executive Officers to receive a maximum payout. All other aspects of the 2022 AIP design will remain the same for 2023.

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Long-Term Incentive Compensation

We provide long-term incentive compensation to our executive officers because we believe it promotes long-term growth and profitability by aligning the interests of our management with the interests of our shareholders and by encouraging retention.

At the beginning of each year, the Compensation Committee (and the Board for the CEO and the Executive Chairman) determines the target value and type(s) of equity award to be granted to each executive officer. In 2022, our long-term incentive program consisted of a combination of time-vesting and performance-vesting RSUs to effectively and efficiently balance performance and retention objectives. All awards were granted under our Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan.

The following table summarizes the mix of time-vesting RSUs and performance-vesting RSUs granted to each Named Executive Officer in 2022. Mr. White’s RSU mix did not change from 2021. For the other Named Executive Officers, the mix was changed from 60% time-vesting RSUs and 40% performance-vesting RSUs in 2021 to 50% time-vesting RSUs and 50% performance-vesting RSUs in 2022 to align more compensation to company performance.

Named Executive Officer	Time-Vesting RSUs (% of award)	Performance-Vesting RSUs (% of award)
Mr. Forrester	50%	50%
Mr. Johnston	50%	50%
Mr. White	50%	50%
Ms. MacKay	50%	50%
Mr. McDonald	50%	50%

The following table summarizes the target equity award values of each Named Executive Officer in 2022 and 2021.

Named Executive Officer	2022 Target Award Values		2021 Target Award Values
Mr. Forrester	$5,300,000	(1)	$5,000,000
Mr. Johnston	$2,200,000		$2,200,000
Mr. White	$10,000,000		$15,000,000
Ms. MacKay	$3,050,000	(2)	$2,750,000
Mr. McDonald	$2,800,000	(3)	$1,450,000
(1)	In 2022, the Board of Directors approved a target equity award value for Mr. Forrester which was $200,000 above the target value set forth in the Forrester Employment Agreement (as defined below), related to Mr. Forrester’s outstanding leadership resulting in exceptional company performance in 2021.
(2)	Ms. MacKay’s target equity award value for 2022 increased in connection with her promotion to President and Chief Operating Officer on January 1, 2022.
(3)	Mr. McDonald’s target equity award value for 2022 increased in connection with his promotion to President on January 1, 2022.

Time-Vesting RSUs

To encourage retention, the time-vesting RSUs granted in 2022 vest in equal annual installments over a three-year period commencing on the first anniversary of the grant date, subject to the executive’s continued employment with us through the applicable vesting dates, subject to certain limited exceptions. As the RSU awards are inherently tied to the performance of our ordinary shares, we consider a vesting schedule based on continued service appropriate to provide both retention and performance incentives. Time-vesting RSUs granted prior to 2021 generally have a vesting period of four years rather than three years. Time-vesting RSUs granted in 2021 and later generally have a vesting period of three years.

Performance-Vesting RSUs

For the performance-vesting portion of the RSU award, the Named Executive Officers receive an award on the grant date expressed as a target number of RSUs. The actual number of ordinary shares delivered to the executive in settlement of the RSU award is based on our performance results with regards to the predetermined metric or metrics across the measurement period. To be eligible to receive the shares in settlement of the vested RSUs, the executive must remain employed through the end of the performance period, subject to certain limited exceptions.

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For the 2022 performance-vesting RSUs, payouts will be based 50% on a target Adjusted EBITDA Margin Performance metric, and 50% on a target Adjusted EBITDA Growth metric. Adjusted EBITDA Margin Performance is a measure of profitability obtained by dividing Compensation EBITDA by Compensation Fee Revenue (both terms defined above). Adjusted EBITDA Growth is a measure of achievement of the Company’s Compensation EBITDA for a certain fiscal year as compared to the prior year’s Compensation EBITDA. Each performance metric will be measured each year and averaged over the three-year performance period (2022, 2023 and 2024), provided that if the cumulative Adjusted EBITDA Growth of the Company is negative over the entire performance period, the total number of performance-vesting RSUs that become vested for such metric shall not exceed 100% of target. For each performance metric, payout ranges from 50% to 200% of target. Each metric also includes a minimum threshold. If actual performance for that metric is less than the minimum threshold level, the payout will be 0% for that metric. The payout for each metric is linearly interpolated for performance between the minimum threshold and target and also for performance between the target and maximum. Further, a +/- 20% relative total shareholder return (“TSR”) modifier shall be applied to each performance metric, with the relative TSR multiplier to be measured on a cumulative basis over the 3-year performance period. Relative TSR is the Company’s total shareholder return relative to the companies in the Russell 2000. No positive modifier may be applied if the Company’s TSR over the performance period is negative. No performance-vesting RSU awards may vest until the end of the full three-year performance period, subject to the executive’s continued employment through the end of the performance period, subject to certain limited exceptions. For the 2022 performance-vesting RSUs that are based on Adjusted EBITDA Margin Performance and Adjusted EBITDA Growth, specific details related to the financial targets will not be released due to their commercial sensitivity. Results of financial data will be released as they become publicly available.

In February 2023, the Compensation Committee (and the Board for the CEO and the Executive Chairman) approved the terms of the 2023 RSU grants. The terms of the 2023 performance-vesting RSUs are the same as of the 2022 performance-vesting RSUs except for the following terms:

•	The performance metrics for the 2023 performance-vesting RSUs will be:
–	Adjusted Free Cash Flow metric with a weight of 50%; and
–	Strategic Cost Efficiency metric with a weight of 50%.

To reflect Company and shareholder priorities, the Compensation Committee has introduced Adjusted Free Cash Flow as a metric in our long-term incentive program design. Adjusted Free Cash Flow is a measure of achievement equal to the Company’s operating cash flow less CapEx spend on payments for property and equipment, with such adjustments as are approved by the Compensation Committee for infrequent or unusual items. Strategic Cost Efficiency is a measure of achievement of the Company’s progress on strategic cost efficiency goals as compared to the relevant annual operating plan approved by the Board annually, with such adjustments as approved by the Compensation Committee for (a) currency rate fluctuations and (b) infrequent or unusual items.

Payouts under 2020 Performance-Vesting RSUs

On March 3, 2023, the Compensation Committee determined the payout for the performance-vesting RSU grants issued to the Named Executive Officers in 2020. Based on the Company’s performance over the applicable three-year performance periods, the calculation resulted in a payout level of 35.2% of the target for the 2020 performance-vesting RSUs.

The calculation was based (a) 50% on a target Adjusted EBITDA Margin Accretion, as measured as the average of three separate years of performance (2020, 2021 and 2022), and (b) 50% on a target Relative TSR, as measured on a cumulative basis over a performance period commencing March 1, 2020 and ending February 28, 2023. Adjusted EBITDA Margin Accretion is a measure of profitability obtained by dividing Compensation EBITDA by Compensation Fee Revenue. Relative TSR is the Company’s total shareholder return relative to the companies in the Russell 3000. For each performance metric, payout ranged from 50% to 150% of target. Each performance metric also included a minimum threshold. If actual performance was less than the minimum threshold level, the payout would be 0% for that metric. The payout for each metric was linearly interpolated for performance between the minimum threshold and target and also for performance between the target and maximum. Further, if the Company’s TSR for the performance period were negative, then the payout for that performance metric could not exceed 100%.

Adjusted EBITDA Margin Accretion (50% weighting):

Performance Year	Threshold	Target	Max	Adjusted EBITDA Margin	Actual Achievement
2020 (yr 1)	11.3%	12.3%	13.2%	8.2%	0%
2021 (yr 2)	7.2%	8.2%	9.2%	12.7%	150	% (max)
2022 (yr 3)	11.7%	12.7%	13.7%	11.9%	61%
THREE YEAR AVERAGE:					70.5%

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Relative TSR (50% weighting):

Performance Year	Threshold	Target	Max	Actual Results	Actual Achievement
3-year cumulative result	25th	50th	75th	21st
(March 1, 2020 - February 28, 2023)	percentile	percentile	percentile	percentile	0%

Aggregate Weighted Payout:	Weight	Metric Payout of Target	Weighted Payout
Adjusted EBITDA Margin Accretion	50%	70.5%	35.2%
Relative TSR	50%	0%	0%
AGGREGATE WEIGHTED VESTING PERCENTAGE			35.2%

The number of shares delivered to Mr. Forrester, Mr. White, Ms. MacKay and Mr. McDonald following the vesting of the 2020 performance-vesting RSUs are reflected in the table below. The 2020 performance-vesting RSUs vested on March 3, 2023. Mr. Johnston did not receive a grant of performance-vesting RSUs in 2020 as he joined the Company in 2021.

	2020 Performance- Vesting RSUs at Target	Aggregate Weighted Payout		Shares Vested
Mr. Forrester	59,276	35.2%		20,865
Mr. White	103,734	35.2%		36,514
Ms. MacKay	74,702	35.2%		26,295
Mr. McDonald	55,111	45.9	%(1)	25,296
(1)	Approximately one-third of Mr. McDonald’s 2020 RSUs were deemed a one-time grant as a reward for a promotion and, for the Performance-Vesting RSU portion of such one-time grant, it was agreed that the performance metrics for the 2020 measurement year only would be deemed to be satisfied at 100% achievement.

Health, Welfare, Retirement and Other Employee Benefits

We provide benefits to our Named Executive Officers on the same basis as all of our full-time employees. These benefits include 401(k) retirement, medical, pharmacy, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.

Perquisites and Other Personal Benefits

We only provide perquisites and other personal benefits to our executive officers when we believe they are appropriate to assist an individual in the performance of duties and the achievement of business objectives, to make our executive officers more efficient and effective, and for recruitment and retention purposes. The Compensation Committee believes that the perquisites and personal benefits that we provide are a reasonable component of our overall executive compensation program and are consistent with market practices. We may provide other perquisites or other personal benefits in the future to achieve similar goals, subject to approval and periodic review by our Compensation Committee.

Employment Agreements and Severance Arrangements

We have entered into written employment agreements with Mr. Forrester and Mr. White. Mr. Johnston, Ms. MacKay and Mr. McDonald are party to offer letters with the Company. We also entered into a side letter agreement with Mr. White in connection with his resignation from his position as CEO on December 31, 2021 (the “Side Letter”). These agreements establish the terms and conditions governing their employment or service, including any termination thereof, and also include restrictive covenants. These arrangements are more fully described below under “—Employment Arrangements.”

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Mr. Forrester’s rights to receive severance are set forth in his employment agreement and our A&R Severance Plan (as defined below). The severance benefits for Mr. Forrester are more fully described below under “—Employment Arrangements.” Mr. Johnston, Ms. MacKay and Mr. McDonald are entitled to severance under the A&R Severance Plan, as described in more detail below. Pursuant to the terms of the Side Letter (as more fully described below), Mr. White is not eligible to receive any severance benefits upon a termination of his service with the Company beyond what is set forth in his RSU agreements.

On February 24, 2022, the Board of Directors approved an Amended & Restated Executive Employee Severance Pay Plan (the “A&R Severance Plan”) for certain executive employees. Each of Mr. Johnston, Ms. MacKay and Mr. McDonald are entitled to certain benefits under our A&R Severance Plan that we believe are in line with market practice. In the event Mr. Johnston, Ms. MacKay or Mr. McDonald experience an “Involuntary Termination” of employment (as defined in the A&R Severance Plan), he or she will be eligible to receive the following severance benefits, subject to the Named Executive Officer’s execution of a valid release: (a) an amount equal to the sum of (i) 1.0 times his or her annual base salary plus (ii) 1.0 times his or her target annual bonus for the year in which the termination occurs (such sum, the “Cash Severance Benefit”), (b) a discretionary, pro-rated annual bonus for the year in which the termination occurs, payable at the same time annual bonuses are paid to other similarly situated employees, (c) subsidized continued health coverage for 12 months, (d) reimbursement for outplacement services up to a maximum of $25,000, and (e) accelerated pro-rata vesting of outstanding and unvested RSUs that were granted on or after the A&R Severance Plan’s effective date, with the vesting of performance-vesting RSUs determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period (or at target levels of achievement if no calendar year in the performance period has been completed as of the termination). The Cash Severance Benefit will be payable in substantially equal installments over 12 months following such Named Executive Officer’s termination of employment, in accordance with the Company’s normal payroll practices. The benefits listed in clause (b), (c) and (d) will also be provided if Mr. Johnston, Ms. MacKay or Mr. McDonald resigns for good reason (as defined in the A&R Severance Plan).

In the event Mr. Johnston’s, Ms. MacKay’s or Mr. McDonald’s employment is terminated by the Company through an Involuntary Termination or he or she resigns for good reason, in either case, on or within two years after a change in control, he or she will be eligible to receive the following severance benefits, subject to the Named Executive Officer’s execution of a valid release: (i) an amount equal to the sum of (A) 2.0 times his or her then-current base salary plus (B) 2.0 times his or her target annual bonus for the year in which the termination occurs (such sum, the “Change in Control Cash Severance Benefit”), (ii) a discretionary, pro-rated annual bonus for the year in which the termination occurs, payable at the same time annual bonuses are paid to other similarly situated employees, (iii) subsidized continued health coverage for 24 months, (iv) reimbursement for outplacement services up to a maximum of $25,000, and (v) if the acquirer assumed the outstanding RSU awards in the change in control transaction, accelerated vesting in full of his or her outstanding and unvested RSU awards that were granted on or after the A&R Severance Plan’s effective date, with the vesting of any performance-vesting RSUs determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period and at target levels of achievement for any calendar year in the performance period that has not been completed as of the termination. The Change in Control Cash Severance Benefit will be payable in substantially equal installments over 24 months following such Named Executive Officer’s termination of employment. In the event there is a change in control in which the acquirer does not assume the Company’s outstanding RSU awards, generally the award agreements provide that the RSU awards will accelerate and vest as of immediately prior to such change in control, with the vesting of any performance-vesting RSUs determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period and at target levels of achievement for any calendar year in the performance period that has not been completed as of the change in control.

Employment agreements and severance benefits assist us in the recruitment and retention of executive talent.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022.

The Compensation Committee

Timothy Dattels (Chair) Jodie McLean Lincoln Pan

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Executive Compensation Tables

2022 Summary Compensation Table

The following table sets forth information regarding the compensation to our Named Executive Officers for the years presented:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
JOHN FORRESTER,(4) Chief Executive Officer	2022	938,986	—	5,603,359	1,965,610	79,672	8,587,627
	2021	635,541	—	5,000,001	2,460,159	110,832	8,206,533
	2020	560,855	592,000	2,564,610	—	99,763	3,817,228
NEIL JOHNSTON, EVP, Chief Financial Officer	2022	600,000	—	2,325,935	565,200	7,625	3,498,760
	2021	496,154	250,000	2,200,002	1,200,000	76,481	4,222,637
BRETT WHITE,(5) Executive Chairman	2022	—	—	10,572,376	—	32,918	10,605,294
	2021	950,000	—	15,000,003	4,000,000	40,489	19,990,492
	2020	876,923	1,000,000	7,113,074	—	66,120	9,056,117
MICHELLE MACKAY, President and Chief Operating Officer	2022	750,000	—	3,224,565	942,000	7,625	4,924,190
	2021	600,000	—	2,750,005	1,800,000	7,250	5,157,255
	2020	408,077	496,250	2,471,539	—	7,125	3,382,991
ANDREW MCDONALD, President	2022	700,000	—	2,960,277	942,000	7,625	4,609,902
(1)	The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of the stock-based awards granted to the Named Executive Officers during the years presented, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The “Stock Awards” column includes the value of time-vesting awards and performance-vesting awards. With respect to the performance-vesting RSUs granted in 2022, the amounts represent the fair value of the performance-vesting RSUs at the grant date assuming the target level of performance conditions are achieved. Assuming the maximum level of performance conditions are achieved, the amounts for this column would be $8,556,720, $3,551,865, $16,144,755, $4,924,123 and $4,520,549 for Mr. Forrester, Mr. Johnston, Mr. White, Ms. MacKay and Mr. McDonald, respectively. For the assumptions used in valuing these awards for purposes of computing this expense, please see Note 13 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2022.
(2)	The amounts represent cash bonus amounts earned pursuant to our Annual Incentive Plan for the applicable year.
(3)	The amounts in this column include the following categories of additional compensation for 2022: (a) for Mr. Forrester, $23,885 for private medical, $17,862 for a car allowance, and $25,981 in cash in lieu of retirement benefits, in addition to amounts for certain core benefits including tax consulting services, health screening and life assurance benefits; (b) for Mr. White, the continuation of health insurance benefits per his Side Letter; and (c) for each of Mr. Johnston, Ms. MacKay and Mr. McDonald, 401(k) contributions by the Company ($7,625 each). The amounts reported for perquisites and other benefits represent the actual cost incurred by us in providing these benefits to the indicated Named Executed Officer.
(4)	Salary, Non-Equity Incentive Plan Compensation and All Other Compensation for Mr. Forrester have been converted from GBP at a rate of $1.3532/GBP for 2022, $1.3668/GBP for 2021, and $1.3158/GBP for 2020.
(5)	Pursuant to the Side Letter, Mr. White did not receive salary or an annual bonus for his service in 2022.

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2022 Grants of Plan-Based Awards Table

The following table sets forth, for each of the Named Executive Officers, the plan-based awards granted during 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares	Grant Date Fair Value
Name	Grant Date	Approval Date	Target	Maximum	Threshold	Target	Maximum	of Stock or Units(3)	of Stock Awards(4)
MR. FORRESTER			$2,086,634	$4,173,269
	2/24/2022	2/24/2022			59,020	118,040	236,080	118,040	$5,603,359
MR. JOHNSTON			$600,000	$1,200,000
	2/24/2022	2/23/2022			24,499	48,998	97,996	48,998	$2,325,935
MR. WHITE			—	—
	2/24/2022	2/24/2022			111,359	222,717	445,434	222,717	$10,572,376
MS. MACKAY			$1,000,000	$2,000,000
	2/24/2022	2/23/2022			33,964	67,928	135,856	67,929	$3,224,565
MR. MCDONALD			$1,000,000	$2,000,000
	2/24/2022	2/23/2022			31,181	62,361	124,722	62,361	$2,960,277
(1)	These values represent the target and maximum cash payouts under the 2022 AIP. These values for Mr. Forrester have been converted from GBP at a rate of $1.3532/GBP.
(2)	These amounts represent the threshold, target and maximum number of shares underlying performance-vesting RSUs authorized by the Compensation Committee (or, in the case of Mr. White and Mr. Forrester, by the Board). The actual payout levels for these grants will be determined by the Compensation Committee in 2025 following the end of the three-year performance period. The performance-vesting RSUs are eligible to vest in one installment on the date the Compensation Committee certifies the Company’s achievement of the applicable performance conditions.
(3)	These amounts represent time-vesting RSUs which will vest and be settled in three substantially equal installments on each of the first three anniversaries of the grant date, subject, with certain limited exceptions, to the executive’s continuing employment through each such vesting date.
(4)	The fair values for the time-vesting RSUs represent the fair value of an ordinary share on the grant date, which is based on the closing price of our ordinary shares on the grant date ($22.45). The fair values of the performance-vesting RSUs were determined using a Monte Carlo simulation based on the assumptions set forth in Note 13 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2022.

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2022 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth, for each of the Named Executive Officers, the equity awards outstanding as of December 31, 2022.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested (1)
MR. FORRESTER	585,000	$10.00	5/8/2025
				305,979 (2)	$3,812,498	299,790	(7)	$3,735,383
MR. JOHNSTON	—	—	—
				105,846 (3)	$1,318,841	105,845	(7)	$1,318,829
MR. WHITE	—	—	—
				222,717 (4)	$2,775,054	958,428	(8)	$11,942,013
MS. MACKAY	—	—	—
				191,318 (5)	$2,383,822	209,990	(7)	$2,616,475
MR. MCDONALD	—	—	—
				148,291 (6)	$1,847,706	152,989	(7)	$1,906,243
(1)	The market value of unvested and unearned stock awards is calculated as of December 31, 2022, as the aggregate number of shares underlying the unvested time-vesting RSUs and the unvested performance-vesting RSUs (at target), respectively, multiplied by our year end closing stock price of $12.46.
(2)	Consists of time-vesting RSUs, 39,346 of which vested on February 24, 2023, 61,237 of which vested on February 25, 2023, 22,229 of which vested on February 27, 2023, 21,007 of which vested on March 7, 2023 and the remainder of which are scheduled to vest as follows:

Number of RSUs	Vesting Date(s)
22,229	February 27, 2024
61,237	February 25, 2024
78,694	Two substantially equal installments on February 24, 2024 and 2025

(3)	Consists of time-vesting RSUs, 16,332 of which vested on February 24, 2023 and 28,424 of which vested on February 28, 2023 and the remainder of which are scheduled to vest as follows:

Number of RSUs	Vesting Date(s)
28,424	February 28, 2024
32,666	Two substantially equal installments on February 24, 2024 and 2025

(4)	Consists of time-vesting RSUs, 74,239 of which vested on February 24, 2023 and the remainder of which are scheduled to vest as follows:

Number of RSUs	Vesting Date(s)
148,478	Two equal installments on February 24, 2024 and 2025

(5)	Consists of time-vesting RSUs, 22,643 of which vested on February 24, 2023, 33,680 of which vested on February 25, 2023 and the remainder of which are scheduled to vest as follows:

Number of RSUs	Vesting Date(s)
56,027	Two substantially equal installments on April 14, 2023 and 2024
33,682	February 25, 2024
45,286	Two equal installments on February 24, 2024 and 2025

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(6)	Consists of time-vesting RSUs, 20,787 of which vested on February 24, 2023, 17,759 of which vested on February 25, 2023, 2,964 of which vested on February 27, 2023, 3,152 of which vested on March 7, 2023 and the remainder of which are scheduled to vest as follows:

Number of RSUs	Vesting Date(s)
2,963	February 27, 2024
41,333	Two substantially equal installments on August 14, 2023 and 2024
17,759	February 25, 2024
41,574	Two equal installments on February 24, 2024 and 2025

(7)	Consists of performance-vesting RSUs (assuming performance levels achieved at target) for each Named Executive Officer (other than Mr. White) as set forth below, representing: (i) 2020 performance-vesting RSUs, with vesting and payouts based 50% on a target Adjusted EBITDA Margin Accretion metric, as measured on a cumulative basis over a measurement period commencing on January 1, 2020 and ending on December 31, 2022, and 50% on a target Relative TSR, as measured on a cumulative basis over a measurement period commencing on March 1, 2020 and ending on February 28, 2023, of which 35.2% of each Named Executive Officer’s performance-vesting RSUs vested (except for Mr. McDonalds, whose performance-vesting RSUs vested at 45.9%) and the remainder were forfeited on March 3, 2023; (ii) 2021 performance-vesting RSUs, with vesting and payouts based 25% on a target Adjusted EBITDA Margin Accretion metric, as measured based on the average annual achievement over 2021, 2022 and 2023; and 75% on a target Strategic Cost Efficiency metric, as measured based on the average annual achievement over 2021, 2022 and 2023; and (iii) 2022 performance-vesting RSUs, with vesting and payouts based 50% on a target Adjusted EBITDA Margin Performance metric and 50% on a target Adjusted EBITDA Growth metric, each as measured based on the average annual achievement over 2022, 2023 and 2024, and each subject to a +/- 20% Relative TSR modifier. See “Compensation Elements—Long-Term Incentive Compensation—Performance-Vesting RSUs” for additional details on the terms of the performance-vesting RSUs.

	2020 Performance-Vesting RSUs
Named Executive Officer	Target	Number which Vested on March 3, 2023	2021 Performance-Vesting RSUs (at target)	2022 Performance-Vesting RSUs (at target)
MR. FORRESTER	59,276	20,865	122,474	118,040
MR. JOHNSTON	—	—	56,847	48,998
MS. MACKAY	74,702	26,295	67,360	67,928
MR. MCDONALD	55,111	25,296	35,517	62,361

(8)	Consists of performance-vesting RSUs (assuming performance levels achieved at target) with the following performance-vesting criteria: (i) 558,448 of such performance-vesting RSUs vest in equal increments if our closing share price for a period of 90 days is at least $22.30, $25.10, $27.80, $30.60 and $33.40; (ii) 73,529 of such performance-vesting RSUs vest only upon the occurrence of a liquidity event in which the Principal Shareholders realize a net multiple of money of at least 2.0; (iii) 103,734 of such performance-vesting RSUs represent 2020 performance-vesting RSUs, with vesting and payouts based 50% on a target Adjusted EBITDA Margin Accretion metric, as measured on a cumulative basis over a measurement period commencing on January 1, 2020 and ending on December 31, 2022, and 50% on a target Relative TSR, as measured on a cumulative basis over a measurement period commencing on March 1, 2020 and ending on February 28, 2023, of which 36,514 vested and the remainder were forfeited on March 3, 2023; and (iv) 222,717 of such performance-vesting RSUs represent 2022 performance-vesting RSUs, with vesting and payouts based 50% on a target Adjusted EBITDA Margin Performance metric and 50% on a target Adjusted EBITDA Growth metric, each as measured based on the average annual achievement over 2022, 2023 and 2024, and each subject to a +/- 20% Relative TSR modifier. See “Compensation Elements—Long-Term Incentive Compensation—Performance-Vesting RSUs” for additional details on the terms of the performance-vesting RSUs.

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2022 Options Exercised and Stock Vested Table

The following table sets forth, for each of the Named Executive Officers, the number of ordinary shares acquired upon the exercise of options and vesting of RSUs during 2022, and the aggregate value realized (before payment of any applicable withholding tax and broker commission) upon the exercise or vesting of such awards.

Name	Option Award – Number of Shares Acquired on Exercise	Option Awards – Value Realized on Exercise	Stock Awards – Number of Shares Vested	Stock Awards – Value on Vesting
MR. FORRESTER	15,000	$72,900	154,335	$3,268,449
MR. JOHNSTON	—	—	28,424	$623,054
MR. WHITE (1)	26,630	$318,034	1,486,021	$32,798,564
MS. MACKAY	—	—	61,694	$1,302,543
MR. MCDONALD	—	—	44,541	$879,644
(1)	Includes the accelerated vesting on January 1, 2022 of (a) time-vesting RSUs originally granted on March 8, 2018, March 7, 2019, February 27, 2020 and February 25, 2021 and (b) performance-vesting RSUs granted on February 25, 2021, each as the result of Mr. White’s Qualifying Resignation as defined under the White Employment Agreement and further clarified under the Side Letter (each term as defined below). See “—Employment Arrangements”.

2022 Nonqualified Deferred Compensation Table

In December 2018, the Company adopted a new executive deferred compensation plan (the “DCP”), which became effective on January 1, 2019. The DCP allows highly compensated employees to defer a portion of their salary, bonus, commissions and/or equity-based compensation, enabling the employee to defer tax on compensation until payment is made. Deferred compensation is credited into an account denominated in ordinary shares of the Company in a number determined based on the fair market value of the Company’s ordinary shares on the date of the deposit. All payments are made in ordinary shares. None of our Named Executive Officers had any nonqualified deferred compensation in 2022.

Employment Arrangements

Each of the Named Executive Officers is party to certain agreements or arrangements governing their employment, as described below.

Mr. Forrester

In connection with his appointment as our Chief Executive Officer, the Company and Cushman & Wakefield Debenham Tie Leung Limited entered into a new employment agreement with Mr. Forrester, effective as of January 1, 2022 (the “Forrester Employment Agreement”), which supersedes his prior employment agreement dated February 19, 2019 in its entirety.

The Forrester Employment Agreement provides that Mr. Forrester’s role as Chief Executive Officer of the Company was effective as of January 1, 2022. Mr. Forrester is a citizen of the United Kingdom and will be paid in British pound sterling. The Forrester Employment Agreement provides for an annual base salary of £693,900, subject to periodic review and possible increase by the Board based on individual and Company performance and may not be reduced without Mr. Forrester’s written consent. Mr. Forrester will also be eligible to receive an annual cash bonus with a target amount equal to £1,542,000 (and a maximum annual bonus opportunity equal to 200% of such target amount) and is eligible to receive, in the Board’s discretion, an annual grant of RSUs with a target grant date fair value of $5,100,000 each year during which Mr. Forrester remains employed with the Company as Chief Executive Officer, subject to Mr. Forrester’s continued employment as our Chief Executive Officer as of the grant date. The RSUs awarded to Mr. Forrester in his capacity as Chief Executive Officer shall vest over a three-year period, with 50% of such RSUs also subject to performance-based vesting conditions, which performance-vesting RSUs will vest and be earned, if at all, upon the Company’s achievement of the applicable performance-vesting conditions at the end of the three-year performance period. Under the Forrester Employment Agreement, Mr. Forrester may also

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designate an external tax consultant to assist in the preparation and submission of his United Kingdom and United States income tax returns at the Company’s expense with respect to (a) each taxable year during which he is or was employed by the Company as our Chief Executive Officer and (b) each subsequent year following his termination (other than for cause) in which he incurs any residual taxable income and/or there are foreign tax credits as a result of his employment with us as our Chief Executive Officer, generally subject to a maximum cost of £10,000 per year, exclusive of VAT. Upon certain terminations of employment, Mr. Forrester will be eligible to receive severance benefits as set forth in both the Forrester Employment Agreement and the A&R Severance Plan.

Under the Forrester Employment Agreement, if Mr. Forrester is terminated by the Company without “cause,” or if Mr. Forrester resigns with “good reason” (both as defined in the Forrester Employment Agreement and each, a “Qualifying Termination”), then Mr. Forrester shall be entitled to receive the following severance benefits, subject to his execution of a valid release: (a) an amount equal to 1.5 times his then-current base salary, payable in substantially equal installments for a period of 18 months following the termination date (the “Severance Period”); (b) continued participation in our medical, dental and health plans at the same rates as applicable to active employees, and if applicable, continued global health coverage and additional health coverage benefits for the Severance Period; and (c) an amount equal to his target annual bonus for the year in which the Qualifying Termination occurs, generally payable on the date the annual bonus would otherwise have been paid had Mr. Forrester remained employed. Additionally, the Forrester Employment Agreement provides that upon a Qualifying Termination or a Board approved Retirement (as defined below), (i) with respect to Mr. Forrester’s time-vesting RSUs that are outstanding and unvested as of the Qualifying Termination, all continued employment requirements shall be deemed to have been satisfied and such RSUs shall be settled in accordance with their regularly-scheduled time-vesting schedule and (ii) with respect to Mr. Forrester’s performance-vesting RSUs that are outstanding and unvested as of the Qualifying Termination, any continued employment requirement shall be deemed to have been satisfied through the applicable performance periods and such RSUs shall be eligible to vest if, and to the extent, the applicable performance metrics are satisfied as of the end of the applicable performance period. For purposes of the Forrester Employment Agreement, “Retirement” means Mr. Forrester’s resignation without good reason, so long as he has (A) delivered to the Company a notice of termination no later than six months prior to the anticipated retirement date and (B) the Board of Directors approves, in its discretion, his retirement plan, including any necessary steps to ensure a smooth transition of his role.

As discussed above under the section entitled, “—Compensation Elements—Employment Agreements and Severance Arrangements,” on February 24, 2022, the Board of Directors approved the A&R Severance Plan applicable to certain executive employees. The Forrester Employment Agreement provides that the A&R Severance Plan will apply to Mr. Forrester in the event of a Qualifying Termination that occurs within the two years following a change in control of the Company (a “Change in Control Termination”). In the event of a Change in Control Termination, Mr. Forrester would be eligible to receive the following severance benefits pursuant to the A&R Severance Plan, subject to his execution of a valid release: (a) an amount equal to the sum of (i) 2.0 times his then-current base salary plus (ii) 2.0 times his target annual bonus for the year in which the termination occurs, payable in substantially equal installments for a period of 24 months following the Change in Control Termination; (b) a discretionary, pro-rated annual bonus for the year in which the Change in Control Termination occurs, determined based on (i) the performance of the Company; (ii) Mr. Forrester’s performance, and (iii) taking into account Mr. Forrester’s period of service in the applicable bonus year, which bonus is payable at the same time bonuses are paid under the AIP; (c) subsidized continued health coverage for 24 months following the Change in Control Termination and (d) reimbursement for outplacement services up to a maximum of $25,000. To the extent the acquirer assumed Mr. Forrester’s outstanding RSU awards in the change in control transaction, under the terms of the A&R Severance Plan Mr. Forrester would also be entitled to accelerated vesting in full of his outstanding and unvested RSU awards that were granted on or after the A&R Severance Plan’s effective date, with the vesting of any performance-vesting RSUs determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period and at target levels of achievement for any calendar year in the performance period that has not been completed as of the Change in Control Termination. In the event there is a change in control in which the acquirer does not assume the Company’s outstanding RSU awards, generally the award agreements provide that Mr. Forrester’s RSU awards will accelerate and vest as of immediately prior to such change in control, with the vesting of any performance-vesting RSUs determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period and at target levels of achievement for any calendar year in the performance period that has not been completed as of the change in control.

In the event that Mr. Forrester’s employment is terminated due to his death or “disability” (as defined in the Forrester Employment Agreement), the Forrester Employment Agreement provides that Mr. Forrester shall be entitled to receive (a) his target bonus for the year in which the termination occurred, paid on the date that the annual bonus would otherwise have been paid had he remained employed on such date, and (b) the annual bonus for any completed year prior to the year in which the termination date occurred, if not yet paid. Additionally, pursuant to the terms of

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Mr. Forrester’s RSU award agreements, upon his death or “disability” (as defined in the relevant RSU agreement), all of Mr. Forrester’s unvested and outstanding RSU awards will vest immediately, with the vesting of any performance-vesting RSUs determined at target levels of performance, provided that any grants made less than a year prior to the occurrence of the death or disability would vest on a pro-rated basis.

Mr. Forrester is also subject to certain restrictive covenants set forth in the Forrester Employment Agreement and the agreements governing his equity awards, including (a) prohibitions on competing with us during his employment with us and for a period of 18 months thereafter, (b) prohibitions on soliciting or hiring our customers or employees during his employment with us and for a period of 24 months thereafter, and (c) non-disparagement, confidentiality and intellectual property assignment obligations.

Mr. Johnston

Cushman & Wakefield Global, Inc. (“C&W Global”) is party to an offer letter with Mr. Johnston, effective as of February 28, 2021. The offer letter provides that Mr. Johnston’s base salary will be $600,000. Mr. Johnston will be eligible for a target annual bonus opportunity equal to $600,000, based on individual and/or company performance, as determined by the Company, with a maximum annual bonus opportunity equal to $1,200,000. Under the terms of the offer letter, Mr. Johnston is also eligible to receive, in the Board’s sole discretion, an annual grant of RSUs with a target grant date fair value of $2,200,000 each year during which Mr. Johnston remains employed with the Company as of the grant date.

Pursuant to the offer letter, Mr. Johnston was also entitled to receive a $250,000 one-time cash sign-on bonus, subject to his continued employment through the payment date, which bonus was paid on November 1, 2021. Mr. Johnston is subject to certain restrictive covenants under the terms of his offer letter and the agreements governing his equity awards, including (a) prohibitions on competing with us during his employment with us and for a period of 12 months thereafter, (b) prohibitions on soliciting or hiring our clients or employees during his employment with us and for a period of 12 months thereafter, and (c) non-disparagement and confidentiality obligations. The offer letter also provides that Mr. Johnston would be eligible to receive reimbursement for housing expenses incurred to maintain an apartment in Chicago, Illinois, however, no such apartment has been obtained by Mr. Johnston and thus no such reimbursement has been paid. Upon certain terminations of employment, Mr. Johnston is eligible to receive severance benefits payable under our A&R Severance Plan, which benefits are discussed above under “—Compensation Elements—Employment Agreements and Severance Arrangements.”

Mr. White

On December 31, 2021, the Company and C&W Global entered into a side letter agreement (the “Side Letter”) with Mr. White, in connection with Mr. White’s resignation as our CEO, effective as of December 31, 2021. Pursuant to the terms of the Side Letter, Mr. White’s resignation was confirmed as a Qualifying Resignation, as defined under his Employment Agreement with the Company and C&W Global, dated August 27, 2020 (the “White Employment Agreement”). As a result of such Qualifying Resignation, (a) Mr. White’s outstanding and unvested time-vesting RSUs accelerated and vested on January 1, 2022, (b) certain outstanding and unvested performance-vesting RSUs held by Mr. White will remain outstanding and eligible to vest in accordance with their terms, and (c) certain outstanding and unvested performance-vesting RSUs held by Mr. White accelerated and vested on January 1, 2022, with performance levels deemed achieved at actual performance through the Qualifying Resignation date and at target performance for any remaining portion of the performance period, in each case, in accordance with the terms of the White Employment Agreement. The Side Letter clarifies that following the Qualifying Resignation, the Company has no obligation to provide any salary, bonus or severance benefits to Mr. White, except that he remained eligible to receive his annual bonus for the 2021 calendar year in respect of his service as CEO for such year. The Side Letter also extends certain restrictive covenants in the White Employment Agreement (as set forth below) to apply to Mr. White through June 30, 2025, however, Mr. White is permitted to participate in certain non-competitive activities outside of the Company.

In accordance with the terms of the White Employment Agreement and the Side Letter, Mr. White remained eligible to receive his annual RSU grants in 2022 and 2023, so long as he continues to provide services to the Company as our Executive Chairman or as a member of the Board of Directors. On each of February 24, 2022 and February 23, 2023, Mr. White received an annual RSU grant, and each such grant agreement provides equity acceleration benefits upon certain qualifying termination and change in control scenarios. Pursuant to Mr. White’s RSU award agreement, if Mr. White is terminated without “cause” (as defined in his RSU award agreement) in connection with a “change in control” (as defined in his RSU award agreement) in which the acquirer assumes the terms of the award agreement,

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Mr. White’s unvested and outstanding performance-vesting RSUs will convert to time-vesting RSUs based on actual performance for completed years and at target performance for years not completed, in each case, at the time of the change in control, and will vest upon the termination without cause. In the same scenario, his unvested and outstanding time-vesting RSUs will be forfeited. In the event there is a change in control in which the acquirer does not assume the terms of the award agreement, the award agreement provides that Mr. White’s unvested and outstanding RSUs will accelerate and vest as of immediately prior to such change in control, with the vesting of any performance-vesting RSUs determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period and at target levels of achievement for any calendar year in the performance period that has not been completed as of the change in control. Finally, under his RSU award agreement, if Mr. White’s employment is terminated due to his death or “disability” (as defined in his RSU award agreement), all of his unvested and outstanding RSU awards will vest immediately, with the vesting of any performance-vesting RSUs determined at target levels of performance, provided that any grants made less than a year prior to the occurrence of the death or disability would vest on a pro-rated basis.

Mr. White remains subject to certain restrictive covenants under the White Employment Agreement, as modified by the Side Letter, including prohibitions on (i) competing with us through June 30, 2025, (ii) soliciting or hiring our customers or employees through June 30, 2025, and (iii) non-disparagement, confidentiality and intellectual property assignment obligations.

Mr. White is not a participant of and therefore not entitled to benefits under the A&R Severance Plan.

Ms. MacKay

In connection with her appointment as our President and Chief Operating Officer, Ms. MacKay entered into a new offer letter with C&W Global, effective as of January 1, 2022. The offer letter provides that Ms. MacKay’s base salary will be $750,000. Ms. MacKay will be eligible for a target annual bonus opportunity equal to $1,000,000, based on individual and Company performance, as determined by the Company, with a maximum annual bonus opportunity equal to $2,000,000. Under the terms of the offer letter, Ms. MacKay is also eligible to receive, in the Board’s sole discretion, an annual grant of RSUs with a target grant date fair value of $3,050,000 each year during which Ms. MacKay remains employed with the Company as of the grant date. Ms. MacKay is subject to certain restrictive covenants under the terms of her offer letter and the agreements governing her equity awards, including (a) prohibitions on competing with us during her employment with us and for a period of 12 months thereafter, (b) prohibitions on soliciting or hiring our clients or employees during her employment with us and for a period of 12 months thereafter, and (c) non-disparagement and confidentiality obligations. Upon certain terminations of employment, Ms. MacKay is also eligible to receive severance benefits payable under our A&R Severance Plan, which benefits are discussed above under “—Compensation Elements—Employment Agreements and Severance Arrangements.”

Mr. McDonald

In connection with his appointment as our President, Mr. McDonald entered into a new offer letter with C&W Global, effective as of January 1, 2022. The offer letter provides that Mr. McDonald’s base salary will be $700,000. Mr. McDonald will be eligible for a target annual bonus opportunity equal to $1,000,000, based on individual and Company performance, as determined by the Company, with a maximum annual bonus opportunity equal to $2,000,000. Under the terms of the offer letter, Mr. McDonald is also eligible to receive, in the Board’s sole discretion, an annual grant of RSUs with a target grant date fair value of $2,800,000 each year during which Mr. McDonald remains employed with the Company as of the grant date. Mr. McDonald is subject to certain restrictive covenants under the terms of his offer letter and the agreements governing his equity awards, including (a) prohibitions on competing with us during his employment with us and for a period of 12 months thereafter, (b) prohibitions on soliciting or hiring our clients or employees during his employment with us and for a period of 12 months thereafter, and (c) non-disparagement and confidentiality obligations. Upon certain terminations of employment, Mr. McDonald is also eligible to receive severance benefits payable under our A&R Severance Plan, which benefits are discussed above under “—Compensation Elements—Employment Agreements and Severance Arrangements.”

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Potential Payments Upon Termination or Change in Control

The Named Executive Officers are eligible to receive certain severance payments and benefits under their employment agreements, equity grant agreements and/or our A&R Severance Plan in connection with a termination of employment under various circumstances.

The table below provides an estimate of the value of such payments and benefits assuming that a qualifying termination of employment and, as applicable, a change in control, occurred on December 31, 2022, and assuming a share price of $12.46 per share, the closing price of the ordinary shares on the last business day of 2022. The actual amounts that would be paid or distributed to the Named Executive Officers as a result of one of the termination events occurring in the future will depend on factors such as the date of termination, the manner of termination and the terms of the applicable agreements in effect at such time, which could differ materially from the terms and amounts described here.

2022 Potential Payments and Benefits upon Termination of Employment or Change in Control Table

Triggering Event	Mr. Forrester(6)		Mr. Johnston	Mr. White(9)		Ms. MacKay	Mr. McDonald
Termination without Cause Not in Connection with Change in Control
Cash Severance	$3,495,113		$1,200,000	—		$1,750,000	$1,700,000
Annual Bonus(1)	—		$565,200	—		$942,000	$942,000
Accelerated Vesting of Restricted Stock Unit Awards	$7,251,122	(7)	$284,262	—		$394,085	$361,789
Health and Welfare Benefits(2)	$35,827		$183	—		$19,927	$15,669
Outplacement Services(3)	—		$25,000	—		$25,000	$25,000
TOTAL	$10,782,062		$2,074,645	—		$3,131,012	$3,044,458
Termination without Cause in Connection with Change in Control(4)
Cash Severance	$6,051,241		$2,400,000	—		$3,500,000	$3,400,000
Annual Bonus(1)	$1,965,610		$565,200	—		$942,000	$942,000
Accelerated Vesting of Restricted Stock Unit Awards	$4,909,402		$2,024,090	$2,371,288	(10)	$2,954,515	$2,240,246
Health and Welfare Benefits(2)	$47,770		$367	—		$39,855	$31,338
Outplacement Services(3)	$25,000		$25,000	—		$25,000	$25,000
TOTAL	$12,999,023		$5,014,657	$2,371,288		$7,461,370	$6,638,584
Death or Disability
Cash Severance	—		—	—		—	—
Annual Bonus	$2,086,634	(8)	—	—		—	—
Accelerated Vesting of Restricted Stock Unit Awards	$5,505,140		$1,789,742	$1,695,868		$3,824,759	$2,674,763
Health and Welfare Benefits	—		—	—		—	—
TOTAL	$7,591,774		$1,789,742	$1,695,868		$3,824,759	$2,674,763
Change in Control Not in Connection with a Termination where Awards Are Not Assumed(5)
Cash Severance	—		—	—		—	—
Annual Bonus	—		—	—		—	—
Accelerated Vesting of Restricted Stock Unit Awards	$7,251,122		$2,732,416	$5,146,341	(10)	$4,491,942	$3,425,379
Health and Welfare Benefits	—		—	—		—	—
Outplacement Services	—		—	—		—	—
TOTAL	$7,251,122		$2,732,416	$5,146,341		$4,491,942	$3,425,379

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(1)	Represents a pro-rated bonus for the year of termination, determined in the sole discretion of the administrator of the A&R Severance Plan and based on Company performance, Named Executive Officer performance, and taking into account the Named Executive Officer’s period of service in the applicable bonus year.
(2)	Represents the aggregate COBRA payments payable to the Named Executive Officer in accordance with the terms of the applicable agreement, assuming a termination date of December 31, 2022.
(3)	Represents the maximum reimbursement for reasonable fees of no more than one outplacement or similar service provider engaged by the Named Executive Officer to assist in finding employment opportunities during the one-year period following the Named Executive Officer’s termination.
(4)	Assumes that the acquiror assumed the Company’s unvested RSU awards in connection with the change in control.
(5)	Under the Company’s RSU agreements issued after 2018, in the event that the acquirer does not agree to assume the Company’s unvested RSU awards in connection with a change in control, such RSU awards will vest immediately prior to the change in control.
(6)	Base salary, bonus and health and welfare amounts are converted from GBP at a rate of $1.3532/GBP.
(7)	Mr. Forrester’s Employment Agreement provides that if Mr. Forrester’s employment is terminated without cause (not in connection with a change in control), the following will occur: (a) any outstanding and unvested time-vesting RSUs will vest on their regularly-scheduled date as if he were still employed by the Company at that time and (b) any outstanding and unvested performance-vesting RSUs will vest on their regularly-scheduled date as if he were still employed by the Company at that time to the extent the applicable performance metrics are satisfied. For the amounts listed in the table above, (x) for the time-vesting RSUs, we have included the value of all outstanding and unvested time-vesting RSUs as if they vested as of December 31, 2022, and (y) for performance vesting RSUs, we have included the value of all outstanding and unvested performance-vesting RSUs as if they vested as of December 31, 2022 using actual performance levels for any completed calendar years and target performance levels for incomplete calendar years.
(8)	Mr. Forrester’s Employment Agreement provides that if Mr. Forrester’s employment is terminated by reason of his death or disability, he will receive the target bonus for the year in which the termination date occurs.
(9)	Mr. White’s resignation from his position as our CEO, effective as of December 31, 2021, was considered a “Qualifying Resignation” under the White Employment Agreement and the Side Letter. As a result of such Qualifying Resignation, Mr. White received all requisite severance benefits upon his resignation, including the following treatment of his then-outstanding equity: (a) outstanding and unvested time-vesting RSUs accelerated and vested on January 1, 2022, (b) certain outstanding and unvested performance-vesting RSUs remained outstanding and eligible to vest in accordance with their terms, and (c) certain outstanding and unvested performance-vesting RSUs accelerated and vested on January 1, 2022, with performance levels deemed achieved at actual performance through the Qualifying Resignation date and at target performance for any remaining portion of the performance period. Of those RSUs discussed in clause (b), 36,514 of Mr. White’s 2020 performance-vesting RSUs vested on March 3, 2023 based on performance levels achieved by the Company during the appliable performance period. Since vesting of such 2020 performance-vesting RSUs were already awarded as a result of the Qualifying Resignation, such RSUs are not included in this table. Further, as of January 1, 2022, Mr. White remained our Executive Chairman and a member of the Board of Directors. In accordance with the terms of the White Employment Agreement and the Side Letter, Mr. White therefore remained eligible to receive, and did receive, his annual RSU grant in March 2022 and in March 2023. In his current role as Executive Chairman, Mr. White is not a participant in our A&R Severance Plan and is therefore only entitled to equity acceleration benefits provided under his remaining RSU agreements.
(10)	The amounts listed assume the change in control did not constitute a “liquidity event” as defined in certain of Mr. White’s award agreements. See Footnote 8 to “—Executive Compensation Tables—2022 Grants of Plan-Based Awards Table”.

Director Compensation Program

Directors who are also employees of the Company or any Principal Shareholder do not receive any compensation for their services as directors.

Prior to July 1, 2022, each director who is not an employee of the Company or any Principal Shareholder (a “Non-Employee Director”) was entitled to receive annual cash retainers for Board and committee service in 2022 as set forth in the following table.

Type of Compensation	Base Retainer	Additional Retainer For Committee Chair
Annual Board member retainer	$90,000	N/A
Audit Committee member	$10,000	$20,000
Compensation Committee member	$10,000	$15,000
Nominating and Corporate Governance Committee member	$5,000	$10,000

Based on the results of a market study regarding director compensation, effective July 1, 2022, the annual cash retainer for Board service was increased to $100,000 and the additional cash retainer for chairing the

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Audit Committee was increased to $30,000. Thus, effective July 1, 2022, each Non-Employee Director is entitled to receive annual cash retainers for Board and committee service as set forth in the following table.

Type of Compensation	Base Retainer	Additional Retainer For Committee Chair
Annual Board member retainer	$100,000	N/A
Audit Committee member	$10,000	$30,000
Compensation Committee member	$10,000	$15,000
Nominating and Corporate Governance Committee member	$5,000	$10,000

Directors do not earn fees for each meeting attended; however, they are reimbursed for out-of-pocket expenses relating to their service on the Board.

In addition, each Non-Employee Director is eligible to receive an annual RSU award with a grant date value of $180,000, which will vest in full on the earlier of the first anniversary of the date of grant or the annual shareholder meeting. The amount of the RSU award was increased from $170,000 to $180,000 effective May 5, 2022 based on the market study regarding director compensation noted above. All awards granted in 2022 were granted under our Amended & Restated 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan.

2022 Director Compensation Table

The table below summarizes the compensation of each director in 2022 (other than Mr. Forrester, our CEO, and Mr. White, our Executive Chairman, each of whose compensation is discussed in the Summary Compensation Table).

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Jonathan Coslet	—	—	—
Timothy Dattels	—	—	—
Anthony Miller	—	—	—
Lincoln Pan	—	—	—
Angelique Brunner	$110,000	$180,008	$290,008
Richard McGinn(2)	$85,000	$180,008	$265,008
Jodie McLean	$110,000	$180,008	$290,008
Angela Sun(3)	$101,556	$180,008	$281,564
Billie Williamson	$130,000	$180,008	$310,008

(1)	The column titled “Stock Awards” represents the grant date fair value of the RSU awards to the Non-Employee Directors on May 5, 2022, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense, please see Note 13 of the consolidated financial statements in our Annual Report for the year ended December 31, 2022.
(2)	Mr. McGinn served on the Board (and its Audit Committee and Compensation Committee) during 2022 through his resignation on August 4, 2022. Mr. McGinn received an RSU grant on May 5, 2022 but, pursuant to its terms, the award was subsequently forfeited in connection with Mr. McGinn’s resignation from the Board.
(3)	Ms. Sun was appointed to the Audit Committee on May 5, 2022.

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CEO Pay Ratio

The SEC has adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total compensation of the principal executive officer (“PEO”). The Company’s PEO is our CEO. The Company is presenting the required disclosure as follows:

We identified a median employee as of December 31, 2022 using the following approach. We had approximately 51,031 full-time, part-time and seasonal employees as of December 31, 2022. As of December 31, 2022, approximately 20,484 of our employees were located outside of the United States. For purposes of this 2022 determination, we excluded the population of the workforce that were not considered employees of the Company under applicable local regulations. In addition, under the de minimis exemption of the SEC rule, we excluded approximately 5% of our international population by excluding employee populations in the following jurisdictions: Brazil (1,100), Mexico (785), Philippines (412), Colombia (104), Peru (94), and Malaysia (39). We identified our median as of December 31, 2022 utilizing base pay earnings for the previous 12-month period for the population of employees described above. Our median employee is a full-time employee located in the United States.

For 2022, we determined that our median employee’s total compensation, calculated in accordance with Item 402(c) of Regulation S-K, was $55,206, which includes base, bonus and company 401(k) match. Based upon this methodology and the CEO’s total compensation of $8,587,627, as set forth in the Summary Compensation Table, we estimate the ratio of our CEO pay to the median worker’s pay is 156:1.

The SEC requirements for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us.

Pay Versus Performance

Pay Versus Performance Table

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance metrics of the Company. For further information concerning the Company’s compensation philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “—Compensation Philosophy and Objectives” and “—Compensation Elements”.

			Average Summary	Average	Value of Initial Fixed $100 Investment Return on:
Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(2)	Compensation Table Total for Non-CEO NEOs(3)	Compensation Actually Paid to Non-CEO NEOs(4)	Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)	Net Income	Compensation EBITDA(7)
2022	$8,587,627	$1,753,622	$5,909,537	$1,579,668	$61	$116	$196,400,000	$963,000,000
2021	$19,990,492	$30,999,620	$4,632,973	$6,962,418	$109	$173	$250,000,000	$877,000,000
2020	$9,056,207	$469,965	$2,429,455	$771,103	$73	$99	$(220,500,000)	$450,000,000

(1)	Mr. White served as our Chief Executive Officer in 2020 and 2021, and Mr. Forrester served as our Chief Executive Officer in 2022. The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Forrester in 2022 and for Mr. White in 2021 and 2020, respectively, in the “Total” column of the Summary Compensation Table. Refer to “—Executive Compensation Tables—Summary Compensation Table.”

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(2)	The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Forrester in 2022 and to Mr. White in 2021 and 2020, respectively, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to such individuals during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the table below shows adjustments which were made to our CEO’s total compensation for each year to determine the “compensation actually paid”. For such adjustments, equity values were calculated in accordance with FASB ASC Topic 718.

	2022 (Forrester)	2021 (White)	2020 (White)
Total Compensation as Reported in Summary Compensation Table	$8,587,627	$19,990,492	$9,056,207
Reported Value of Equity Awards Granted During the Year	$(5,603,359)	$(15,000,003)	$(7,113,074)
Year End Fair Value of Equity Awards Granted in the Year	$2,965,165	$20,428,663	$6,154,568
Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	$(3,951,950)	$4,462,058	$(3,633,452)
Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	$—	$—	$—
Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	$(111,276)	$1,118,410	$(3,994,284)
Fair Value at the End of the Prior Year of Equity Awards Forfeited in the Year	$(132,585)	$—	$—
Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$—	$—	$—
Compensation Actually Paid to CEO	$1,753,622	$30,999,620	$469,965

(3)	The dollar amounts reported in this column represent the average of the amounts reported for the Company’s Named Executive Officers as a group (excluding our CEO in each year) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the Named Executive Officers (excluding our CEO each year) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Mr. Johnston, Mr. White, Ms. MacKay and Mr. McDonald; (ii) for 2021, Duncan Palmer, Mr. Johnston, Mr. Forrester, Ms. MacKay and Nathaniel Robinson; and (iii) for 2020, Mr. Palmer, Mr. Forrester, Ms. MacKay and Brett Soloway.
(4)	The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the Named Executive Officers as a group (excluding our CEO for the year), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Named Executive Officers as a group (excluding our CEO for the year) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the table below shows adjustments which were made to average total compensation for the Named Executive Officers as a group (excluding our CEO for the year) for each year to determine the “compensation actually paid.” For such adjustments, equity values were calculated in accordance with FASB ASC Topic 718.

	Non-CEO NEOs
	2022	2021	2020
Average Total Compensation as Reported in Summary Compensation Table	$5,909,537	$4,632,973	$2,429,455
Average Reported Value of Equity Awards Granted During the Year	$(4,770,788)	$(2,250,001)	$(1,464,204)
Average Year End Fair Value of Equity Awards Granted in the Year	$2,524,588	$3,097,205	$1,418,019
Year-over-Year Average Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	$(1,943,671)	$1,455,792	$(1,249,387)
Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	$—	$—	$—
Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	$(90,273)	$26,450	$(312,805)
Average Fair Value at the End of the Prior Year of Equity Awards Forfeited in the Year	$(49,725)	$—	$(49,976)
Average Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$—	$—	$—
Average Compensation Actually Paid to NEO	$1,579,668	$6,962,418	$771,103

(5)	Cumulative TSR is calculated by dividing the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is comprised of three global commercial real estate services companies publicly traded in the United States: Jones Lang LaSalle Incorporated (NYSE: JLL), CBRE Group, Inc. (NYSE: CBRE), and Colliers International Group Inc. (NASDAQ: CIGI). This group represents our “Direct Peers” as disclosed in the Compensation Discussion and Analysis section of our Proxy Statement in 2022, 2021 and 2020.
(7)	Adjusted EBITDA is defined as net income plus depreciation and amortization, interest expense net of interest income, provision for income taxes, unrealized loss on investments (net), integration and other cost related to merger, pre-IPO stock-based compensation, acquisition related costs and efficiency initiatives, and other items. Compensation EBITDA is defined as Adjusted EBITDA further adjusted for (a) currency rate fluctuations, (b) certain government subsidiaries and (c) certain other one-time items outside of our control. While the Company uses numerous financial and non-financial measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Compensation EBITDA represents the most important measure used by the Company to link compensation actually paid to our Named Executive Officers to Company performance for the most recently completed year.

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Analysis of the Information Presented in the Pay Versus Performance Table

As described in greater detail in “—Compensation Philosophy and Objectives,” the Company’s executive compensation program reflects a compensation package for executive officers that is tied to our corporate performance and aligned with the interests of our shareholders. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance Table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as defined by SEC rules) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following graphic descriptions of the relationships between information presented in the Pay Versus Performance Table.

COMPENSATION ACTUALLY PAID AND TSR

Compensation Actually Paid vs. TSR

COMPENSATION ACTUALLY PAID AND NET INCOME (LOSS)

Compensation Actually Paid vs. Net Income

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COMPENSATION ACTUALLY PAID AND COMPENSATION EBITDA

Compensation Actually Paid vs. Compensation EBITDA

Financial Performance Measures

As described in greater detail in “—Compensation Philosophy and Objectives,” the Company’s executive compensation program reflects a compensation package for executive officers that is tied to our corporate performance and aligned with the interests of our shareholders. The metrics that the Company uses for both our AIP and our long-term incentive plan are selected based on an objective of achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s Named Executive Officers, for the most recently completed year, to the Company’s performance are as follows:

Most Important Performance Measures
Compensation EBITDA
Compensation Fee Revenue
Compensation EBITDA Margin

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DIRECTORS AND EXECUTIVE OFFICERS

Directors

We have provided below summary biographies of our current directors (other than our director nominees whose biographies appear under Proposal 1) and executive officers.

Age: 60 Director Since: 2022 Committees: None Class III Director	JOHN FORRESTER

QUALIFICATIONS, ATTRIBUTES AND SKILLS:

The Board believes that Mr. Forrester’s extensive experience at the Company and in the commercial real estate industry, his global leadership roles, and his knowledge of commercial real estate qualify him to serve on the Board.

Mr. Forrester has served as Chief Executive Officer of Cushman & Wakefield since January 2022. He was also appointed to the Board in January 2022. Prior to his role as CEO, Mr. Forrester served as Global President from 2017 to 2021, and prior to that served as Chief Executive, EMEA. He joined DTZ Group, a predecessor to Cushman & Wakefield, in September 1988. He is an advisory board member of British American Business and a member of Business Roundtable. He is past president of the British Council for Offices and a Trustee of the Museum of the Home. Mr. Forrester holds a B.S. in Urban Estate Surveying from Nottingham Trent University, and he completed additional executive education at the Harvard Business School. He is a Fellow of the Royal Institution of Chartered Surveyors.

Age: 51 Director Since: 2020 Committees: Audit Nominating and Corporate Governance Class I Director	ANGELIQUE BRUNNER

QUALIFICATIONS, ATTRIBUTES AND SKILLS:

The Board believes that Ms. Brunner’s significant experience and expertise in real estate development, entrepreneurial spirit and strong connections in the commercial real estate industry generally qualify her to serve on the Board.

Ms. Brunner was appointed to the Board in 2020. Ms. Brunner is the Founder and CEO of EB5 Capital, a $900 million commercial real estate investment firm. The company raises capital for projects for the EB-5 Immigrant Investor Program. The company has served clients from over 70 countries, creating more than 35,000 U.S. jobs to date. Prior to founding EB5 Capital, Ms. Brunner worked in various aspects of finance at Fannie Mae and other companies, completing more than $3 billion in debt and equity transactions. She is an active global investor and advisor across industries, including consumer goods, manufacturing, and software. Ms. Brunner previously served on the board of directors of Chesapeake Lodging Trust (NYSE: CHSP). She is an elected Trustee for Brown University. Ms. Brunner also serves on the Board of Governors for the Watson Institute for International and Public Affairs for Brown University. She earned her BA in Public Policy from Brown University and an MPA from the School of Public Affairs at Princeton University.

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Age: 58 Director Since: 2018 Committees: None Class I Director	JONATHAN COSLET

QUALIFICATIONS, ATTRIBUTES AND SKILLS:

The Board believes Mr. Coslet’s more than 25 years of experience in advising and growing companies, extensive management and board of director experience, and finance background qualify him to serve on the Board.

Mr. Coslet was appointed to the Board in 2018. Mr. Coslet is the Vice Chairman of TPG Global LLC (“TPG Global”) and has been with the firm since its inception in 1993. He previously served as TPG Global’s Chief Investment Officer from 2008 to 2020. Mr. Coslet currently serves on the boards of TPG, Inc. (NASDAQ: TPG) and Life Time Group Holdings, Inc. (NYSE: LTH) and, during his tenure with TPG Global, has previously served on the board of directors of several public and private companies, including IQVIA, Biomet, Crunch Fitness, Endurance Specialty, FIS, Iasis Healthcare, JCrew, Neiman Marcus, Oxford Health Plans, Petco, and Quintiles. Prior to joining TPG Global, Mr. Coslet worked at Donaldson, Lufkin & Jenrette, and before that Drexel Burnham Lambert. Mr. Coslet currently serves on the board of directors of Stanford Children’s Hospital, where he is Chairman, and the Stanford Institute for Economic Policy Research board of directors. He has also served on the Board of Trustees of the Menlo School, the Stanford Medicine Board of Fellows, the Harvard Business School Board of Advisors and the San Francisco Federal Reserve Board of Advisors. He received his B.S. in economics and finance from the Wharton School of the University of Pennsylvania where he was Valedictorian, and his M.B.A. from Harvard Business School, where he was a Baker Scholar.

Age: 65 Director Since: 2018 Committees: Compensation, Nominating and Corporate Governance Class III Director	TIMOTHY DATTELS
QUALIFICATIONS, ATTRIBUTES AND SKILLS: The Board believes that Mr. Dattels’ significant management and global operational expertise qualify him to serve on the Board.
Mr. Dattels was appointed to the Board in 2018. Mr. Dattels is currently a Senior Advisor to TPG Global having served as Co-Managing Partner of TPG Capital Asia and a member of the firm’s Executive Committee. In this role, he was based in San Francisco, Hong Kong and Singapore and led the Asian investment operations. Prior to joining TPG in 2004, he served as a Partner and Managing Director of Goldman, Sachs & Co. Mr. Dattels currently serves on the board of directors of BlackBerry Ltd. (NYSE: BB) and Sagard Holdings, a Montreal-based asset manager, and has previously served as a director of Parkway Holdings Ltd., Primedia, Inc., Shangri-La Asia Ltd., and Sing Tao News Corporation Ltd. Mr. Dattels currently serves as Chairman of The Jackson Laboratory and Chairman of Alpine Canada, the national governing body for para-alpine, ski cross and alpine high-performance ski racing in Canada. He has also been appointed by Prime Minister Trudeau to represent Canada on the APEC business council. He holds a B.A. in business administration from the University of Western Ontario and an M.B.A. from Harvard Business School.

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Age: 66 Director Since: 2021 Committees: None Class I Director	ANTHONY MILLER
QUALIFICATIONS, ATTRIBUTES AND SKILLS: The Board believes that Mr. Miller’s extensive experience in private equity and institutional investing qualify him to serve on the Board.
Mr. Miller was appointed to the Board in 2021. Mr. Miller joined PAG as Chief Executive Officer of PAG Japan Limited in June 2009 and is a Partner of the group. Prior to joining PAG, he was a Partner of alternative asset manager Ramius LLC, where he was in charge of their business in Asia and Japan. Previously he was a Managing Director and head of the Hong Kong office for The Carlyle Group and a Managing Director and Head of Corporate Finance of Bear Stearns Asia. Mr. Miller currently serves as a director of Nuvama Wealth Management Limited (an Indian investment bank) and Joyson Safety Systems Corp. He is also trustee of the American School in Japan and a member of the Council on Foreign Relations, the U.S. Japan Council and the World Economic Forum. Mr. Miller holds a B.A. from Brown University and an M.B.A. from Harvard Business School.

Age: 46 Director Since: 2017 Committees: Compensation, Nominating and Corporate Governance Class III Director	LINCOLN PAN
QUALIFICATIONS, ATTRIBUTES AND SKILLS: The Board believes that Mr. Pan’s extensive experience driving business development and expansion qualify him to serve on the Board.
Mr. Pan was appointed to the Board in 2017. Mr. Pan is a Partner at PAG, co-head of Private Equity and a member of the PAG Group Management Committee. Prior to joining PAG in 2016, he was a Regional CEO for Willis Towers Watson. Mr. Pan has also previously worked at Advantage Partners, GE Capital and McKinsey & Company. Mr. Pan currently serves on the board of directors of Regional Express Holdings Pty Ltd. and on the board of directors of various privately-held companies across the globe. He holds a B.A. in history and English from Williams College and a J.D. from Harvard Law School.

Age: 48 Director Since: 2021 Committees: Audit Class III Director	ANGELA SUN

QUALIFICATIONS, ATTRIBUTES AND SKILLS:

The Board believes that Ms. Sun’s significant management and operational expertise, as well as her strategic, financial and government experience, qualify her to serve on the Board.

Ms. Sun was appointed to the Board in 2021. Ms. Sun has served as a Partner at Rise Health Group, a digital health company, since 2021. Prior to her current role, she was Chief Operating Officer and Partner at Alpha Edison, a Los Angeles-based venture capital firm, from 2019 to 2021. Before that, Ms. Sun spent 10 years at Bloomberg L.P., most recently as Global Head of Strategy and Corporate Development. Prior to Bloomberg L.P., Ms. Sun was a Senior Policy Advisor in the Bloomberg Administration. She also worked at management consultancy McKinsey & Company in Financial Services and Healthcare, and at J.P. Morgan as an investment banker. Ms. Sun currently serves as a director on the boards of The Western Union Company (NYSE: WU); Apollo Strategic Growth Capital II, a special purpose acquisition company (SPAC) supported by Apollo Global Management, Inc. (NYSE: APGB); Maxim Crane Works, L.P., an Apollo portfolio company and the largest crane leasing company in the U.S.; and Kero Sports, a provider of sports betting technology. She also serves as a trustee on the boards of the Museum of Arts and Design and Second Stage Theater, is a member of the Council on Foreign Relations and serves on the Advisory Council of the NYU Stern Center for Business and Human Rights. Ms. Sun holds a bachelor’s degree from Harvard College and a J.D. from Harvard Law School.

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Executive Officers

Age: 57 Executive Vice President, Chief Financial Officer and Chief Accounting Officer	NEIL JOHNSTON

Mr. Johnston has served as our Executive Vice President and Chief Financial Officer and since February 2021. Mr. Johnston has also served as our Chief Accounting Officer since September 2022. Prior to his current role, Mr. Johnston served as a consultant to the Company from January 2021 to February 2021. Mr. Johnston previously served as Executive Vice President and Chief Financial Officer at Presidio, Inc. from January 2018 to December 2020. Mr. Johnston served as Executive Vice President and Chief Financial Officer of Cox Automotive from June 2015 until December 2017. Before working for Cox Automotive, Mr. Johnston served as Executive Vice President of Strategy and Digital Innovation at Cox Media Group (CMG). Prior to holding that position, he served as Chief Financial Officer of CMG from 2009 to 2012. Mr. Johnston was the CFO of Cox Radio from 2000 until 2009, and he began his career with Cox Enterprises in 1996, serving in various financial and business development roles. Prior to joining Cox, Mr. Johnston worked for Coca-Cola Enterprises, Inc. and Deloitte and Touche, LLP. Mr. Johnston holds an M.B.A from the Wharton School of the University of Pennsylvania and degrees in accounting, finance and information systems from Georgia State University and the University of Cape Town, South Africa.

Age: 56 President and Chief Operating Officer	MICHELLE MACKAY

Ms. MacKay has served as our President and Chief Operating Officer since January 2022. As President and COO, Ms. MacKay has taken on additional responsibilities leading the Company’s EMEA region, Global Occupier Services (GOS), the facilities services business C&W Services, and DTZ Investors. Prior to her current role, Ms. MacKay served as Executive Vice President and Chief Operating Officer beginning in March 2020. Ms. MacKay previously served as a member of the Board of Cushman & Wakefield from 2018 to March 2020. Prior to joining the Board, Ms. MacKay was most recently a Senior Advisor to iStar from 2017 to 2018, and previously served as iStar’s Executive Vice President of Investments from 2003 to 2017. Prior to iStar, she served as an Executive Director and as a senior member of the Commercial Real Estate Investment Committee at UBS. Ms. MacKay also serves or has served on the boards of directors of Americold Realty Trust and WCI Communities, Inc. She holds a B.A. from the University of Connecticut and an M.B.A. from the University of Hartford.

Age: 48 President	ANDREW MCDONALD

Mr. McDonald has served as our President since January 2022. As President, Mr. McDonald is responsible for the Company’s Americas and APAC businesses. Prior to his current role, Mr. McDonald served as Chief Executive, Americas since July 2020. Before assuming that role, Mr. McDonald led Cushman & Wakefield’s Americas West region from November 2017 to July 2020. Before that, he served as Executive Managing Director and Regional Managing Principal for Greater Los Angeles/Orange County. Mr. McDonald began his professional career at ASIMCO, a Beijing-based private equity firm. He later joined Cushman Realty Corporation, which merged with Cushman & Wakefield in 2001. Mr. McDonald currently serves on the board of directors of the California Hospital Medical Center and The Los Angeles Coalition. He is a member of the Real Estate Roundtable and the Policy Advisory Board at the Fisher Center for Real Estate and Urban Economics.

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Age: 48 Chief Investment Officer and Executive Vice President of Strategic Planning	NATHANIEL ROBINSON

Mr. Robinson has served as our Chief Investment Officer and Executive Vice President of Strategic Planning since 2018. Prior to his current role, Mr. Robinson was our SVP, Corporate Development since joining the Company in 2016. Prior to joining Cushman & Wakefield, Mr. Robinson was an Investment Partner at Virgo Capital where he focused on making new platform investments and developing strategic initiatives for the firm’s portfolio companies. Mr. Robinson also previously worked in Morgan Stanley’s Global Technology Group and is a co-founder and former chairman of PhillyCarShare, which was acquired by Enterprise Holdings in 2011. He holds a B.S. in finance and accounting from Drexel University, an M.P.P. from Harvard University and an M.B.A. from Dartmouth College.

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PROPOSAL 6

ADVISORY VOTE ON DIRECTOR COMPENSATION REPORT

In accordance with the U.K. Companies Act, we are providing shareholders with the opportunity to vote on an advisory resolution approving the director compensation report included as Annex B to this Proxy Statement. This proposal is similar to Proposal 5 regarding the compensation of our Named Executive Officers. However, the director compensation report is concerned solely with the compensation of our executive and non-executive directors and is required under the U.K. Companies Act. We encourage shareholders to read the director compensation report included as Annex B to this Proxy Statement. The Board and the Compensation Committee believe that the policies and procedures articulated in the director compensation report are effective in achieving our compensation objectives and serve to attract and retain high-quality directors.

This vote is advisory only, pursuant to the U.K. Companies Act, and the director entitlement to receive compensation is not conditional on it. Payments made or promised to directors will not have to be repaid, reduced or withheld in the event that the resolution is not passed. The resolution and vote are a means of providing shareholder feedback to the Board. The Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of our executive and non-executive director compensation programs.

Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE OUR 2022 DIRECTOR COMPENSATION REPORT.

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PROPOSAL 7

APPROVAL OF THE AMENDED DIRECTOR COMPENSATION POLICY

We are asking shareholders to approve the adoption of an amended director compensation policy. Under U.K. law, our director compensation policy must be approved by shareholders every three years, and we must make all payments in accordance with such policy unless separately approved by shareholder resolution. Although our current director compensation was approved by shareholders at our 2022 annual general meeting and became effective immediately thereafter, the Board has determined that the adoption of a new policy, based on our existing policy but with certain modifications, would be beneficial to the Company and our shareholders. The revised director compensation policy is set out in full in the director compensation report included as Annex B to this Proxy Statement. If approved, the revised director compensation policy will become effective immediately and will remain in force for up to three years, in accordance with U.K. law.

The Board has reviewed our existing director compensation policy and concluded that while most of its provisions remain appropriate and well-tailored to our compensation needs, the amendment would (a) increase the amount of annual RSU grant to our non-executive directors who are not employees of our Principal Shareholders and (b) authorize our Board to adopt a new clawback policy to comply with upcoming SEC and NYSE requirements.

A comparison of the relevant provisions of the amended policy and existing policy is set forth below:

Policy Feature	Current Policy	Amended Policy
Annual RSU Award for non-executive directors who are not employees of our Principal Shareholders	Annual RSU award with a grant date value of $170,000, which will vest in full on the earlier of the first anniversary of the date of grant or the annual general meeting.	Annual RSU awards with a grant date value set by the Board (but not to exceed $220,000), which will vest in full on the earlier of the first anniversary of the date of grant or the annual general meeting.

Malus and Clawback

The Cushman & Wakefield Recoupment Policy currently provides that the Executive Directors will forfeit, repay or return to the Company any cash or equity-based incentive compensation, or the proceeds of any sale of equity, in the following scenarios:

(1)  material restatement of the Company’s financial results;

(2)  the individual violates a Material Policy (e.g., the Company’s Global Code of Business Conduct);

(3)  the individual breaches a non-compete, non-solicitation or confidentiality clause;

(4)  misrepresentation of a material fact in connection with the securing or retention of employment;

(5)  the individual engages in fraud; or

(6)  the individual manipulates results with a view to increasing incentive pay-outs for himself or others.

The Board will adopt a compensation clawback policy applicable to Executive Directors. The terms of such policy are subject to the Board’s discretion, but the policy will, at a minimum, comply with applicable SEC rules and NYSE listing standards once such rules and standards are final.

Except as set forth above, the amended director compensation policy we are proposing is substantially identical to our existing policy.

Under U.K. law, our shareholders’ vote on the director compensation policy is binding on the Company. If this proposal is not approved, our existing director compensation policy will remain in effect and we will be required to observe the limits of the existing policy with respect to all amounts paid to our directors until such time as our shareholders approve a new policy.

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Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE OUR AMENDED DIRECTOR COMPENSATION POLICY.

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PROPOSAL 8

AUTHORIZATION OF THE BOARD TO ALLOT NEW SHARES IN THE COMPANY AND TO GRANT RIGHTS TO SUBSCRIBE FOR, OR TO CONVERT ANY SECURITY INTO, SHARES IN THE COMPANY

Under the U.K. Companies Act, directors of a company incorporated in England and Wales may only allot or grant rights to subscribe for, or to convert any security into, shares in that company if they are authorized to do so by the company’s articles of association or by shareholder resolution. Such authorization must state the maximum amount of shares that may be allotted under it, and specify the date on which it will expire (which must not be longer than five years from the date of authorization).

Our current Board authorization is due to expire on July 18, 2023. Because the Board authorization is due to expire, we are presenting this proposal to renew the Board’s authority to allot our authorized shares on the terms set forth below.

In accordance with Section 551 of the U.K. Companies Act, we are seeking approval to generally and unconditionally authorize the Board to allot in an aggregate maximum amount of up to $57,295,202 (being the nominal value of the ordinary shares of the Company authorized but not allotted as of the Record Date), for a period expiring five years from May 11, 2023 (the date of our Annual Meeting), unless previously revoked, varied or renewed by the Company.

Granting the Board this authority is a routine matter for public limited companies incorporated in England and Wales and is consistent with market practice in the United Kingdom. This authority is fundamental to our business and enables the Board to issue shares, including in connection with our equity compensation plans (where required) and, if applicable, funding acquisitions and raising capital, should the Board determine any such allotment is necessary or advisable and in the best interests of shareholders. Further, retaining this authority avoids incurring the costs or delays associated with calling a general meeting of shareholders and preparing and circulating proxy materials in order to seek shareholder approval for specific allotments of shares.

We are not asking shareholders to approve an increase in our authorized share capital or to approve a specific allotment of shares. Instead, approval of this proposal will only grant the Board the general and unconditional authority to allot shares that are already authorized under our Articles of Association upon the terms below. In addition, we note that, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of law under the U.K. Companies Act and is not otherwise required for most other companies listed on the NYSE with whom we compete. Renewal of the Board’s existing authority to allot shares is fully consistent with NYSE rules and listing standards and with U.S. capital markets practices and governance standards. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

Under the U.K. Companies Act, the resolution in respect of this proposal is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast for it to be approved by our shareholders.

The text of this resolution in respect of this proposal is as follows:

“RESOLVED as an ordinary resolution, that pursuant to Section 551 of the U.K. Companies Act 2006, the Board be and hereby is generally and unconditionally authorized to exercise all powers of the Company to allot or to grant rights to subscribe for, or to convert any security into, shares in the Company (within the meaning of Section 551 of the U.K. Companies Act 2006), in an aggregate maximum amount of up to $57,295,202 (being the nominal value of the ordinary shares of the Company authorized but not issued as of March 24, 2023), such authorization to expire as of May 11, 2028, unless previously revoked, varied or renewed by the Company.”

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Required Vote

This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RESOLUTION TO APPROVE THE BOARD’S AUTHORITY TO ALLOT SHARES UNDER THE U.K. COMPANIES ACT.

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PROPOSAL 9

SPECIAL RESOLUTION TO AUTHORIZE THE BOARD TO DISAPPLY PRE-EMPTION RIGHTS WHEN THE BOARD ALLOTS SHARES IN THE COMPANY FOR CASH

Under Section 561 of the U.K. Companies Act, unless otherwise authorized, when a company incorporated in England and Wales allots or grants rights to subscribe for, or to convert any security into, equity securities (as defined in Section 560 of the U.K. Companies Act) for cash, it is first required to offer those shares on the same or more favorable terms to existing shareholders of the company in proportion to their existing holdings (commonly referred to as the statutory pre-emption right).

Under Section 570 of the U.K. Companies Act, where the directors of a company incorporated in England and Wales are generally authorized to allot or grant rights to subscribe for, or to convert any security into, shares in a company pursuant to Section 551 of the U.K. Companies Act, the directors of that company may also be given the power by the company’s articles of association or by a special resolution of the company to disapply the statutory pre-emption right when making such an allotment, or granting such rights to subscription or conversion, of shares in the company. Pursuant to the definition of “equity securities” in Section 560 of the U.K. Companies Act, the statutory pre-emption right also applies to a sale of ordinary shares that immediately before the sale were held by a company as treasury shares.

Our current Board authorization to disapply the statutory pre-emption right is due to expire on July 18, 2023. Because the Board authorization is due to expire, we are presenting this proposal to renew the Board’s authority to disapply the statutory pre-emption rights provision on the terms set forth below.

We are seeking approval to authorize the Board to disapply the statutory pre-emption right in the event of any allotment of ordinary shares, or sale of treasury shares, in the Company for cash in an aggregate maximum amount of up to $57,295,202 (being the nominal value of the ordinary shares of the Company authorized but not issued as of the Record Date), for a period expiring five years from May 11, 2023 (the date of our Annual Meeting).

Granting the Board this authority is a routine matter for public limited companies incorporated in England and Wales and is consistent with market practice in the United Kingdom. Similar to the authorization sought for Proposal 8, this authority is fundamental to our business and enables us to issue shares under our equity compensation plans (where required) and if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital, should the Board determine any such allotment is necessary or advisable and in the best interests of shareholders, without first offering shares to the existing shareholders. Further, retaining this authority avoids incurring the costs or delays associated with offering shares to the existing shareholders. We are not asking shareholders to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. In addition, we note that, because we are an NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of law under the U.K. Companies Act and is not otherwise required for most other companies listed on the NYSE with whom we compete. Renewal of the Board’s existing authorization to disapply the statutory pre-emption rights as described above is fully consistent with NYSE rules and listing standards and with U.S. capital markets practices and governance standards. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

Under the U.K. Companies Act, the resolution in respect of this proposal is a special resolution that requires the affirmative vote of at least 75 percent of the votes cast for it to be approved by our shareholders.

The text of the resolution in respect of this proposal is as follows:

“RESOLVED as a special resolution, that, subject to the passing of Proposal 8, the Board be, and hereby is, authorized and empowered pursuant to Section 570 of the U.K. Companies Act 2006 to allot new equity securities (as defined in Section 560 of the U.K. Companies Act 2006) for cash pursuant to the authority given by Proposal 8 and/or to sell equity securities held as treasury shares by the Company for cash pursuant to Section 727 of the U.K. Companies

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Act 2006, in an aggregate maximum amount of up to $57,295,202 (being the nominal value of the ordinary shares of the Company authorized but not issued as of March 24, 2023), in each case without application of the rights of pre-emption set out in Section 561 of the U.K. Companies Act 2006, such authorization to expire as of May 11, 2028, unless previously revoked, varied or renewed by the Company.”

Required Vote

Because this proposal is considered a special resolution under the U.K Companies Act, it will be approved by our shareholders only if the number of votes cast “FOR” this proposal equals or exceeds at least 75% of the total number of votes cast on this matter. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SPECIAL RESOLUTION TO AUTHORIZE THE BOARD TO DISAPPLY PRE-EMPTION RIGHTS UNDER THE U.K. COMPANIES ACT.

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SECURITY OWNERSHIP

The following table below sets forth information as of the close of business on March 15, 2023 regarding the beneficial ownership of our ordinary shares by: (i) each person or group who is known by us to own beneficially more than 5% of our outstanding ordinary shares; (ii) each of our current directors and each nominee for director to the Board; (iii) each of our Named Executive Officers; and (iv) all current directors, director nominees and current executive officers as a group. Unless otherwise noted, the beneficial owners exercise sole voting and/or investment power over their shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. All percentages in the table below are based on 227,047,977 ordinary shares outstanding as of March 15, 2023.

Unless otherwise noted, the address of each beneficial owner is c/o Cushman & Wakefield, 225 West Wacker Drive, Suite 3000, Chicago, Illinois 60606.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
5% Stockholders
TPG Funds(1)	34,832,955	15.34%
Funds affiliated with PAG Asia Capital(2)	25,717,475	11.33%
FMR LLC(3)	33,863,497	14.91%
The Vanguard Group(4)	24,928,159	10.98%
BlackRock, Inc.(5)	21,890,709	9.64%
Named Executive Officers and Directors:
John Forrester(6)	925,750	*
Neil Johnston	50,791	*
Brett White	1,378,891	*
Michelle MacKay(7)	119,059	*
Andrew McDonald	165,460	*
Jonathan Coslet	—	—
Timothy Dattels	—	—
Anthony Miller	—	—
Lincoln Pan	—	—
Angelique Brunner(8)	32,903	*
Jodie McLean(8)	48,176	*
Angela Sun(8)	14,651	*
Billie Williamson(8)	50,345	*
All Executive Officers and Directors as a group (14 Persons)(9)	2,808,708	1.24%
* Represents beneficial ownership of less than 1%.

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(1)	The TPG Funds (as defined below) hold an aggregate of 34,832,955 ordinary shares, of which 24,270,071 are held by TPG Drone Investment, L.P., a Cayman Island limited partnership, and 10,562,884 are held by TPG Drone Co-Invest, L.P., a Cayman Island limited partnership (together, the “TPG Funds”). TPG GP A, LLC, a Delaware limited liability company (“TPG GP A”), is the managing member of TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which holds 100% of the shares of Class B common stock (which represents a majority of the combined voting power of the common stock) of TPG Inc., a Delaware corporation, which is the sole member of TPG GPCo, LLC, a Delaware limited liability company, which is the sole member of TPG Holdings I-A, LLC, a Delaware limited liability company, which is the general partner of TPG Operating Group I, L.P., a Delaware limited partnership, which is the sole shareholder of TPG Asia GenPar VI Advisors, Inc., a Cayman Island exempted company, which is the general partner of TPG Asia GenPar VI, L.P., a Cayman Island limited partnership, which is the managing member of TPG Asia VI SPV GP, LLC, a Cayman Island limited liability company, which is the general partner of each of the TPG Funds. Because of TPG GP A’s relationship with the TPG Funds, TPG GP A may be deemed to beneficially own the ordinary shares directly held by the TPG Funds. TPG GP A is owned by entities owned by David Bonderman, James G. Coulter and Jon Winkelried. Because of the relationship of Messrs. Bonderman, Coulter and Winkelried to TPG GP A, each of Messrs. Bonderman, Coulter and Winkelried may be deemed to be the beneficial owners of the ordinary shares held by the TPG Funds. Messrs. Bonderman, Coulter and Winkelried disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein. The address of each of TPG GP A and Messrs. Bonderman, Coulter and Winkelried is c/o TPG Inc., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(2)	Represents ordinary shares held by PAGAC Drone Holding I LP, a Cayman limited partnership (“PAGAC Drone LP”). The general partner of PAGAC Drone LP is PAGAC Drone Holding GP I Limited, a Cayman exempted limited company. Messrs. Jon Robert Lewis, David Jaemin Kim, Noel Walsh and Oliver Morris have been delegated, in accordance with certain proxy voting guidelines, the authority to implement voting decisions and the authority to implement disposition decisions with respect to shares indirectly held by PAGAC Drone Holding GP I Limited, including the Company’s 25,717,475 ordinary shares. Each of Messrs. Lewis, Kim, Walsh and Morris expressly disclaims beneficial ownership of such shares. The address of PAGAC Drone Holding GP I Limited is 33/F, Three Pacific Place, 1 Queen’s Road East, Hong Kong.
(3)	Represents ordinary shares beneficially owned by FMR LLC, 245 Summer Street, Boston MA 02210. The foregoing information is based solely on a Schedule 13G/A filed by FMR LLC with the SEC on February 9, 2023.
(4)	Represents ordinary shares beneficially owned by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355. The foregoing information is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023.
(5)	Represents ordinary shares beneficially owned by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055. The foregoing information is based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 10, 2023.
(6)	Includes 585,000 ordinary shares to be issued upon exercise of fully-vested options.
(7)	Includes 28,014 ordinary shares underlying restricted stock units that vest within 60 days of March 15, 2023.
(8)	Includes 9,896 ordinary shares underlying restricted stock units that vest within 60 days of March 15, 2023.
(9)	Includes an aggregate 585,000 ordinary shares to be issued upon exercise of fully-vested options and 67,598 ordinary shares underlying restricted stock units that vest within 60 days of March 15, 2023.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2022 regarding the number of ordinary shares that may be issued under our equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (c)(2)
Equity compensation plans approved by security holders	7,713,241	$11.67	13,144,755
Equity compensation plans not approved by security holders	—	—	—
Total	7,713,241	$11.67	13,144,755
(1)	Includes ordinary shares underlying 4,182,095 time-vesting RSUs, 1,610,924 performance-vesting RSUs (at target), 983,368 outstanding time-based options, and 936,854 outstanding performance-based options. Weighted-average exercise price is based on time-based and performance-based options outstanding as of December 31, 2022 and excludes RSUs, which do not have an exercise price.
(2)	Reflects number of ordinary shares remaining available for issuance under the Amended and Restated 2018 Omnibus Management Share and Cash Incentive Plan as of December 31, 2022 assuming the target level of performance for all performance-vesting RSUs outstanding as of such date.

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CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The following is a summary of material provisions of various transactions we have entered into with our executive officers, directors or 5% or greater shareholders since January 1, 2022. We believe the terms and conditions in these agreements are reasonable and customary for transactions of these types.

Pursuant to our written Related Party Transaction Policy, our Audit Committee is responsible for (i) evaluating each related party transaction that our compliance department has identified as warranting Audit Committee approval and (ii) determining whether such transaction should be approved. The Audit Committee, in making its recommendation, considers various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. The Audit Committee reviews, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related person transactions.

Shareholders’ Agreement; Registration Rights Agreement

In connection with the closing of our initial public offering, we entered into the Shareholders’ Agreement. See “Corporate Governance—Board Composition.”

In connection with the closing of our initial public offering, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Founding Shareholders and Vanke Service (HongKong) Co., Limited (), a Hong Kong limited company (“Vanke Service”). The Registration Rights Agreement currently provides the Principal Shareholders with demand rights and the Principal Shareholders and Vanke Service with shelf registration rights. In addition, the Registration Rights Agreement provides the Principal Shareholders and Vanke Service with piggyback registration rights on any registration statement, other than on Form S-4, Form S-8 or any other successor form, to be filed by the Company. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of ordinary shares to be included in a registration statement and our right to delay a registration statement under certain circumstances.

Under the Registration Rights Agreement, we have agreed to pay certain expenses related to any such registration and to indemnify the Principal Shareholders and Vanke Service against certain liabilities that may arise under the Securities Act of 1933.

Certain Relationships

From time to time, we do business with other companies affiliated with the Principal Shareholders. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arm’s-length basis.

Deeds of Indemnification and Appointment Letters

We have entered into our standard form of deed of indemnity for directors with all of our directors. Pursuant to this agreement, we agree to indemnify each director to the fullest extent permissible under English law against liabilities arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of his or her powers, duties or responsibilities as a director, and to advance expenses incurred as a result of any proceeding against him or her as to which he or she could be indemnified. This agreement does not indemnify a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the Company. We also agree to use all reasonable endeavors to provide and maintain appropriate directors’ and officers’ liability insurance to the fullest extent permissible under English law (including ensuring that premiums are properly paid) for his or her benefit for so long as any claims may lawfully be brought against him or her.

In connection with the director’s appointment to the Board, we also entered into our standard form of letter of appointment for non-employee directors with each director. This letter sets forth the main terms on which he or she serves on the Board. Continued appointment under the letter is contingent on continued satisfactory performance, re-nomination by the Nominating and Corporate Governance Committee and approval of the Board, re-election by the shareholders and any relevant statutory provisions and provisions of our Articles of Association relating to removal of a director.

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Voting Instructions and Information

Why did I receive these proxy materials?

We have delivered printed versions of the notice of Annual Meeting in this Proxy Statement, proxy cards, the Cushman & Wakefield 2022 Annual Report, and our U.K. Annual Report and Statutory Accounts for the year ended December 31, 2022 (the “Proxy Materials”) to our shareholders of record and beneficial holders of our shares as of the Record Date, in connection with the solicitation of proxies for use at the Annual Meeting, or at any adjournment or postponement thereof.

In addition, we have provided brokers, dealers, bankers, voting trustees and their nominees, at our expense, with additional copies of the Proxy Materials so that our shareholders of record can, as needed, supply these materials to the beneficial owners of shares as of the Record Date.

Copies of the Proxy Materials have also been supplied, at our expense, to Computershare Trust Company, N.A. (the “Depositary”) for ordinary shares that could not be deposited with The Depository Trust Company (“DTC”) at the closing of the Company’s initial public offering and have not been subsequently transferred. The Depositary will, as needed, supply these materials to the beneficial owners of the depositary receipts as of the Record Date. Each depositary receipt represents one ordinary share in the Company. The use of the Depositary allows for the ordinary shares to be held in the Depositary initially and subsequently transferred into DTC without the application of U.K. stamp duty or stamp duty reserve tax (“SDRT”), provided certain conditions are met.

Will any other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we do not know of any other matters to be raised at the Annual Meeting other than those described in this Proxy Statement. If any other matters are, in accordance with the U.K. Companies Act, other applicable law or our Articles of Association, properly presented for consideration at the Annual Meeting, such matters will, subject to the U.K. Companies Act, our Articles of Association and applicable law, be considered at the Annual Meeting and the individuals named in the proxy card will vote on such matters in their discretion.

What is the difference between holding ordinary shares as a shareholder of record, as a beneficial owner and holder of depositary receipts?

If a shareholder is registered on the register of members of the Company in respect of ordinary shares, they are considered, with respect to those ordinary shares, the shareholder of record. As of March 15, 2023, being the latest practicable date prior to publication of this Proxy Statement, our shareholders of record were Cede & Co., the nominee for DTC, and GTU Ops Inc., the nominee for Computershare Trust Company N.A., as depositary, for ordinary shares that could not be deposited with DTC as of the closing of the Company’s initial public offering.

If your ordinary shares are held for you in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name, and these Proxy Materials are being made available or forwarded to you by your broker, bank or other nominee through whom you hold the ordinary shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your ordinary shares by following the instructions for voting on the proxy card.

If you hold depositary receipts through the Depositary, these Proxy Materials are being made available or forwarded to you by the Depositary. Because each depositary receipt represents one ordinary share in the Company, you have the right to direct the Depositary on how to vote your depositary receipts by following the instructions for voting on your proxy card.

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In order to become a shareholder of record of ordinary shares, a beneficial owner whose ordinary shares are deposited with DTC or are deposited with the Depositary would need to take steps to withdraw the relevant ordinary shares from the DTC system or the Depositary’s custody, as applicable. Beneficial owners are reminded that any transfer of the ordinary shares out of the DTC system or the Depositary, as applicable, will generally be subject to U.K. stamp duty or SDRT at a rate of 0.5% of any consideration, which is payable by the transferee of the ordinary shares (i.e., any third party into whose name the ordinary shares are transferred). However, where no consideration is given for the transfer of the ordinary shares out of the DTC system or the Depositary, as applicable (i.e., where beneficial ownership of the ordinary shares is not changing and there is no third-party paying consideration for the ordinary shares), no charge to U.K. stamp duty or SDRT should arise. In addition, if such ordinary shares are subsequently redeposited into the DTC system, the redeposit will attract U.K. stamp duty or SDRT at a higher 1.5% rate. Beneficial owners are, therefore, strongly discouraged from withdrawing their ordinary shares from the DTC system or the Depositary, as applicable.

What is “householding” and how does it affect me?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of our Proxy Materials to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of our Proxy Materials to any shareholders at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a shareholder is receiving multiple copies, to request that we only send a single copy of our Proxy Materials, such shareholder may write to Cushman & Wakefield plc, c/o General Counsel, 225 West Wacker Drive, Suite 3000, Chicago, Illinois 60606. Shareholders who beneficially own ordinary shares held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Who is entitled to vote at the Annual Meeting?

Shareholders of record and beneficial holders as of the Record Date are entitled to vote at the Annual Meeting. Please note the following special cases: Beneficial owners of ordinary shares as of the Record Date have the right to direct their broker or other agent on how to vote the ordinary shares in their account. They are invited to attend the Annual Meeting. However, as beneficial owners are not shareholders of record of the relevant ordinary shares, they may not vote their ordinary shares at the Annual Meeting unless they request and obtain a legal proxy from their broker or agent.

Holders of depositary receipts as of the Record Date may instruct the Depositary as to how to exercise the votes attaching to the ordinary shares underlying such depositary receipts by completing the proxy card and following the instructions furnished by the Depositary. After the Depositary has received instructions on how to vote on the proposals from the holders of depositary receipts, it will complete an omnibus proxy card reflecting such instructions and send it to the transfer agent.

What are the total voting rights in the Company?

As of March 15, 2023, being the last practicable date prior to the publication of this Proxy Statement, there were 227,047,977 ordinary shares in issue and entitled to vote. Each ordinary share is entitled to one vote on each matter properly brought before the Annual Meeting.

How do I vote if I am a shareholder of record?

If you are a shareholder of record who is entitled to attend and vote at the Annual Meeting, you may vote your ordinary shares in person at the Annual Meeting or appoint another person or persons as your proxy to exercise any or all of your rights to attend and to speak and vote at the Annual Meeting. If you intend to vote in person, you must present government-issued identification. All attendees at the Annual Meeting will also be required to follow any then-current public health or other safety and security protocols issued by local authorities or the building where the Annual Meeting is held. You may appoint more than one proxy in relation to the Annual Meeting (provided that each proxy is appointed to exercise the rights attached to a different ordinary share(s)). Such proxy need not be a

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shareholder of record, but must attend the Annual Meeting to represent you and must vote as you instruct for your vote to be counted.

You may appoint a proxy to vote on your behalf using one of the following methods:

•	by returning the proxy card, or other instrument appointing a proxy, completed in accordance with the instructions therein and signed to the address provided with the proxy card mailing;
•	by submission via the internet by going to www.investorvote.com/CWK and following the instructions provided;
•	by telephone, using the number shown on the notice or proxy card; or
•	during the Annual Meeting, you may submit a ballot.

To be effective, the proxy appointment must be received by 5:00 p.m. (Eastern Time) on May 10, 2023.

Please sign the proxy card exactly as your name appears on the card. If a shareholder of record is a corporation, limited liability company or partnership, the proxy card should be signed in the full corporate, limited liability company or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, please state the signatory’s full title and provide a certificate or other proof of appointment. In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and seniority shall be determined by the order in which the names of the holders stand in the register of members.

The return of a completed proxy card, or the submission of proxy instructions via the internet or by telephone, will not prevent a shareholder of record from attending and voting at the Annual Meeting. If you have appointed a proxy and attend the Annual Meeting and vote in person, your proxy appointment will automatically be terminated.

If you properly give instructions as to your proxy appointment by executing and returning a paper proxy card or through the internet or by telephone, and your proxy appointment is not subsequently revoked, your ordinary shares will be voted in accordance with your instructions.

If you are a shareholder of record and you execute and return a proxy card, but do not give instructions, your proxy will be voted FOR each of the proposals.

If you have not received a proxy card and believe that you should have one, please contact your broker, bank or other nominee for more information if you are a beneficial holder of ordinary shares deposited in DTC.

How do I vote if I am a beneficial owner?

If you are a beneficial owner, you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or through the internet to your broker, bank or other nominee, or request and return a paper proxy card to your broker, bank or other nominee.

How do I vote if I am a holder of depositary receipts?

If you are a holder of depositary receipts, you should follow the instructions on the form of proxy card furnished to you by the Depositary. After the Depositary has received instructions as to how to vote on the resolutions from the depositary receipt holders, it will then complete an omnibus proxy card reflecting such instructions.

How is a quorum determined?

The presence of the holders of record of shares in the Company who together represent at least the majority of the voting rights of all the shareholders of record entitled to vote, present in person or by proxy, at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for the purposes of determining a quorum at the Annual Meeting.

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How many votes are required to approve each proposal?

Each of Proposal 1 through 8 to be voted on at the Annual Meeting will be proposed as an ordinary resolution and requires the affirmative vote of a simple majority of the votes cast at the Annual Meeting in person or by proxy. Proposal 9 will be proposed as a special resolution under the U.K. Companies Act and requires 75% of the votes cast at the Annual Meeting in person or by proxy. It is important to note that votes on Proposals 5 and 6 are non-binding and advisory. Therefore, the Company and/or the Board may determine to act in a manner inconsistent with the outcomes of such votes. However, the Board values the opinions of the Company’s shareholders as expressed through their advisory votes and, accordingly, the Board intends to review and consider the voting results on such resolutions.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” each of the director nominees in Proposal 1 and “FOR” each of Proposals 2 through 9.

What are “routine” and “non-routine” matters and what are “broker non-votes?

Brokers, banks or other nominees generally have discretionary voting power with respect to “routine” matters.

For “routine” matters, if you own your ordinary shares through a bank, broker or other nominee and you do not provide them with specific voting instructions, the bank, broker or nominee will have discretion to vote your shares. Brokers, banks and other nominees may not vote on your behalf on “non-routine” matters and will submit a “broker non-vote” if you do not provide them with specific instructions on how to vote your shares on those matters.

Under the rules and interpretations of the NYSE (which by extension imposed by the SEC apply to all US brokers), “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested) and executive compensation, including advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation. Proposals 2, 3, and 4 are considered to be “routine,” and therefore, if you own your ordinary shares through a bank, broker or other nominee, your bank, broker or nominee will have discretion to vote your shares on such proposals in the absence of voting instructions from you. All of the other proposals are non-routine matters. Broker non-votes will not be counted as “for” or “against” any such non-routine matters.

What are the voting requirements to approve the resolutions?

In accordance with our Articles of Association, all resolutions will be taken on a poll. Voting on a poll will mean that each share represented in person or by proxy may be voted “for” or “against” a particular resolution, or may abstain from voting with respect to a particular resolution. Please see the discussion under each proposal for a detailed explanation of the voting requirement for each proposal.

Can I change my vote or revoke my proxy?

If you are a shareholder of record, you can change how you wish to instruct the proxy to vote or revoke your proxy at any time before the Annual Meeting, by:

•	delivering a valid, later-dated proxy card prior to the cut-off time for receipt of proxies, in which case your later-submitted proxy will be recorded and your earlier proxy revoked. Any later-dated proxy card received after the relevant cut-off time will be disregarded;
•	amending your internet or telephone proxy instruction prior to the cut-off time for receipt of proxies, whereby your original instruction will be superseded. Any amended proxy instruction received after the relevant cut-off time will be disregarded;
•	sending written notice to the office of the Company Secretary at the Company’s registered office, which must be received at least 24 hours prior to the start of the Annual Meeting; or
•	voting on the poll in person at the Annual Meeting.

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If you are a beneficial owner of ordinary shares, you may submit new proxy appointment instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy. You may also change your vote online.

If you are a holder of depositary receipts, you may submit a new proxy card by following the instructions previously set out, at any time prior to 11:59 p.m. (Eastern Time) on May 8, 2023.

All ordinary shares that have been properly voted and not revoked will be counted in the votes held on the resolutions proposed at the Annual Meeting. Attending the Annual Meeting without taking further action will not automatically revoke your prior proxy.

We will honor the proxy with the latest date. However, no revocation will be effective unless we receive notice of such revocation at or prior to the deadlines mentioned above. For those shareholders who submit a proxy electronically or by telephone, the date on which the proxy is submitted in accordance with the instructions listed on the proxy card is the date of the proxy.

Can I attend the Annual Meeting in person?

Shareholders of record on the Record Date may attend the Annual Meeting. If you are a shareholder of record, you will need to present the proxy card that you received, together with a form of personal photo identification, in order to be admitted into the meeting.

If you are the beneficial owner of ordinary shares held in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee as of the close of business in New York City, New York, on the Record Date, along with a form of personal photo identification. Alternatively, you may contact the bank, broker or other nominee in whose name your ordinary shares are registered and obtain a legal proxy to bring to the Annual Meeting.

All attendees at the Annual Meeting will be required to follow any then-current public health or other safety and security protocols issued by local authorities or the building where the Annual Meeting is held. No cameras, recording equipment, electronic devices, firearms, large bags, briefcases or packages will be permitted into the meeting or adjacent areas. All items may be subject to search subject to local laws and ordinances.

Where is the Annual Meeting being held?

The Annual Meeting is being held at our offices at 1290 Avenue of the Americas, 7th Floor – Central Park Conference Room, New York, New York 10104.

Can I ask questions at the Annual Meeting?

If you were a shareholder on the Record Date and have the right to attend the Annual Meeting, you can ask questions at the Annual Meeting. If you attend in person, you can do so in person.

Who will count the votes?

Representatives of Computershare, the Company’s transfer agent, will serve as scrutineers of the poll and tabulate the final results.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be checked by the scrutineers and disclosed by way of an announcement via a Current Report on Form 8-K, which the Company is required to file with the SEC. The results of the polls taken on the resolutions at the Annual Meeting and any other information required by the U.K. Companies Act will be made available on our website (www.cushmanwakefield.com) as soon as reasonably practicable after the Annual Meeting and for a period of two years thereafter.

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Why Does the Company Have Two Different Sets of Financial Statements Covering the Same Fiscal Year?

SEC rules require us to send you our Annual Report, which includes our consolidated financial statements for the year ended December 31, 2022 prepared in accordance with U.S. GAAP. Under the U.K. Companies Act, we are also required to prepare financial statements for the year ended December 31, 2022 in accordance with International Financial Reporting Standards (IFRS). The IFRS financial statements will be included in our U.K. Annual Report, which is being mailed simultaneously with this Proxy Statement to each shareholder and will also be available at http://ir.cushmanwakefield.com.

Other information

For additional information, please contact investor relations by email at ir@cushwake.com or phone at +1 312 338-7860.

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	77

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ANNEX A

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

Use of Non-GAAP Financial Measures

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have used the following measures, which are considered “non-GAAP financial measures”:

•	Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and Adjusted EBITDA margin.

Our management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not recognized measurements under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the Company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.

The Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods, and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The Company believes that they are useful to investors, for the additional purposes described below.

Adjusted EBITDA and Adjusted EBITDA margin: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate integration and other costs related to merger, pre-IPO stock-based compensation, unrealized (gains) / losses on investments, acquisition related costs and efficiency initiatives, and other items. Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization. Adjusted EBITDA margin, a non-GAAP measure of profitability as a percent of revenue, is measured against service line fee revenue.

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	A-1

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Adjustments to GAAP financial measures used to calculate non-GAAP financial measures

Reconciliation of Net income to Adjusted EBITDA (in millions):

	Year Ended December 31,
	2022	2021
Net income	$196.4	$250.0
Add/(less):
Depreciation and amortization	146.9	172.1
Interest expense, net of interest income	193.1	179.5
Provision for income taxes	141.6	89.9
Unrealized loss on investments, net(1)	84.2	10.4
Integration and other costs related to merger(2)	14.0	32.4
Pre-IPO stock-based compensation(3)	3.1	5.4
Acquisition related costs and efficiency initiatives(4)	93.8	140.4
Other(5)	25.7	6.3
Adjusted EBITDA	$898.8	$886.4
Adjusted EBITDA margin(6)	12.4%	12.9%
(1)	Represents net unrealized losses on fair value investments during the years ended December 31, 2022 and 2021, primarily related to our investment in WeWork, which closed during the fourth quarter of 2021.
(2)	Integration and other costs related to merger include certain direct and incremental integration efforts.
(3)	Pre-IPO stock-based compensation represents non-cash compensation expense associated with our pre-IPO equity compensation plans and certain other retention awards.
(4)	Acquisition related costs and efficiency initiatives reflect costs incurred to implement operating efficiency initiatives to realign our organization to allow the Company to be a more agile partner to its clients, as well as severance and employment related costs due to reductions in headcount and property lease rationalization initiatives.
(5)	During the year ended December 31, 2022, Other includes a charge of $5.0 million related to the amendment of our accounts receivable securitization (“A/R Securitization”) arrangement, as well as a loss of $13.8 million related to the disposal of operations in Russia. During the year ended December 31, 2021, Other includes COVID-19 related charges and preparation costs for employees returning to the office of $5.6 million.
(6)	Adjusted EBITDA margin is measured against total service line fee revenue of $7.2 billion and $6.9 billion for the years ended December 31, 2022 and 2021, respectively.

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	A-2

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ANNEX B

DIRECTORS’ REMUNERATION REPORT

Annual Statement

From the Chair of the Compensation Committee

As required by the Companies Act 2006 and The Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (as amended), this Directors’ Remuneration Report is made up of three parts:

•	The Annual Statement from the Chair of the Compensation Committee; and
•	The Amended Directors’ Remuneration Policy (the “Amended Policy”) which sets out the amended directors’ remuneration policy which we are asking shareholders to approve at the 2023 Annual Shareholders’ Meeting; and
•	The Annual Report on Remuneration, which sets out the payments made and awards granted to the directors for the financial year ended 31 December 2022 and how the Group intends to implement the Amended Policy in 2023, and which, together with this Annual Statement, is subject to an advisory shareholder vote at the 2023 Annual Shareholders’ Meeting.

The objectives of our director remuneration policy are to provide an attractive, flexible and effective compensation package to our executive officers that is tied to our corporate performance and aligned with the interests of our shareholders. Our compensation program is designed to help us recruit, motivate and retain the calibre of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders.

Our compensation policies and practices also allow us to communicate our goals and standards of conduct and performance and to motivate and reward employees for their achievements. In general, the same principles governing the compensation of our executive officers also apply to the compensation of all our employees.

In 2022, Brett White served as our Executive Chairman and he remains a member of the Board of Directors. On 1 January 2022, the Group appointed John Forrester as our new Chief Executive Officer and he was appointed to the Board of Directors on that same day.

Mr. Forrester is a citizen of the United Kingdom and is paid in British pound sterling. Pursuant to his employment agreement, Mr. Forrester’s 2022 compensation was composed of a base salary of £693,900, annual incentive target of £1,542,000 and an annual long-term incentive award of performance- and time-based RSUs with a target grant date value of $5,100,000, along with other typical benefit offerings.

In order to ensure continuity, Mr. White is serving as the Group’s Executive Chairman. In this role, Mr. White will be paid only an annual equity award. We believe compensating Mr. White solely in Group stock aligns closely with our shareholders’ interests.

In 2022, we achieved full year financial performance with the following results:

•	Revenue of $10.1 billion and service line fee revenue of $7.2 billion increased 8% and 5%, respectively from 2021.
•	U.S. GAAP Net income and diluted earnings per share for 2022 were $196.4 million and $.86, respectively.
•	Adjusted EBITDA of $898.8 million increased 1% from the prior year.

The 2022 Annual Incentive Plan (“AIP”) was designed to be based on the achievement of two performance measures: (1) Compensation EBITDA, weighted at 75%, and (2) Compensation Fee Revenue, weighted at 25%. The performance range for the Compensation EBITDA metric was from a threshold of 70% to a maximum of 120% as measured against the relevant annual operating plan target, and the performance range for the Compensation Fee Revenue metric was from a threshold of 80% to a maximum of 110% as measured against the relevant annual operating plan target, and each with straight line interpolation between performance levels. For the 2022 AIP, the target for the Compensation EBITDA performance measure was $1.010 billion and the target for the Compensation Fee Revenue performance measure was $7.289 billion. The actual achieved Compensation EBITDA in 2022 for purposes of the 2022 AIP was $963 million, or 95.4% of target, resulting in a funding level of 84.5%. The actual achieved Compensation Fee Revenue in 2022 was $7.460 billion, or 102.4% of target, resulting in a funding level of 123.5%. This resulted in an aggregate payout of 94.2% of target value, or $1,965,610 to Mr. Forrester. In accordance with the Side Letter (as defined below),

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	B-1

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Mr. White did not receive an annual incentive payment for service in 2022. In 2022, Mr. White received an award of RSUs, having a face value equivalent to $10,000,000. Mr. Forrester also received an award of RSUs, having a face value equivalent to $5,300,000. For each of Mr. Forrester and Mr. White, 50% of the RSU award is subject to performance conditions and the balance is subject to continued employment over the three-year vesting period.

In 2022, the Group also reviewed and updated the executive severance plan that applies to top executives including the Chief Executive Officer. The changes to this policy create greater alignment with market practice as well as providing increased retention and attraction opportunity.

Although our current director compensation policy was approved by shareholders at our 2022 annual general shareholder’s meeting and became effective immediately thereafter, the Board has determined that the adoption of a new policy, based on our existing policy but with certain modifications, is warranted. The changes proposed relate to (1) our non-executive director annual equity award and (2) our malus and clawback policy. We are proposing shareholders adopt the Amended Policy at the 2023 Annual Shareholders’ Meeting. If the amended Policy is not adopted, our existing directors’ remuneration policy, as approved at our 2022 Annual Shareholders’ Meeting (the “Existing Policy”), will remain in effect.

I look forward to receiving your support at the Annual General Shareholders’ Meeting on the Directors’ Remuneration Report resolution and the Amended Directors’ Remuneration Policy resolution.

Timothy Dattels

Chair of the Compensation Committee

31 March 2023

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	B-2

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Executive Remuneration Principles

Our compensation philosophy is to provide an attractive, flexible and effective compensation package to our Executive Directors that is tied to our corporate performance and aligned with the interests of our shareholders. Our executive compensation program is designed to help us recruit, motivate and retain the calibre of executive officers necessary to deliver consistent high performance to our clients, shareholders and other stakeholders.

Our compensation policies and practices also allow us to communicate our goals and standards of conduct and performance and to motivate and reward employees for their achievements. In general, the same principles governing the compensation of our executive officers also apply to the compensation of all our employees, which include the following.

Principle	Practice
Retain and hire the best leaders.	Competitive compensation to facilitate attracting and retaining high-quality talent.
Pay for performance.	A significant portion of pay depends on annual and long-term business and individual performance; in general, the level of “at-risk” compensation increases as the officer’s scope of responsibility increases.
Reward long-term growth and profitability.	Rewards for achieving long-term results, and alignment with the interests of our shareholders.
Tie compensation to business performance.	A significant portion of pay is tied to measures of performance of the business or businesses over which the individual has the greatest influence.
Ensure accountability to our company values and behaviors	Compensation may be adjusted based on individual performance of goals and values/behaviors.
Align executive compensation with shareholder interests.	The interests of our executive officers are linked with those of our shareholders through the risks and rewards of stock ownership.
Limited personal benefits.	Perquisites and other personal benefits are limited to items that serve a reasonable business-related purpose.

Our executive compensation program has been designed to reward strong performance by focusing the compensation opportunity for our Executive Chairman and Chief Executive Officer on annual and long-term incentives that depend upon our performance as a whole, as well as the performance of our individual businesses or on the basis of individual metrics where appropriate.

Our executive compensation program consists of base salary, annual incentive compensation, long-term equity incentive awards and health, welfare and other customary employee benefits.

•	Base salary—Critical in attracting and retaining key executive talent. In evaluating the base salary of our Chief Executive Officer, the Board considers several factors, including individual and company performance, qualifications, experience, tenure and scope of responsibilities, future potential, competitive market practices, difficulty of finding a replacement, and our desired compensation position with respect to the competitive market and internal equity. Pursuant to the terms of his Side Letter, Mr. White, as Executive Chairman did not receive a salary in 2022.
•	Short-Term Incentive—Each year, our Executive Directors, except the Executive Chairman, may be eligible to receive an annual cash incentive award under our Annual Incentive Plan (“AIP”). At the beginning of each year the Compensation Committee (and the Board for our CEO) approves the terms and conditions of the AIP, including the selection of one or more performance measures as the basis for determining the funding of annual cash bonuses, the performance range relative to our annual operating plan and the weighting of such performance measures. When determining AIP targets, similar to base salary, the Compensation Committee (and the Board for our CEO) considers several factors, including individual and company performance, qualifications, experience, tenure and scope of responsibilities, future potential, competitive market practices, difficulty of finding a replacement, and our desired compensation position with respect to the competitive market and internal equity. Pursuant to the terms of his Side Letter, Mr. White was not eligible for the AIP beginning in 2022.
•	Long-Term Incentive—Promotes long-term growth and profitability by aligning the interests of management with the interests of our shareholders and by encouraging retention. At the beginning of each year, the Compensation Committee (and the Board for our Executive Directors) determines the target and type of equity award to be delivered. In 2022, our long-term incentive program consisted of a combination of time-vesting and performance-vesting restricted stock units (“RSUs”) to effectively and efficiently balance performance and retention objectives.

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	B-3

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Directors’ Remuneration Policy

Introduction

The Directors’ Remuneration Policy described in this section is the amended Directors’ Remuneration Policy (the “Amended Policy”) which we are proposing to shareholders at the 2023 Annual Shareholders’ Meeting. It is intended to take effect immediately upon shareholder approval and will remain in force for up to 3 years in accordance with applicable law. Following approval, the policy will be displayed on the Group’s website, within the Investors Relation section, while it remains in force. If the Amended Policy is not adopted, our existing directors’ remuneration policy, as approved at our 2022 Annual Shareholders’ Meeting (the “Existing Policy”), will remain in effect.

As further described in the proxy statement to which this report is appended, the Amended Policy and the Existing Policy are substantially identical except for the changes summarised below.

Differences between the Amended Policy and the Existing Policy

It is intended that the Amended Policy would do the following (a) increase the amount of the annual RSU grant to our non-executive directors who are not employees of our Principal Shareholders and (b) authorize our Board to adopt a new clawback policy to comply with upcoming U.S. Security Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) requirements.

A comparison of the relevant provisions of the Amended Policy and Existing Policy is set forth below:

Policy Feature	Current Policy	Amended Policy
Annual RSU Award for non-executive directors who are not employees of our Principal Shareholders:	Annual RSU award with a grant date value of $170,000, which will vest in full on the earlier of the first anniversary of the date of grant or the AGM.	Annual RSU awards with a grant date value set by the Board (but not to exceed $220,000), which will vest in full on the earlier of the first anniversary of the date of grant or the AGM.
Malus and Clawback

The Cushman & Wakefield Recoupment Policy currently provides that the Executive Directors will forfeit, repay or return to the Group any cash or equity-based incentive compensation, or the proceeds of any sale of equity, in the following scenarios:

(i)    material restatement of the Group’s financial results;

(ii)   the individual violates a Material Policy (e.g., the Group’s Global Code of Business Conduct);

(iii)  the individual breaches a non-compete, non-solicitation or confidentiality clause;

(iv)  misrepresentation of a material fact in connection with the securing or retention of employment;

(v)   the individual engages in fraud; or

(vi)  the individual manipulates results with a view to increasing incentive pay-outs for himself or others.

The Board will adopt a compensation clawback policy applicable to Executive Directors. The terms of such policy are subject to the Board’s discretion, but the policy will, at a minimum, comply with applicable SEC rules and NYSE listing standards once such rules and standards are final.

Except as set forth above, the Amended Policy we are proposing is substantially identical to our Existing Policy.

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	B-4

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Overview

As a US headquartered business with senior executives based in the US, the Compensation Committee’s overall approach to total compensation is to set pay by reference to US market practice. As such, the Compensation Committee uses market benchmarks for global real estate firms operating in the US and other US business service companies.

The Compensation Committee will consider the Directors’ Remuneration Policy annually, to ensure that it remains aligned with business needs and is appropriately positioned relative to the market. Other than the changes contemplated by the Amended Policy, there is currently no intention to revise the policy and seek shareholder approval more frequently than every three years.

Peer Group

We benchmark total potential compensation against total compensation packages paid by peer group companies. We believe that ensuring that our compensation levels are competitive with the market for high calibre talent in our industry is an important attraction and retention tool. The compensation levels of our peer group companies are an input in assessing both our total compensation and the form and mix of cash and equity incentives awarded to our employees and our executive officers, including our Chief Executive Officer and Executive Chairman. We use our peer group as a reference and a guide in making total compensation decisions. In selecting our peer group we consider the following factors: industry segment, business profile and various financial criteria. The comparator group is evaluated on an annual basis and may change over time based upon the availability of peer data and the future characteristics of our business compared with peer companies.

For 2022, our peer group consisted of the following 15 companies:

Direct Peers	Other Business Service Peers
CBRE	AECOM
Colliers International	Anywhere Real Estate, Inc.
Jones Lang LaSalle	Boston Properties
CGI Group
Duke Realty Corporation
EMCOR
Fluor Corporation
Jacobs Engineering
KBR
ManpowerGroup Inc.
Newmark Group
Unisys
Vornado Realty Trust

The peer group data is not used by the Compensation Committee in isolation but rather serves as one point of reference for making decisions about compensation. The Compensation Committee also takes into consideration other factors it considers relevant, such as the financial and operational performance of our businesses, individual performance, experience, skill set, specific retention concerns and internal equity.

Balancing short-and long-term remuneration

Based on our view of current market practice and our compensation principles, we have established the remuneration policy set out in this report. Fixed annual elements, including base pay and benefits, recognise the scope and complexity of the responsibilities of our executives and ensure current and future market competitiveness. Annual incentive and stock awards are designed to motivate and reward our executives for making the Group successful on a sustainable basis and promote retention.

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	B-5

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Directors’ Remuneration Policy table

Element and link to strategy	Operation	Opportunity	Performance conditions
Base Salary To attract and retain individuals based on their skills and for the role responsibilities

Salaries are generally reviewed annually Salary levels take account of:

•   Role, performance, experience and qualifications

•   Future potential, tenure and ease of replacement

•   Group performance and desired position with respect to competitive market / internal equity

		Increases are applied in line with the outcome of the review Salary will constitute no more than 15% of the total target compensation package	N/A
Benefits To drive effectiveness and efficiency of executive officers, and for recruitment and retention purposes

Benefits typically include the following:

•   Health Care (medical, pharmacy, dental and vision benefits)

•   Welfare (medical and dependent care flexible spending accounts)

•   Insurance (short-term and long-term disability, accidental death, dismemberment, basic life insurance)

Benefits may vary by role and individual circumstance, and are reviewed periodically

The Compensation Committee reserves the right to introduce additional benefits to ensure alignment with market practice

N/A
Pension To provide market competitive retirement packages	Contributions to 401(k) retirement plan or similar retirement like plan in other jurisdictions	Employer contribution of up to 5% to a 401(k) plan or similar defined contribution arrangement in other jurisdictions	N/A
Annual Incentive Plan (“AIP”) To reinforce and reward improved financial and personal performance	The performance measures and target ranges are approved by the Compensation Committee at the beginning of the financial year AIP awards are payable in cash after the end of the financial year

The AIP will form no more than 35% of the overall package at target such that the total compensation delivered in cash is limited to no more than 50% of the overall compensation package at target. Maximum AIP payout is 2x annual target.

The Compensation Committee retains discretion to adjust the amount of the actual cash bonus payments to reflect the quality of the results

Performance conditions: will be based in the majority on financial metrics (e.g., EBITDA- based metrics measured over the financial year)

Provisions for the recovery or withholding of amounts in certain specific scenarios are contained in the Cushman & Wakefield Recoupment Policy

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	B-6

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Element and link to strategy	Operation	Opportunity	Performance conditions
Long Term Incentive Plan (“LTIP”) To reward and retain key executives for the delivery of long-term growth objectives and to align the interests of management with those of shareholders

The Compensation Committee may grant annual awards of restricted stock units (“RSUs”) and options to purchase the company’s ordinary shares

Normally, around 25%-50% of the RSU awards will be performance-vesting with three-year cliff vest and around 50%-75% will be time-vesting in equal instalments over three years from the date of grant subject to continued employment.

The Compensation Committee retains discretion to make awards under the LTIP with a greater or lesser percentage of performance-vesting RSU awards

The maximum annual award of RSUs and/or options will generally be in the region of 60% of the total compensation package at target, but may be up to 100% of the total compensation package at target. Maximum vesting for performance-vested RSUs is 2x target award.

The Compensation Committee reserves the right to make additional awards for the purposes of retention in exceptional circumstances, subject to the overall LTIP component of compensation for be up to 100%.

Performance-vested RSUs will be dependent on metrics such as Relative Total Shareholder Return and measures based on financial metrics such as margin performance or EBITDA, as deemed appropriate.

Provisions for the recovery or withholding of amounts (whether vested or unvested) in certain specific scenarios are contained in the Cushman & Wakefield Recoupment Policy.

Shareholding Requirement	Executive Directors are expected to meet minimum stock ownership guidelines	Ownership Guideline (including unvested time-vested RSUs)	N/A

The Executive Directors’ compliance with the stock ownership guidelines is assessed at 31 May each year, based on the Executive Directors’ salary and the average closing stock price for a period of 30 trading days leading to and including 31 May.

6 x salary

Performance measures and targets

Performance measures for the AIP and LTIP are selected by the Compensation Committee to support the strategic objectives of the business and to drive profitable growth. Targets for the AIP will be set in line with the Board’s budget for the financial year and performance targets for the LTIP will be aligned with longer-term forecasts. The use of time-vested RSUs is intended to align the interests of executives with those of shareholders.

Malus and clawback

In light of the developing rules and regulations on Clawback of executive compensation, the Board will adopt a new compensation clawback policy applicable to Executive Directors that will replace our current policy in full. The terms of such policy are subject to the Board’s discretion, but the policy will, at a minimum, comply with applicable SEC rules and NYSE listing standards once such rules and standards are final.

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	B-7

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Differences between the compensation policy for the executive directors and that for employees

The remuneration policy for other employees is based on the same philosophy and principles that govern the remuneration policy for Executive Directors. Annual salary reviews take into account Group and individual performance, local pay and market conditions, and salary levels for similar roles in the relevant geographies. Senior executives are eligible to participate in the AIP and in LTIP programs on similar terms as the Executive Directors. Managerial and professional employees are eligible to participate in the AIP; opportunities vary by organizational level and an individual’s role. Some employees below the executive level are eligible to participate in the RSU component of the LTIP; opportunity levels are commensurate with organizational level.

Approach to recruitment compensation

The Compensation Committee’s approach to compensation in connection with recruitment is to pay compensation that is appropriate in level and structure to attract, retain and reward high calibre directors, while paying no more than is necessary to attract appropriate candidates to the role. Annual incentive payouts and vesting for the performance-vested RSUs will have a maximum of 2x target amounts. At recruitment, the level of fixed remuneration would be set taking into account the candidate’s skills, their most recent total compensation, internal comparators and external market data for similar roles. Benefits for any new Executive Directors would be provided on a similar basis as available to other employees who are at senior levels within the Group.

Compensation terms for any new Executive Directors will be based on the approved Directors’ Remuneration Policy, except where it is necessary or desirable to provide additional one-off awards on recruitment or to ‘buy out’ a new director’s unvested awards from a previous employer. In that case, the Compensation Committee will generally seek to match the expected value of the awards by granting awards that vest over a timeframe similar to those given up. Existing annual incentive given up may be bought out on an expected value basis or, at the discretion of the Compensation Committee, through a guaranteed incentive award for the first performance year only.

Where appropriate, the Compensation Committee will agree to reasonable costs of relocation for a director which, based on individual circumstances, may include costs incurred such as travel, shipping, immigration and tax advice, temporary housing, transaction costs on home sale/purchase, legal fees, home/school search and school fees and, if in relation to a temporary assignment, tax equalisation and a housing allowance.

Employment agreements and payment for loss of office

Executive Directors’ employment agreements are designed to provide an appropriate level of protection for the executive and the Group by: (i) setting out individual entitlements to elements of compensation; (ii) summarizing notice periods and compensation on termination of employment by the Group; and (iii) describing the obligations in relation to confidentiality, data protection, intellectual property and restraint on certain activities. In some instances, the Board has discretion to award less than what is shown per employment agreement. For Mr. Forrester, notice of termination by the Executive without good reason shall not be less than 90 days and notice of termination by the Group without cause shall not be less than 30 days. On 31 December 2021, Mr. White retired from his position as our Chief Executive Officer. Such retirement was deemed a qualifying resignation and as such no further notice periods are applicable.

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	B-8

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Compensation element	Employment terminated by the Group without cause or resignation for good reason	Resignation without good reason at end of term (Executive Chairman Only)
	Restrictive covenants apply(1)	Restrictive covenants apply(1)
Base Salary

No Change in Control:

May continue to receive then-current base salary for up to 18 months.

Change in Control:

May continue to receive then-current base salary for up to 2 years.

Subject to his continued compliance with any other obligations participant has to the Group.

May continue to receive his then current base salary for up to 18 months.

This is subject to his continued compliance with any other obligations participant has to the Group.

No salary received if we notify the individual that we are waiving our rights to enforce the non-competition covenant.

Benefits

Continued participation in medical, dental and health plans at employee cost for severance period following the termination of employment.

In the US, after 18 months, receive an amount equal to his cost of health insurance coverage that would otherwise be provided under COBRA for the remainder of the severance period.

May continue to participate in the Group’s medical, dental and health plans at his cost for up to 18 months.

This is subject to his continued compliance with any other obligations participant has to the Group.

No benefits received if we notify the individual that we are waiving our rights to enforce the non-competition covenant.

AIP	No Change in Control: Target bonus opportunity Change in Control: 2x target bonus opportunity. Prorated bonus in the year of termination. Death or disability: Target bonus opportunity	No awards made
LTIP

No Change in Control/Retirement:

Time-vesting RSUs shall remain outstanding and eligible to vest in accordance with the regular schedule

Performance vesting RSUs shall remain outstanding and eligible to vest in accordance with the regular schedule to the extent the applicable performance metrics are satisfied

Change in Control:

If acquirer does not assume equity awards, awards immediately vest. Performance vested RSUs vest based on achievement to date of applicable performance metrics.

If acquirer does assume awards: (i) time-vested RSUs continue in accordance with regular schedule, (ii) performance-vested RSUs convert to time-vested.

Assuming acquirer assumed the equity awards and a termination occurs within a 2-year period, certain awards shall become immediately vested.

For Executive Chairman:

All unvested and outstanding time-vesting RSUs accelerate and vest. All unvested and outstanding performance-vesting RSUs granted prior to the employment agreement date will remain outstanding and eligible to vest based on actual performance. All unvested and outstanding performance-vesting RSUs granted after the employment agreement date will accelerate and vest based upon performance levels reasonably determined by the Group as of the termination of employment.

Certain vested stock options will remain exercisable for 90 days following resignation

May only transfer up to 5% of the ordinary shares held (as a result of the settlement of the outstanding time-based RSUs and options) per calendar quarter, inclusive of any ordinary shares sold pursuant to the requirement to sell his ordinary shares alongside the Principal Shareholders.

(1)	Restrictive covenants, including prohibitions on (i) competing with us during his employment with us and for a period of 18 months thereafter, (ii) soliciting or hiring our customers or employees during his employment with us and for a period of 24 months thereafter, and (iii) non-disparagement, confidentiality and intellectual property obligations.

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	B-9

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Dates of directors’ employment agreements and letters of appointment

Executive Director	Employment agreement commencement date	Date employment agreement terminates
Brett White John Forrester Non-executive director	16 March 2015 31 December 2018 Date of current appointment	31 December 2023 Mutually agreed upon date Date current appointment terminates
Jonathan Coslet	19 July 2018
Timothy Dattels	19 July 2018
Anthony Miller	26 March 2021
Lincoln Pan	19 July 2018
Billie Williamson	19 July 2018
Angelique Brunner	6 August 2020
Richard McGinn*	6 June 2019	4 August 2022*
Jodie McLean	30 October 2018
Angela Sun	1 November 2021
*	Indicates persons no longer serving as directors.

Letters of engagement for the non-executive directors and the employment agreements for our executive directors are available on the website of the SEC https://www.sec.gov/ix?doc=/Archives/edgar/ data/1628369/000162836923000005/cwk-20221231.htm.

Illustrations of application of remuneration policy

The charts below illustrate the compensation payable for Mr. White, our Executive Chairman and Mr. Forrester, our CEO, in minimum, on-target and maximum performance scenarios and is based on the following assumptions. Salary and benefits are assumed to be $32,918 for Mr. White and $1,018,608 for Mr. Forrester.

Compensation Scenarios for Illustrations of application following assumptions have been made for the purposes of the scenarios in the above charts:

•	Minimum—fixed remuneration (salary, benefits) and time-vesting RSUs only
•	On-target—fixed remuneration (salary, benefits) and time-vesting RSUs; on-target bonus; and on target of performance-vesting RSUs
•	Maximum—fixed remuneration (salary, benefits) and time-vesting RSUs; maximum bonus; full vesting of maximum performance-vesting RSUs
•	Maximum plus assumed 50% share price increase—as above plus 50% share price increase on performance-vesting RSUs

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Brett White
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
99%
1%
50%
50%
67%
33%
75%
25%
Minimum
On-target
Maximum
Maximum Plus
Base and Benefits
Annual Incentive
Time-Vesting RSUs
Performance-Vesting RSUs

John Forrester
$18,000,000
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
72%
28%
32%
32%
25%
11%
40%
20%
32%
8%
50%
17%
26%
6%
Minimum
On-target
Maximum
Maximum Plus
Base and Benefits
Annual Incentive
Time-Vesting RSUs
Performance-Vesting RSUs

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	B-11

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Directors’ Remuneration Policy table (Non-executive directors)

How the element supports our strategic objectives	Operation of the elements (fees and benefits)	Maximum potential pay-out	Performance measures used, weighting and time period applicable
To attract non-executive directors who have the broad range of experience and skills required to oversee the implementation of the strategy

•   Fees for non-executive directors (other than the Chairman) are set by the Board and paid in regular instalments

•   The non-executive directors who are not employees of our Principal Shareholders are also eligible to receive annual RSU awards with a grant date value not to exceed $220,000, which will vest in full on the earlier of the first anniversary of the date of grant or the AGM.

•   Fees are set within the range of comparative board and committee fees, benchmarked against the peer group. Average increases will typically be in alignment with the market.

•   Fees are constituted of an annual Board retainer plus additional fees for members and chairs of the Audit, Compensation and Nominating and Corporate Governance Committees.

N/A
Shareholding guideline

•   Shareholding guideline compliance assessed at 31 May each year

•   Unvested RSUs included

•   Non-executive directors who are not employees of our Principal Shareholders are expected to retain 100% of their after-tax shares until they meet their stock ownership guideline

		• 5 times annual Board member retainer fee	N/A

Employee context

The Compensation Committee does not consult with employees specifically on its Executive Director compensation policy and framework; however, when determining pay for Executive Directors, the Compensation Committee takes into account several data elements including but not limited to:

•	Group and individual performance;
•	annual incentive plan funding levels; and
•	market data provided by independent compensation consultant.

Consideration of shareholder views

The Compensation Committee will consider shareholder feedback in relation to the Directors’ Remuneration Report for the prior year. This feedback, as well as any additional feedback received during any other meetings with shareholders, is then considered as part of the Group’s annual review of compensation arrangements for the following year. Where any significant change is proposed, the Chair of the Compensation Committee may inform major shareholders in advance and offer a meeting to discuss.

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Annual Report on Remuneration

Single total figure of remuneration for our executive director for two financial years ended 31 December 2022 (Audited)

Name and Principal Position	Year	Base pay $000	Pension $000	Taxable benefits $000	Annual Incentive $000	Time-based RSUs awarded $000	Long-term incentive $000	Total $000	Total Fixed Remuneration $000	Total Variable Remuneration $000
Brett White(1) Executive Chairman	2022	0	0	33	0	5,000	13,364	18,397	33	18,364
	2021	950	0	40	4,000	7,500	—	12,490	990	11,500
John Forrester(2) Chief Executive Officer
	2022	939	26	54	1,965	2,650	942	6,576	1,019	5,557
Notes:
(1)	As a result of Mr. White’s Qualifying Resignation as defined under his Employment Agreement and further clarified under the Side Letter, on 1 January 2022 Mr. White had equity awards accelerate vesting of (a) time-vesting RSUs originally granted on 3 March 2018, 7 March 2019, 27 February 2020 and 25 February 2021 and (b) performance-vesting RSUs granted on 25 February 2021. The performance-vesting RSUs have been included in this table.
(2)	Base pay, Pension, Taxable benefits, and Annual Incentive for Mr. Forrester have been converted from GBP at a rate of 0.738989 for 2022, which represents the month-end rate as at 31 December 2021 to ensure consistency year-over-year and provide greater visibility into Mr. Forrester’s remuneration, excluding the effect of foreign currency rate fluctuations. If these amounts were translated at the yearly average rate of 0.811050 for 2022, the total remuneration above would have been $6,311k.

Additional information in relation to the 2022 single total figure (Audited)

Element	Explanation
Pension	Mr. Forrester receives cash in lieu of retirement benefits.
Taxable benefits	For Mr. Forrester this amount represents $23,885 for private medical, $17,862 for a car allowance, $6,800 for tax consulting services, $4,462 for health screening and $682 in life assurance benefits.
Annual incentive

Opportunity at target performance for Mr. Forrester - $2,086,635 (222% of salary);

Opportunity at maximum performance for Mr. Forrester - $4,173,270 (444% of salary) Payable in cash.

Pursuant to the Side Letter dated 31 December 2021, Mr. White did not receive a bonus for his service in 2022.

Time-based RSUs	Represents the value of 222,717 and 118,040 time-based RSUs awarded to Mr. White and Mr. Forrester, respectively, in the financial year at the share price on the date of grant of $22.45.
Long-Term incentive	This amount represents the vesting on 7 March 2022 of the performance-vesting RSUs granted on 7 March 2019, which is based on the closing share price on the date of vesting of $18.89. For Mr. White this amount also represents the accelerated vesting on 1 January 2022 of the performance-vesting RSUs granted on 25 February 2021 as a result of Mr. White’s Qualifying Resignation under his Employment Agreement and Side Letter. Mr. White’s value is based on the closing share price on the date of the vesting of $22.24.

Determination of annual incentive payment (“AIP”) amount (Audited)

The 2022 AIP was designed to be based on the achievement of two performance measures: (1) Compensation EBITDA, weighted at 75%; and (2) Compensation Fee Revenue, weighted at 25%. The performance range for the Compensation EBITDA metric was from a threshold of 70% to a maximum of 120% as measured against the relevant annual operating plan target, and the performance range for the Compensation Fee Revenue metric was from a threshold of 80% to a maximum of 110% as measured against the relevant annual operating plan target, and each with straight line interpolation between performance levels. The Compensation Committee approved the changes to the 2022 AIP design to reflect an increased focus on top-line profitable growth. The amount paid to each Named Executive Officer under the 2022 AIP was based on a funded range of 0% to 200% of the Named Executive Officer’s

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respective applicable target. The 2022 AIP design also included a +/- 20% modifier based on individual performance of goals and values/behaviors, provided that the 2022 AIP could not exceed the maximum funding cap. Further, the Compensation Committee (and the Board for the CEO) has the discretion to adjust the amount of the actual cash bonus payments to be received as it deems to be appropriate, upwards to the applicable cap or downwards to zero.

“Compensation EBITDA” means Adjusted EBITDA further adjusted for (x) currency rate fluctuations, (y) certain government subsidiaries and (z) certain other one-time items outside of our control. “Compensation Fee Revenue” is equal to Fee Revenue adjusted for (a) currency rate fluctuations, (b) certain government subsidiaries and (c) certain other one-time items outside of our control. “Fee Revenue” means service line fee revenue, which is revenue excluding certain costs reimbursable by clients that have substantially no margin. These adjustments may be made to each performance measure at the discretion of the Compensation Committee (and the Board for the CEO) to ensure that the achievement reflects underlying performance of the Group. The Compensation Committee and the Board believe that Compensation Fee Revenue and Compensation EBITDA are good measures of financial performance.

	Threshold	Target	Maximum	Actual
Compensation EBITDA	$707m	$1.010b	$1.212b	$963m
Compensation Fee Revenue	$5.831b	$7.289b	$8.018b	$7.460b
Bonus payable (% of target)	0%	100%	200%	94.2%
Bonus payable to Mr. Forrester	$0	$2,086,635	$4,173,270	$1,965,610

As shown in the table above, for 2022 the actual achieved Compensation EBITDA was $963 million, or 95.4% of target, resulting in a funding level of 84.5% The actual achieved Compensation Fee Revenue in 2022 was $7.460 billion, or 102.4% of target, resulting in a funding level of 123.5%. This resulted in a funded amount of 94.2% of the AIP target and a payout to Mr. Forrester in the amount of $1,965,610. Pursuant to his Side Letter, Mr. White was not eligible to receive a bonus for his service in 2022.

Determination of 2019 Performance-vesting (Audited)

On 1 March 2022, the Compensation Committee determined the payout for the performance-vesting RSU grants issued to the Named Executive Officers in March 2019. The calculation was based (a) 50% on Adjusted EBITDA Margin Accretion, measured as the average of three separate years of performance (2019, 2020 and 2021), and (b) 50% on Relative TSR, measured on a cumulative basis over a measurement period commencing in March 2019 and ending in February 2022. For each performance metric, targets were established at the time of grant and the payout ranged from 0% to 150% of target. Each performance metric also includes a minimum threshold. If actual performance was less than the minimum threshold level, the payout will be 0% for that metric. The payout for each metric is linearly interpolated for performance between the minimum threshold and target and also for performance between the target and maximum. The 2022 calculation resulted in a payout level of 89% of the target for the 2019 performance-vesting RSUs.

Adjusted EBITDA Margin Accretion	Threshold	Target	Maximum	Actual EBITDA Margin	Actual Achievement
Performance Year
2019 (yr 1)	11.08%	11.28%	11.48%	11.32%	110%
2020 (yr 2)	10.32%	11.32%	12.32%	8.2%	0%
2021 (yr 3)	7.2%	8.2%	9.2%	12.7%	150%
THREE YEAR AVERAGE					87%

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Relative TSR	Threshold	Target	Maximum	Actual Results	Actual Achievement
Performance Year
3-year cumulative result (March 2019 – Feb 2022)	25th Percentile	50th Percentile	75th Percentile	46th Percentile	92%

Aggregate Weighted Payout	Weight	Metric Payout of Target	Weighted Payout
Adjusted EBITDA Margin Accretion	50%	87%	43%
Relative TSR	50%	92%	46%
AGGREGATE WEIGHTED PAYOUT			89%

The amounts earned by Mr. White and Mr. Forrester are reflected in the table below and were delivered on 7 March 2022.

	2019 Performance- Vesting RSUs at Target	Aggregate Weighted Payout	Shares Vesting
Brett White	84,033	89%	74,789
John Forrester	56,022	89%	49,860

Single total figure of remuneration for non-executive directors (Audited)

Non-executive directors who are not employees of our Principal Shareholders receive compensation consisting of fees and equity awards. They do not participate in any of the Group’s incentive arrangements, nor do they receive any benefits.

Prior to 1 July 2022, each non-executive director who is not an employee of our Principal Shareholders is eligible to receive an annual cash retainer of $90,000, plus additional cash retainers for serving as a member or the chair of the Audit, Compensation and Nominating and Corporate Governance Committees. Based on the results of a market study regarding director compensation, effective 1 July 2022 the annual cash retainer was increased to $100,000, and the annual cash retainer for chairing the Audit Committee was increased as well. Additionally, prior to 2022, each non-executive director who is not an employee of our Principal Shareholders is eligible to receive an annual RSU award with a grant date value of $170,000, which will vest in full on the earlier of the first anniversary of the date of grant or the annual general shareholder meeting (the “AGM”). Based on the results of a market study regarding director compensation, effective 5 May 2022, the amount of the annual RSU award grant was increased to $180,000. All awards granted in 2022 were granted under our Amended & Restated 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan.

Non-executive director	Fees(1) $000 2022	Fees(1) $000 2021	Equity Awards(2) $000 2022	Equity Awards(2) $000 2021	Total $000 2022	Total $000 2021
Jonathan Coslet(3)	—	—	—	—	—	—
Timothy Dattels(3)	—	—	—	—	—	—
Anthony Miller(3)	—	—	—	—		—
Lincoln Pan(3)	—	—	—	—	—	—
Billie Williamson	130	120	180	170	310	290
Jodie McLean	110	104	180	170	290	274
Richard McGinn(4)	85	110	180	170	265	280
Angelique Brunner	110	104	180	170	290	274
Angela Sun(5)	102	15	180	87	282	102
Notes:
(1)	Fees are pro-rated to reflect the number of days worked in the financial year.
(2)	Equity awards vest on the earlier of the first anniversary of the date of grant or the date of the next Annual Shareholders Meeting.
(3)	These Directors represent our Principal Shareholders and do not receive fees.
(4)	Mr. McGinn was a member of the Board during 2022 through his resignation on 4 August 2022. Mr. McGinn was a member of the Audit Committee and the Compensation Committee until his resignation. Mr. McGinn was granted equity awards in May 2022, but they were forfeited at the time of his resignation.
(5)	Ms. Sun was appointed to our Audit Committee on 5 May 2022.

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Total pension entitlements (Audited)

None of the directors has a prospective entitlement to a defined benefit pension by reason of the provision of qualifying services to the Group.

Scheme interests awarded during 2022 (Audited)

We provide long-term incentive compensation because we believe it promotes long-term growth and profitability by aligning the interests of our Executive Directors with the interests of our shareholders and by encouraging retention.

At the beginning of each year, the Compensation Committee (and the Board for the Executive Chairman and CEO) determines the target and type of equity award to be delivered to our Executive Directors. In 2022, our long-term incentive program consisted of a combination of 50% time-vesting RSUs and 50% performance-vesting RSUs, to balance performance and retention objectives.

The following scheme interests were awarded to Mr. White, our Executive Chairman and Mr. Forrester, our Chief Executive Officer in 2022.

Principal Name	Date of grant	Type of interest	Basis of award	No of shares	Face value $(1)	Threshold vesting	End of performance period(2),(3)
Brett White	24 February 2022	Time-vesting RSUs	Fixed value	222,717	4,999,997	—	—
	24 February 2022	Performance- vesting RSUs	Fixed value	445,434	9,999,993	50%	See below
John Forrester	24 February 2022	Time-vesting RSUs	Fixed value	118,040	2,649,998	—	—
	24 February 2022	Performance- vesting RSUs	Fixed value	236,080	5,299,996	50%	See below
Notes:
(1)	The face value of time-vesting RSUs calculated based on the underlying shares and the closing stock price on the date of grant of $22.45 per share. The face value of the performance-vesting RSUs calculated based on assumed maximum performance of 200% and the closing stock price on the day of grant of $22.45.
(2)	Time-vesting RSUs vest in equal instalments over three years, subject to continued employment, with the first vesting scheduled to occur on 24 February 2023.
(3)	The performance-vesting RSUs vest following the three-year performance period, subject to continued employment, on the basis of conditions relating to Adjusted EBITDA Margin Performance and Adjusted EBITDA Growth as set out below.

For the 2022 performance-vesting RSUs, payouts are based 50% on a target Adjusted EBITDA Margin Performance metric, and 50% on a target Adjusted EBITDA Growth metric. Adjusted EBITDA Margin Performance is a measure of profitability obtained by dividing Compensation EBITDA by Compensation Fee Revenue (both terms defined above). Adjusted EBITDA Growth is a measure of achievement of the Group’s Compensation EBITDA for a certain fiscal year as compared to the prior year’s Compensation EBITDA. Each performance metric will be measured each year and averaged over the three-year performance period (2022, 2023 and 2024), provided that if the cumulative Adjusted EBITDA Growth of the Group is negative over the entire performance period, the total number of performance-vesting RSUs that become vested for such metric shall not exceed 100% of target. For each performance metric, payout ranges from 50% to 200% of target. Each metric also includes a minimum threshold. If actual performance for that metric is less than the minimum threshold level, the payout will be 0% for that metric. The payout for each metric is linearly interpolated for performance between the minimum threshold and target and also for performance between the target and maximum. Further, a +/- 20% relative total shareholder return (“TSR”) modifier shall be applied to each performance metric, with the relative TSR multiplier to be measured on a cumulative basis over the 3-year performance period. Relative TSR is the Group’s total shareholder return relative to the companies in the Russell 2000. No positive modifier may be applied if the Group’s TSR over the performance period is negative. No performance-vesting RSU awards may vest until the end of the full three-year performance period, subject to the executive’s continued employment through the end of the performance period, subject to certain limited exceptions. For the 2022 performance-based vesting RSUs that are based on Adjusted EBITDA Margin Performance and Adjusted EBITDA Growth, specific details related to the financial targets will not be released due to their commercial sensitivity. Results of financial data will be released as they become publicly available.

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Payments to past directors (Audited)

There were no payments to past directors during 2022.

Payments for loss of office (Audited)

There were no payments for loss of office paid to directors during 2022.

Directors’ shareholdings and share interests (Audited)

Executive Director’s Share Interests (Audited)

Mr. White and Mr. Forrester are subject to our shareholding requirement (e.g., six times salary for CEO) which includes unvested RSUs subject to continued service. Based on the share price at the financial year end of $12.46 their share ownership exceeded this requirement by a significant margin.

	Cushman & Wakefield plc shares as at 31 December 2022
Principal Name	Shares held outright	RSUs subject to continued service	RSUs subject to performance(1)	Options Subject to continued service	Options that have vested but not been exercised
Brett White	1,327,077	222,717	1,233,012	0	0
John Forrester	253,470	305,979	508,705	0	585,000
Notes:
(1)	The RSUs subject to performance-vesting are listed above based on assumed maximum performance, which for 2020 and 2021 is 150% and for 2022 is 200%.

Over the course of the year Mr. White exercised 26,630 stock options as detailed in the table below:

Date of Exercise	# of Options Exercised	FMV on Exercise	Exercise Price	Value Realized on Exercise
15/02/2022	26,630	$21.9427	$10.00	$318,034

Over the course of the prior year Mr. White exercised 37,478 stock options as detailed in the table below:

Date of Exercise	# of Options Exercised	FMV on Exercise	Exercise Price	Value Realized on Exercise
5/14/2021	18,208	$18.85	$10.00	$161,141
7/1/2021	11,310	$17.03	$10.00	$79,509
10/1/2021	7,960	$18.73	$10.00	$69,491
Total				$310,141

Over the course of the year Mr. Forrester exercised 15,000 stock options as detailed in the table below:

Date of Exercise	# of Options Exercised	FMV on Exercise	Exercise Price	Value Realized on Exercise
15/06/2022	15,000	$14.86	$10.00	$72,900

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Non-executive directors who are not employees of our Principal Shareholders must hold 100% of their after-tax shares until they meet their stock ownership guideline of five times their annual cash retainer. Share interests held by the non-executive directors (including holdings by connected persons) at the end of the year (or earlier retirement from the Board) are shown below:

	Cushman & Wakefield plc shares held at 31 December 2022		Shareholding
Non-executive director	Shares held outright	RSU awards(1)	guideline met
Jonathan Coslet	—	—	N/A
Timothy Dattels	—	—	N/A
Lincoln Pan	—	—	N/A
Anthony Miller	—	—	N/A
Billie Williamson	40,449	9,896	Yes
Jodie McLean	38,280	9,896	Yes
Richard McGinn(2)	33,077	0	Yes
Angelique Brunner	23,007	9,896	Yes
Angela Sun	4,755	9,896	No
Notes:
(1)	Non-executive directors who are not employees of our Principal Shareholders received an RSU award annually of $180,000. Ms. Williamson, Ms. McLean, and Ms. Brunner received awards on 5 May 2022 at a share price of $18.19.
(2)	Mr. McGinn was a member of the Board during 2022 through his resignation on 4 August 2022. Mr. McGinn was a member of the Audit Committee and the Compensation Committee until his resignation. Mr. McGinn was granted equity awards in May 2022, but they were forfeited at the time of his resignation.

Dates of directors’ employment agreements and letters of appointment

Our business and affairs are managed under the direction of the Board. Mr. Forrester joined the board on 1 January 2022 in connection with his appointment as our Chief Executive Officer. Richard McGinn resigned from the Board on 4 August 2022. Thus, the Board is currently comprised of ten Directors. Our Articles of Association provide that the Board will have a minimum of five and maximum of eleven Directors.

Executive Director	Employment agreement commencement date	Date employment agreement terminates
Brett White	16 March 2015	31 December 2023
John Forrester	31 December 2018	Mutually agreed upon date

The Group and Cushman & Wakefield Global, Inc. are party to an amended and restated employment agreement with Mr. White, effective as of 27 August 2020 (the “Employment Agreement”), with a term extending through 31 December 2023. The employment agreement was approved by the Board to provide for continued implementation of the Group’s strategy and better continuity of management. To the extent he meets certain continued service requirements, Mr. White will be entitled to an annual long-term incentive award of RSUs with a grant date fair value between $10,000,000 and $15,000,000 in March of each of 2021, 2022 and 2023. The RSUs will vest over a three-year vesting period, with 50% of the RSUs also subject to the achievement of certain performance-based vesting conditions, which will be determined and approved by the Board as of the grant date and set forth in the applicable grant agreement, and, in all cases, subject to the provision of continued services or transition obligations in the event Mr. White resigns as CEO in certain circumstances.

On 31 December 2021, the Group and Cushman & Wakefield Global, Inc. entered into a side letter agreement (the “Side Letter”) with Mr. White, in connection with Mr. White’s previously announced resignation as Chief Executive Officer of the Group. Pursuant to the terms of the Side Letter, Mr. White’s resignation is confirmed as a Qualifying Resignation as defined under the Employment Agreement, which Qualifying Resignation accelerates and vests certain of Mr. White’s equity awards in accordance with the terms of the Employment Agreement. Following the Qualifying Resignation, Mr. White will continue to serve as our Executive Chairman and as a member of the Board of Directors. Following the Qualifying Resignation, the Group has no obligation to provide any additional salary or bonus to Mr. White, except

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	B-18

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that he remains eligible to receive his annual cash incentive bonus for the 2021 calendar year. Mr. White will remain entitled to his RSU grants in 2022 and 2023. The Side Letter also extends the restrictive covenants in the Employment Agreement to apply to Mr. White through June 30, 2025; however, Mr. White is permitted to participate in certain non-competitive activities outside of the Group.

In connection with his appointment as our Chief Executive Officer, the Group and Cushman & Wakefield Debenham Tie Leung Limited entered into a new employment agreement with Mr. Forrester, effective as of 1 January 2022 (the “Forrester Employment Agreement”), which supersedes his prior employment agreement in its entirety. The Forrester Employment Agreement provides that Mr. Forrester’s role as Chief Executive Officer of the Group was effective as of 1 January 2022. Mr. Forrester is a citizen of the United Kingdom and will be paid in British pound sterling. The Forrester Employment Agreement provides for an annual base salary of £693,900, subject to periodic review and possible increase by the Board based on individual and Group performance and may not be reduced without Mr. Forrester’s written consent. Mr. Forrester will also be eligible to receive an annual cash bonus with a target amount equal to £1,542,000 (and a maximum annual bonus opportunity equal to 200% of such target amount) and is eligible to receive, in the Board’s discretion, an annual grant of RSUs with a target grant date fair value of $5,100,000 each year during which Mr. Forrester remains employed with the Group as Chief Executive Officer, subject to Mr. Forrester’s continued employment as our Chief Executive Officer as of the grant date. The RSUs awarded to Mr. Forrester in his capacity as Chief Executive Officer shall vest over a three-year period, with 50% of such RSUs also subject to performance-based vesting conditions, which performance-vesting RSUs will vest and be earned, if at all, upon the Group’s achievement of the applicable performance-vesting conditions at the end of the three-year performance period. Under the Forrester Employment Agreement, Mr. Forrester may also designate an external tax consultant to assist in the preparation and submission of his United Kingdom and United States income tax returns at the Group’s expense with respect to (a) each taxable year during which he is or was employed by the Group as our Chief Executive Officer and (b) each subsequent year following his termination (other than for cause) in which he incurs any residual taxable income and/or there are foreign tax credits as a result of his employment with us as our Chief Executive Officer, generally subject to a maximum cost of £10,000 per year, exclusive of VAT. Upon certain terminations of employment, Mr. Forrester will be eligible to receive severance benefits as set forth in both the Forrester Employment Agreement and the A&R Severance Plan.

The Board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual general meeting of shareholders. Mr. White, Ms. McLean and Ms. Williamson serve as Class II directors with a term expiring at the Annual Meeting. Mr. Forrester, Mr. Dattels, Mr. Pan and Ms. Sun serve as Class III directors with a term expiring in 2024. Ms. Brunner, Mr. Coslet and Mr. Miller serve as Class I directors with a term expiring in 2025. Upon the expiration of the term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

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TSR chart and CEO pay table

For the purposes of the TSR chart below, the Russell 2000 index has been chosen as the broad equity market index against which to compare the Total Shareholder Return of Cushman & Wakefield plc as Cushman is included in this index.

Chief Executive Officer	2022 ‘000s
Single total figure	$6,576
% of maximum AIP	47.1%
% of maximum performance-vesting LTIP	59.3%

Percentage change in remuneration of directors and employees

The table below shows the percentage change in salary, benefits and bonus for Mr. White and Mr. Forrester, Non-Employee Directors and the Group’s global employees between 2020 and 2022.

% change from 2019 to 2020	Salary / Retainer	Benefits	Bonus
Brett White	Nil	Nil	-53.5%
Billie Williamson	5%	NA	NA
Jodie McLean	2%	NA	NA
Richard McGinn	23%	NA	NA
Angelique Brunner	NA	NA	NA
Angela Sun	NA	NA	NA
Employees	5.5%	-1.3%	-20.1%

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	B-20

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% change from 2020 to 2021	Salary / Retainer	Benefits	Bonus
Brett White	Nil	Nil	300%
Billie Williamson	Nil	NA	NA
Jodie McLean	3%	NA	NA
Richard McGinn	3%	NA	NA
Angelique Brunner	52%	NA	NA
Angela Sun	NA	NA	NA
Employees	2%	16%	32%

% change from 2021 to 2022	Salary / Retainer	Benefits	Bonus
Brett White	Nil	Nil	NA
John Forrester	Nil	-20%	-20%
Billie Williamson	8%	NA	NA
Jodie McLean	6%	NA	NA
Richard McGinn	NA	NA	NA
Angelique Brunner	6%	NA	NA
Angela Sun	53%	NA	NA
Employees	-18%	-11%	-70%

CEO pay ratio

Year	Method	25th percentile ratio	Median ratio	75th percentile ratio
2022	Option A	147:1	105:1	65:1
2021	Option A	237:1	160:1	94:1
2020	Option A	164:1	119:1	78:1
2019	Option A	164:1	114:1	68:1

Y25, Y50 and Y75 represent the pay and benefits (calculated on the same methodology as the single total figure) for the employees at the 25th, 50th and 75th percentiles.

Option A has been chosen because it is the most statistically accurate methodology. We identified the 25th, 50th and 75th population based on the employee population as of 31 December 2022. In identifying the employees at the 25th, 50th and 75th percentiles, we have annualized the compensation for employees who were not in employment with the Group for the whole of the financial year.

The pay at each quartile is set out in the table below:

	25th Percentile		Median		75th Percentile
	Total Pay	Of Which is Salary	Total Pay	Of Which is Salary	Total Pay	Of Which is Salary
2022	$58,227	$44,656	$82,028	$63,600	$131,810	$99,460

Our CEO pay ratio statistics decreased from the previous year due to the transition of CEO from Mr. White to Mr. Forrester.

The median ratio represents the Group’s pay and progression policies.

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	B-21

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Relative importance of spend on pay

The overall spend on pay in 2021 and 2022 and the change in spend is shown below. No dividends were paid in either year. The year-over-year decrease in spend can be attributed to decreased employee costs and below target annual cash incentives during the period.

	Overall spend on pay
2021 ($ millions)	2022 ($ millions)	Change
6,787	5,857	-16%

Implementation of remuneration policy for 2023

The Board of Directors, with the assistance of our independent compensation consultant, reviews and establishes our peer group annually and uses such peer group as a reference source in its compensation deliberations. The peer group is established by evaluating companies that the Compensation Committee, with the assistance of our independent compensation consultant, believes are comparable to us with respect to industry segment, business profile and various financial criteria. Our 2022 peer group was approved by our Compensation Committee in May 2022. The changes from our 2021 peer group were as follows: i) CACI International, Robert Half International and Kelly Services were each removed, and (ii) Fluor Corporation, Anywhere Real Estate, Inc. (f/k/a Realogy Holdings Corp.), ManpowerGroup Inc. and Vornado Realty Trust were each added. The Compensation Committee approved these changes because it believes Fluor’s expertise in project management and engineering, and the real estate focus of Realogy and Vornado, align closer with the Group’s operations and management competencies than CACI’s IT business. Further, the removal of two smaller staffing firms (Kelly Services and Robert Half) and the addition of a larger one (Manpower) improves peer alignment from a business operations and financial scope standpoint.

In 2022, non-executive directors were eligible to receive annual cash retainers and an annual RSU award with a grant date value of $180,000 which award will vest in full on the earlier of the first anniversary of the date of grant or the annual shareholder meeting.

The salary of our Executive Directors is reviewed each year relative to market medians. Adjustments would be made if the salary is found to be low against the market. In addition, non-executive director fees are also reviewed each year relative to market data. The current rates are set out below and the Compensation Committee (and the Board for our Executive Directors) reserves the right to adjust for market alignment.

	2022	2023
Salary of Executive Chairman (Mr. White)(1)	$0	$0
Salary of Chief Executive Officer (Mr. Forrester)(2)	$938,986	$938,986
Non-executive director Board fee	$90,000	$100,000
Audit Committee member	$10,000	$10,000
Audit Committee Chair (in addition to member retainer)	$20,000	$30,000
Compensation Committee member	$10,000	$10,000
Compensation Committee Chair (in addition to member retainer)	$15,000	$15,000
Nominating and Corporate Governance Committee member	$5,000	$5,000
Nominating and Corporate Governance Committee Chair (in addition to member retainer)	$10,000	$10,000

Notes:
(1)	Mr. White served as our Executive Chairman and Chief Executive Officer for all of 2021. He resigned as our Chief Executive Officer on 31 December 2021. Pursuant to the Side Letter with Mr. White, the Group has no obligation to provide any salary to Mr. White in 2022.
(2)	Mr. Forrester salary of £693,900 based on an exchange rate of 0.738989. Mr. Forrester’s salary translated based on the yearly exchange rate of 0.811050 for 2022 would be $855,558.

Compensation Committee

The Compensation Committee shall be composed of three or four independent non-executive directors. The chair of the Compensation Committee shall be appointed by the Board. Compensation Committee members shall serve until their successors are duly appointed and qualified or until their earlier removal by the Board at any time.

The members of the Compensation Committee during the year were: Timothy Dattels (Chair), Lincoln Pan, Richard McGinn, and Jodie McLean, all of whom are independent. Mr. McGinn was a member of the Board during 2022 through his resignation on 4 August 2022. Mr. McGinn was also a member of the Compensation Committee until his resignation.

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	B-22

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The primary responsibilities of the Compensation Committee are:

•	reviewing and recommending to the Board for approval the corporate goals and objectives relevant to the compensation of our CEO; evaluating the performance of our CEO in light of those goals and objectives; and recommending to the Board for approval the compensation of our CEO based on that evaluation;
•	reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers (other than the CEO); evaluating the performance of our executive officers (other than the CEO) in light of those goals and objectives; and determining the compensation of our executive officers (other than the CEO) based on that evaluation;
•	reviewing and approving policies and guidelines related to the compensation of our executive officers and directors; and
•	establishing, reviewing and administering our compensation and employee benefit plans.

Independent Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers on an as-needed basis. In 2022, the Compensation Committee continued to engage Pay Governance LLC (“Pay Governance”) as its independent compensation consultant to assist it with compensation matters. Pay Governance was selected as the Compensation Committee’s external, independent compensation advisor through an RFP process conducted in 2020. The total expense for the services provided to the Compensation Committee by Pay Governance during 2022 was approximately $143,000, based on agreed hourly rates.

Pay Governance regularly attends meetings of the Compensation Committee, responds to inquiries from members of the Compensation Committee and provides analysis with respect to these inquiries. Pay Governance works collaboratively with our management to gain an understanding of our business and compensation programs to help them advise the Compensation Committee. In addition, Pay Governance regularly confers with our management to collect, analyze and present data requested by the Compensation Committee.

The Compensation Committee has asked Pay Governance to regularly provide independent advice on the following matters (among others):

•	the composition of our compensation peer group (including analyzing executive compensation levels and practices of the companies in our compensation peer group);
•	our compensation plan risk;
•	current market trends and best practices in executive and director compensation design; and
•	the overall levels of compensation and types and blend of various compensation elements.

Pay Governance does not provide any services to us other than the services provided to the Compensation Committee. Based on its internal review, the Compensation Committee has determined the recommendations of Pay Governance to be objective and independent.

Shareholder voting outcome

The resolutions on the Directors’ Remuneration Policy and the Directors’ Remuneration Report (excluding the Directors’ Remuneration Policy) received the following votes from shareholders at the Annual Shareholders’ Meeting held on 5 May 2022.

	Votes for	%	Votes against	%	Votes abstained
Policy contained in the 2021 Directors’ Remuneration Report approved at the 2022 AGM	190,899,208	95.5%	9,085,153	4.5%	37,151
2022 Directors’ Remuneration Policy approved at the 2022 AGM	198,099,451	99.0%	1,894,431	1%	27,630

Notes:
A vote abstained is not a vote in law and is not counted in the calculation of the votes ‘For’ or ‘Against’ the resolution. Votes abstained includes both votes abstained at the Annual Shareholders’ Meeting and any Broker non-votes.

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	B-23

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The Directors’ Remuneration Report has been approved by the Board, and signed on its behalf by Timothy Dattels, Chairman of the Compensation Committee.

Timothy Dattels

Chair of the Compensation Committee

31 March 2023

CUSHMAN & WAKEFIELD | 2023 PROXY STATEMENT	B-24

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Cushman & Wakefield plc

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 pm (Eastern Time) on May 10, 2023.

Online
Go to **www.investorvote.com/CWK**
or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Sign up for electronic delivery at www.investorvote.com/CWK

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2023 Annual General Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 9.

1. Election of three Class II directors to hold office until the 2026 annual general meeting of shareholders:

Nominee	For	Against	Abstain
01 - Brett White	☐	☐	☐
02 - Jodie McLean	☐	☐	☐
03 - Billie Williamson	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03S3NF

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2023 Annual Meeting Admission Ticket

2023 Annual General Meeting of Shareholders of Cushman & Wakefield plc
May 11, 2023, 9:00 a.m. (Eastern Time)
Central Park Conference Room
1290 Avenue of the Americas, 7th Floor, New York, NY 10104

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Proxy materials for the Annual General Meeting of Shareholders are available at: http://ir.cushmanwakefield.com

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CWK

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CUSHMAN & WAKEFIELD plc

Notice of the 2023 Annual General Meeting of Shareholders

Proxy Solicited by Board of Directors for the Annual General Meeting — May 11, 2023

The undersigned shareholder(s) of Cushman & Wakefield plc hereby appoint(s) John Forrester, Neil Johnston and Steven Belew, and each of them, as the undersigned's true and lawful proxies, each with the power to appoint his substitute(s), and hereby authorize(s) them to represent and to vote all of the shares of Cushman & Wakefield plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:00 a.m. (Eastern Time) on May 11, 2023 and at any adjournment or postponement thereof, upon all subjects that may properly come before such meeting, including the matters described in the proxy statement furnished with this proxy card, subject to the directions indicated on the reverse side of this card, with all the power the undersigned would possess if personally present.

Shares represented by this proxy will be voted as directed by the shareholder(s). If no such directions are indicated, this proxy will be voted FOR all the nominees listed, FOR Proposals 2 – 9 and in the discretion of the Proxies upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

(Items to be voted appear on reverse side)

C **Non-Voting Items**

Change of Address — Please print new address below.